As filed with the Securities and Exchange Commission on January 15, 1997
                                                 Registration No. 333-17717
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-4/A
                               (Amendment No. 1)
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                           WHITNEY HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)
                            ------------------------

         LOUISIANA                                       6711                                      72-6017893
(State or other jurisdiction of                (Primary Standard Industrial                       (I.R.S. Employer
 incorporation or organization)                  Classification Code Number)                      Identification No.)

                            ------------------------
                             228 St. Charles Avenue
                          New Orleans, Louisiana 70130
                                 (504) 586-7117
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive office)

   Joseph S. Schwertz, Jr., Esq.                          Copies to:                                   Copies to:
             Secretary                           Patrick J. Butler, Jr., Esq.                     Paul M. Haygood, Esq.
    Whitney Holding Corporation                   Milling, Benson, Woodward,                 Correro Fishman Haygood Phelps
   228 St. Charles Ave. - Room 622              Hillyer, Pierson & Miller, L.L.P.            Weiss Walmsley & Casteix, L.L.P.
        New Orleans, LA  70130                    909 Poydras Street, Suite 2300             201 St. Charles Avenue, 47th Floor
             (504) 586-3474                            New Orleans, LA 70112                    New Orleans, Louisiana 70170
 (Name, address, including zip code, and
  telephone number, including area code, of
             agent for service)

        Approximate Date of Commencement of Proposed Sale to the Public:
 Upon submission of the Plan of Merger described in this registration statement for the vote of shareholders of First National Bankshares, Inc.
                        -------------------------------


         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. |_|

                         ------------------------------


         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

                           WHITNEY HOLDING CORPORATION
                              CROSS REFERENCE SHEET

Item of Form S-4                                                      Location in Prospectus
----------------                                                      ----------------------

A.    Information About the Transaction

      1.   Forepart of Registration Statement and                     Cover Page
           Outside Front Cover Page of Prospectus
      2.   Inside Front and Outside Back Cover Pages                  Inside Cover; Table of Contents
           of Prospectus
      3.   Risk Factors, Ratio of Earnings to Fixed                   Summary
           Charges and Other Information
      4.   Terms of the Transaction                                   Summary; The Plan of Merger
      5.   Pro Forma Financial Information                            Unaudited Pro Forma Condensed Combined
                                                                      Financial Information
      6.   Material Contacts with the Company Being                   The Plan of Merger - Background; The Plan
           Acquired                                                   of Merger - Reasons for the Plan of Merger;
                                                                      The Plan of Merger - Recommendation of
                                                                      FNB's Board of Directors
      7.   Additional Information Required for                        *
           Reoffering by Persons and Parties Deemed
           to be Underwriters
      8.   Interests of Named Experts and Counsel                     *
      9.   Disclosure of Commission Position on                       *
           Indemnification for Securities Act Liabilities

B.    Information About the Registrant

      10.  Information with Respect to S-3 Registrants                Inside Cover; Summary; Information about
                                                                      Whitney
      11.  Incorporation of Certain Information by                    Documents Incorporated by Reference
           Reference
      12.  Information with Respect to S-2 or S-3                     *
           Registrants
      13.  Incorporation of Certain Information by                    *
           Reference
      14.  Information with Respect to Registrants                    *
           other than S-2 or S-3 Registrants

C.    Information About the Company Being Acquired

      15.  Information with Respect to S-3 Companies                  *
      16.  Information with Respect to S-2 or S-3                     Information about FNB; Documents
           Companies                                                  Incorporated by Reference


                           WHITNEY HOLDING CORPORATION
                              CROSS REFERENCE SHEET

Item of Form S-4                                                      Location in Prospectus
----------------                                                      ----------------------
      17.  Information with Respect to Companies                      *
           other than S-2 or S-3 Companies

D.    Voting and Management Information

      18.  Information if Proxies, Consents or
           Authorizations are to be Solicited
           (1)    Date, Time and Place Information                    The Meeting - General
           (2)    Revocability of Proxy                               The Meeting - Solicitation, Voting and
                                                                      Revocation of Proxies
           (3)    Dissenters' Rights of Appraisal                     Absence of Dissenters' Rights
           (4)    Persons Making Solicitation                         The Meeting - General; The Meeting -
                                                                      Solicitation, Voting and Revocation of
                                                                      Proxies
           (5)    Interests of Certain Persons in                     Summary - Interests of Certain Persons in the
                  Matters to be Acted upon; Voting                    Mergers; The Plan of Merger - Interests of
                  Securities and Principal Holders                    Certain Persons in the Mergers; Information
                  Thereof                                             About FNB - Security Holdings of Principal
                                                                      Shareholders and Management
           (6)    Vote Required for Approval                          The Meeting - Shares Entitled to Vote;
                                                                      Quorum; Vote Required
           (7)    Directors and Executive Officers;                   Information About FNB; Documents
                  Executive Compensation; Certain                     Incorporated by Reference
                  Relationships and Related
                  Transactions
      19.  Information if Proxies, Consents or                        *
           Authorizations are not to be Solicited or in
           an Exchange Offer

*Not applicable or answer is in the negative.

                  [FIRST NATIONAL BANKSHARES, INC. LETTERHEAD]



                                January 17, 1997



Dear Shareholder:


      You are cordially invited to attend a Special Meeting of Shareholders of First National Bankshares, Inc. ("FNB"), to be held in the main office of First National Bank of Houma ("FNBH"), 7910 Main Street, Houma, Louisiana, on Tuesday, February 18, 1997 at 2:00 p.m., local time.

         The purpose of the Special Meeting will be to consider and vote upon an Agreement and Plan of Merger dated October 11, 1996, as amended, among FNB,
Whitney Holding Corporation ("Whitney"), FNBH, and Whitney's wholly-owned subsidiary Whitney National Bank ("WNB") and the related Joint Agreement of Merger between FNB and Whitney (collectively, the "Plan of Merger") pursuant to which (i) FNB would merge into Whitney and each outstanding share of FNB Common Stock would be converted into shares of Whitney Common Stock on the terms stated in the Plan of Merger, and (ii) FNBH would, in due course, merge into WNB. You are urged to read the enclosed Proxy Statement-Prospectus in its entirety for a more complete description of the terms of the Plan of Merger.


     The Board of Directors of FNB has unanimously approved the Plan of Merger as being in the best interests of FNB's shareholders. The Robinson-Humphrey Company, Inc., an investment banking firm experienced in the valuation of banking institutions, has advised your Board of Directors that, in its opinion, the consideration to be received by FNB's shareholders pursuant to the Plan of Merger is fair to FNB's shareholders from a financial point of view. Upon consummation of the Plan of Merger, you would receive common stock of Whitney, one of the largest Louisiana-based bank holding companies. It is a condition to the consummation of the Plan of Merger that FNB and Whitney receive an opinion that the merger of FNB into Whitney will qualify as a tax-free reorganization for federal income tax purposes. The Board believes that FNB's merger into Whitney will enhance our ability to compete effectively in the changing economic and legal environment facing all financial institutions, while continuing to offer a broad range of banking services to the market areas currently served by FNB. Whitney's Common Stock is quoted on the NASDAQ (National Market System), providing you with the continued liquidity of owning a publicly traded security.

        The    accompanying    Notice   of    Special    Meeting    and   Proxy
Statement-Prospectus contain information about the proposed Plan of Merger. Please read carefully these materials and the documents delivered herewith and incorporated by reference herein. Copies of the documents incorporated by reference are available as indicated under the caption "Documents Incorporated by Reference."

         The Board of Directors recommends that you vote FOR the Plan of Merger and urges you to sign and date the enclosed proxy and return it promptly in the accompanying envelope in order to ensure that your vote is counted. Of course, if you attend the Special Meeting, you nevertheless may vote in person, even though you previously returned your proxy.


                                Very truly yours,



                                Jerome H. Mire
                                President and Chief Executive Officer

                         FIRST NATIONAL BANKSHARES, INC.
                                7910 Main Street
                             Houma, Louisiana 70360

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD TUESDAY, FEBRUARY 18, 1997


To the Holders of Common Stock of First National Bankshares, Inc.:


      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of First National Bankshares, Inc. ("FNB") will be held at the main office of its wholly-owned subsidiary, First National Bank of Houma ("FNBH"), 7910 Main Street, Houma, Louisiana on Tuesday, February 18, 1997 at 2:00 p.m., local time, for the following purposes:


         1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated October 11, 1996, as amended, between Whitney Holding Corporation ("Whitney"), Whitney National Bank, FNB, and FNBH and the related Joint Agreement of Merger between FNB and Whitney, copies of which are attached to the accompanying Proxy Statement-Prospectus as Appendix A and incorporated herein by reference (collectively, the "Plan of Merger") pursuant to which, among other things: (a) FNB would merge into Whitney, as a result of which FNBH would become a wholly-owned subsidiary of Whitney and each outstanding share of common stock of FNB would be converted into shares of Whitney common stock as determined in accordance with the terms of the Plan of Merger and (b) FNBH would, in due course, merge into Whitney National Bank, a wholly-owned bank subsidiary of Whitney, all as more fully described in the attached Proxy Statement-Prospectus.

         2. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.


     Only shareholders of record at the close of business on January 8, 1997, are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.


         Shareholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, you are urged to complete, date and sign the enclosed proxy and to return it promptly.

                                    By order of the Board of Directors




                                    Sharon T. Roppolo
                                    Secretary
Houma, Louisiana
   January 17, 1997



--------------------------------------------------------------------------------


                                I M P O R T A N T
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER THAT YOU HOLD. PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POST-PAID ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF FNB OR BY EXECUTION OF A PROXY OF A LATER DATE FILED WITH THE SECRETARY OF FNB AT OR BEFORE THE MEETING.
--------------------------------------------------------------------------------

                         FIRST NATIONAL BANKSHARES, INC.
               PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD TUESDAY, FEBRUARY 18, 1997


                           WHITNEY HOLDING CORPORATION
                                   PROSPECTUS
                           Common Stock, No Par Value


      This Proxy Statement-Prospectus is being furnished to holders of common stock, par value $2.50 per share ("FNB Common Stock"), of First National Bankshares, Inc. ("FNB") in connection with the solicitation of proxies by FNB's Board of Directors for use at a Special Meeting of Shareholders of FNB (the "Meeting") to be held on Tuesday, February 18, 1997 at 2:00 p.m., local time, at the main office of First National Bank of Houma ("FNBH"), 7910 Main Street, Houma, Louisiana, and at any adjournment or postponement thereof. The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated October 11, 1996, as amended, between Whitney Holding Corporation ("Whitney"), Whitney National Bank ("Whitney Bank"), FNB, and FNBH and the related Joint Agreement of Merger between FNB and Whitney (collectively, the "Plan of Merger"). The Plan of Merger provides for, among other things, the merger of FNB into Whitney (the "Company Merger") and the merger of FNBH into Whitney Bank. Upon consummation of the Company Merger, each outstanding share of FNB Common Stock would be converted into shares of common stock, no par value, of Whitney ("Whitney Common Stock") in the manner described herein, with cash being paid for any fractional share interests. See "The Plan of
Merger-Description of the Plan of Merger--Conversion of Common Stock." Consummation of the Company Merger requires the approval of the holders of at least two-thirds of the shares of FNB Common Stock present at the Meeting in person or by proxy and is also subject to the satisfaction of certain other conditions, including obtaining necessary regulatory approvals.


         Whitney has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 1,438,596 shares of Whitney Common Stock that may be issued upon consummation of the Company Merger, as determined on the basis of the pricing formula described herein. The actual number of shares of Whitney Common Stock to be issued will be determined in accordance with the terms of the Plan of Merger. See "The Plan of Merger -
   Description of the Plan of Merger -- Conversion of Common Stock." This Proxy Statement-Prospectus constitutes a prospectus of Whitney relating to the shares of Whitney Common Stock that are issuable to the holders of FNB Common Stock upon consummation of the Company Merger.

         This Proxy Statement-Prospectus, and the accompanying Notice of Special Meeting and form of proxy, are being first mailed to shareholders of FNB on or about January 17, 1997.


          The outstanding shares of Whitney Common Stock are, and the shares of Whitney Common Stock offered hereby will be, included for quotation on the NASDAQ National Market System. The outstanding shares of FNB Common Stock are listed and traded on the American Stock Exchange, Inc. (the "AMEX"). The closing price per share of Whitney Common Stock on the NASDAQ National Market System on January 8, 1997 was $35.00 and the closing price per share of FNB Common Stock on the AMEX on January 8, 1997 was $19.625.

                  -------------------------------------------
THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PROPOSED COMPANY MERGER HAVE
   NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCU-
            RACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   -----------------------------------------
            This Proxy Statement-Prospectus is dated January 16, 1997.

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Proxy Statement-Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Whitney or FNB. This Proxy Statement-Prospectus shall not constitute an offer to sell or exchange or the solicitation of an offer to purchase any security, or the solicitation of a proxy, nor shall there be any such sale, exchange or solicitation in any jurisdiction in which, or to any person to whom, it is unlawful to make such an offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Whitney or FNB since the date hereof.

         All information contained or incorporated by reference herein with respect to FNB has been provided by FNB, and Whitney is relying on the accuracy of that information. All information contained or incorporated by reference herein with respect to Whitney has been provided by Whitney, and FNB is relying on the accuracy of that information.

                              AVAILABLE INFORMATION

         Each of Whitney and FNB is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by Whitney and FNB, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and they are also available to the public at the web site maintained by the Commission at "http://www.sec.gov." In addition, such reports, proxy statements and other information concerning FNB can be inspected at the offices of the AMEX, the stock exchange on which FNB Common Stock (Symbol: FNH) is traded, 86 Trinity Place, New York, New York 10006. Whitney Common Stock is included for quotation on the NASDAQ National Market System (Symbol: WTNY), and such reports, proxy statements and other information concerning Whitney can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         Whitney has filed with the Commission a Registration Statement on Form S-4 ("Registration Statement") under the Securities Act with respect to the Whitney Common Stock offered by this Proxy Statement-Prospectus. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Statements contained in this Proxy Statement-Prospectus as to the contents of any documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information with respect to Whitney and the transactions described herein, reference is made to the Registration Statement, including the exhibits thereto and any documents incorporated by reference therein.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the Commission by Whitney pursuant to the Exchange Act are incorporated by reference into this Proxy Statement-Prospectus:

         1. Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 10-K);

         2. Whitney's Form 10-K/A (Amendment No. 1 to the 1995 10-K) filed with the Commission on July 3, 1996;

         3. Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996;

         4. Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996;

         5. Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996;

         6. Whitney's Current Report on Form 8-K filed with the Commission on January 19, 1996 (the "Form 8-K");

         7. Whitney's Current Report on Form 8-K filed with the Commission on January 26, 1996;

         8. Whitney's Current Report on Form 8-K filed with the Commission on March 25, 1996 (the "March 8-K");

         9. Whitney's Form 8-K/A (Amendment No. 1 to the March 8-K) filed with the Commission on May 21, 1996; and

         10. The description of Whitney common stock set forth in Whitney's registration statement under the Exchange Act, as updated and modified in its entirety by the Form 8-K (File No. 0-1026).

         The following documents previously filed with the Commission by FNB pursuant to the Exchange Act are incorporated by reference into this Proxy Statement-Prospectus:

         1. FNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         2. FNB's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

         3. FNB's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

         4. FNB's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;

         5. FNB's Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 1994; and

         6. FNB's Amended Quarterly Reports on Forms 10-Q/A for the quarters ended March 31, June 30, and September 30, 1995.

         All documents filed by Whitney pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the date of the Meeting described herein shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date of their filing. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST, IF FILED BY WHITNEY, FROM EDWARD B. GRIMBALL, CHIEF FINANCIAL OFFICER, WHITNEY HOLDING CORPORATION, 228 ST. CHARLES AVENUE, NEW ORLEANS, LOUISIANA 70130 (TELEPHONE (504) 586-7252), AND, IF FILED BY FNB, FROM SHARON T. ROPPOLO, SECRETARY, FIRST NATIONAL BANKSHARES, INC., P.O. BOX 6096, HOUMA, LOUISIANA 70361 (TELEPHONE (504) 853-7410). IN ORDER TO ENSURE TIMELY
   DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 10,
   1997. Whitney hereby undertakes to provide copies of any such documents, other than exhibits thereto that are not specifically incorporated by reference therein, without charge to each person, including any beneficial owner of FNB Common Stock, to whom this Proxy Statement-Prospectus is delivered, upon the written or oral request of such person to Whitney's Chief Financial Officer at the address and telephone number written above.

                                TABLE OF CONTENTS


SUMMARY......................................................................iii
         Parties to the Company Merger.......................................iii
                  Whitney  ..................................................iii
                  FNB      ..................................................iii
         The Special Meeting.................................................iii
                  General  ..................................................iii
                  Purpose of the Meeting......................................iv
         Vote Required........................................................iv
         Reasons for the Plan of Merger.......................................iv
         Recommendation of FNB's Board of Directors...........................iv
         Fairness Opinion of Robinson-Humphrey................................iv
         The Plan of Merger...................................................iv
                  General  ...................................................iv
                  Exchange of Certificates.....................................v
                  Regulatory Approvals and Other Conditions to Consummation
                  of the Company Merger.......................................vi
                  Waiver, Amendment and Termination...........................vi
         Accounting Treatment.............................................vi
         Certain Federal Income Tax Consequences.............................vii
         Absence of Dissenters' Rights.......................................vii
         Interests of Certain Persons........................................vii
         Market Prices.......................................................vii
         Comparative Rights of Shareholders..................................vii
         Selected Financial Data of FNB.....................................viii
         Selected Financial Data of Whitney...................................ix
         Comparative Per Share Data............................................x
THE MEETING....................................................................1
         General  .............................................................1
         Purpose of the Meeting................................................1
         Shares Entitled to Vote; Quorum; Vote Required........................1
         Solicitation, Voting and Revocation of Proxies........................1
         Employee Stock Ownership Plan.........................................2
THE PLAN OF MERGER.............................................................2
         General  .............................................................2
         Background............................................................2
         Reasons for the Plan of Merger........................................4
                  General  ....................................................4
                  Whitney  ....................................................4
                  FNB      ....................................................4
         Recommendation of FNB's Board of Directors............................5
         Fairness Opinion of The Robinson-Humphrey Company, Inc................5
                  General  ....................................................5
                  Valuation Methodologies......................................6
                  Compensation of Robinson-Humphrey............................7
         Description of the Plan of Merger.....................................7
                  General  ....................................................7
                  Conversion of Common Stock...................................7
                  Exchange of Certificates.....................................9
                  Transfer and Exchange Agents.................................9
                  Regulatory Approvals and Other Conditions of the
                  Company Merger...............................................9
                  Effective Date..............................................10
                  Conduct of Business Prior to the Effective Date.............10

                  Waiver, Amendment and Termination...........................11
         Interests of Certain Persons.........................................12
                  Employee Benefits...........................................12
                  ESOP.    ...................................................12
                  Change in Control and Other Agreements......................12
                  Indemnification and Insurance...............................13
         Status Under Federal Securities Laws; Certain Restrictions
                  on Resales .................................................13
         Accounting Treatment.................................................14
ABSENCE OF DISSENTER'S RIGHTS.................................................14
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.......................................14
UNAUDITED PRO FORMA
   CONDENSED COMBINED FINANCIAL INFORMATION...................................15
INFORMATION ABOUT FNB.........................................................23
         Description of Business..............................................23
         Price Range of FNB Common Stock and Quarterly Dividends .............23
INFORMATION ABOUT WHITNEY.....................................................24
         General  ............................................................24
         Recent Developments..................................................24
         Market Prices of and Dividends Declared on Whitney Common Stock .....25
COMPARATIVE RIGHTS OF SHAREHOLDERS............................................25
         Description of Whitney Common Stock..................................26
         Comparison of Whitney Common Stock and FNB Common Stock..............30
                  Boards of Directors.........................................30
                  Removal of Directors........................................30
                  Preferred Stock.............................................30
                  Special Meetings of Shareholders............................31
                  Supermajority Vote Requirements.............................31
                  Reversion...................................................31
                  Indemnification Rights......................................31
LEGAL MATTERS.................................................................32
EXPERTS.......................................................................32
SHAREHOLDER PROPOSALS.........................................................32
OTHER MATTERS.................................................................32
         Appendix A-Agreement and Plan of Merger (including Amendment)...A-1 Appendix B-Fairness Opinion of The Robinson-Humphrey Company, ..B-1

                                     SUMMARY

          The following summary is not intended to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement-Prospectus, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

Parties to the Company Merger

         Whitney. Whitney Holding Corporation, a Louisiana corporation ("Whitney"), is a multi-bank holding company registered pursuant to the Bank Holding Company Act of 1956. Whitney became an operating entity in 1962 with Whitney National Bank ("Whitney Bank") as its only significant subsidiary. Whitney Bank, which has its headquarters in Orleans Parish, Louisiana, has been engaged in general banking business in the City of New Orleans since 1883. It currently operates 61 branches in south Louisiana and a foreign branch on Grand Cayman in the British West Indies. In December 1994, Whitney established the Whitney Bank of Alabama and, through this new banking subsidiary, acquired the Mobile area operations of The Peoples Bank, Elba, Alabama on February 17, 1995. Whitney Bank of Alabama operates 10 branches and one loan production office serving metropolitan Mobile and Montgomery, Alabama and the Alabama Gulf Coast region. On October 25, 1996, Whitney acquired Liberty Bank and American Bank and Trust, both of Pensacola, Florida, through mergers of those institutions into Whitney National Bank of Florida ("Whitney Bank-Florida"), a wholly-owned subsidiary of Whitney formed for that purpose. Whitney Bank-Florida operates five branches serving Pensacola, Florida and surrounding areas.

         Whitney and its subsidiaries are sometimes referred to collectively herein as "Whitney's consolidated group." At September 30, 1996, Whitney had total consolidated assets of approximately $3.5 billion and total consolidated deposits of approximately $2.7 billion. Whitney's principal executive offices are at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and its telephone number is (504) 586-7117. See "Information About Whitney."

         On November 14, 1996, Whitney entered into an Agreement and Plan of Merger with Merchants Bancshares, Inc. ("Merchants") and its majority-owned subsidiary, Merchants Bank & Trust Co. ("Merchants Bank"), pursuant to which Merchants would merge into Whitney and Whitney would acquire all of the outstanding shares of Merchants Bank through either a merger with a subsidiary of Whitney or a share exchange with Whitney. Upon consummation of these transactions, which are subject to regulatory approval and other customary conditions, the shareholders of Merchants and Merchants Bank would receive, in the aggregate, shares of Whitney common stock having a value of approximately $51.8 million, plus the amount of Merchants' retained net income after tax from October 1, 1996 through the month preceding the date of closing. Merchants has total consolidated assets of approximately $207 million. Whitney intends to account for this acquisition as a pooling of interests. See "Information About Whitney - Recent Developments."

          FNB. First National Bankshares, Inc., a Louisiana corporation ("FNB"), is a bank holding company that owns all of the outstanding stock of First
National Bank of Houma ("FNBH"). At September 30, 1996, FNB had total consolidated assets of approximately $218.6 million and total consolidated deposits of approximately $192.4 million. FNB and FNBH are sometimes referred to herein collectively as "FNB's consolidated group." FNBH, a national banking association and a wholly-owned subsidiary of FNB, is a full service commercial bank offering consumer and commercial banking services at five locations in Terrebonne Parish, Louisiana and a loan production office in New Orleans, Louisiana. FNB's and FNBH's principal executive offices are at 7910 Main Street, Houma, Louisiana 70360, and their telephone number is (504) 868-1660. See "Information about FNB."

The Special Meeting


      General. A special meeting of the shareholders of FNB (the "Meeting") will be held on Tuesday, February 18, 1997 at the time and place set forth in the accompanying Notice of Special Meeting of Shareholders. Only record holders of the common stock, $2.50 par value per share, of FNB ("FNB Common Stock") at the close of business on January 8, 1997 are entitled to notice of and to vote at the Meeting. On that date, there were 2,017,600 shares of FNB Common Stock issued and outstanding, each of which is entitled to one vote on each matter properly to come before the Meeting.

      Purpose of the Meeting. The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated October 11, 1996, as amended, between Whitney, Whitney Bank, FNB and FNBH and the related Joint Agreement of Merger between FNB and Whitney (collectively, the "Plan of Merger"), copies of which are attached hereto as Appendix A, pursuant to which, among other things, FNB will merge into Whitney (the "Company
Merger"), and, in due course, FNBH will merge into Whitney Bank (the "Bank Merger" which, together with the Company Merger, are collectively called the "Mergers"), with the result that the business and properties of FNB will become the business and properties of Whitney and shareholders of FNB will receive shares of Whitney Common Stock (and cash in lieu of fractional shares) as described below under " - The Plan of Merger." See "The Meeting - Purpose of the Meeting."


Vote Required

         The Plan of Merger must be approved by the affirmative vote of holders of at least two-thirds of the shares of FNB Common Stock present at the Meeting in person or represented by proxy. Directors and executive officers of FNB and their affiliates hold an aggregate of 735,311 shares, or approximately 36.4%, of the outstanding shares of FNB Common Stock. Of these 735,311 shares, directors and executive officers of FNB own either directly or through the FNB Employee Stock Ownership Plan or in other retirement plans an aggregate of 121,061, or approximately 6.0%, of the outstanding shares of FNB Common Stock. The directors and executive officers have agreed, subject to certain conditions, to vote these shares in favor of the Company Merger. FNB anticipates that the affiliates of its directors and executive officers will also vote in favor of the Plan of Merger. Under Louisiana law, shareholders of Whitney are not required to approve the Plan of Merger. See "The Meeting - Shares Entitled to Vote; Quorum; Vote Required."

Reasons for the Plan of Merger

         The Board of Directors of FNB believes that the approval of the Plan of Merger is in the best interests of FNB and its shareholders. In reaching its decision, the Board considered a number of factors, including FNB's and Whitney's business and prospects; the price to be received by FNB's shareholders and the premium that such price represented over the historical trading prices for FNB Common Stock; and the opinion of The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") that the consideration to be received by FNB's shareholders upon the consummation of the Plan of Merger is fair from a financial point of view. See "The Plan of Merger - Background" and "The Plan of Merger - Reasons for the Plan of Merger."

Recommendation of FNB's Board of Directors

         THE BOARD OF DIRECTORS OF FNB HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER AND RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN OF MERGER. SEE "THE PLAN OF MERGER - RECOMMENDATION OF FNB'S BOARD OF DIRECTORS."

Fairness Opinion of Robinson-Humphrey

          Robinson-Humphrey has rendered its opinion to FNB's Board of Directors that, based on and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated, the consideration to be received by FNB's shareholders under the Plan of Merger is fair to FNB and its shareholders from a financial point of view. Robinson-Humphrey's opinion is directed only to the fairness of the terms of the Plan of Merger from a financial point of view and does not constitute a recommendation to any shareholder on how to vote at the Meeting. See "The Plan of Merger - Fairness Opinion of The Robinson-Humphrey Company, Inc."


     A copy of the fairness opinion of Robinson-Humphrey dated January 16, 1997 is attached as Appendix B and should be read in its entirety.


The Plan of Merger

         General. Pursuant to the Plan of Merger, if all conditions are satisfied or waived, on the effective date of the Company Merger (the "Effective Date"), FNB will be merged into Whitney, and the separate existence of FNB will cease, and FNBH will thereby become a wholly-owned subsidiary of Whitney. Thereafter, in due course, FNBH will be merged into Whitney Bank, and the separate existence of FNBH will cease. By reason of the Company Merger, the outstanding shares of FNB Common Stock will be converted into a number of shares of common stock, no par value, of Whitney ("Whitney Common Stock") with an "Average Market Price" (as defined in the Plan of Merger) of $41,000,000, or approximately $20.32 per share of FNB Common Stock. The actual number of shares of Whitney Common Stock that will be received by an FNB shareholder by reason of the Company Merger will vary depending upon the Average Market Price of the Whitney Common Stock.


        The "Average Market Price" is defined as the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected, or for which a record date occurs) on the 20 trading days preceding the fifth trading day immediately prior to the Effective Date; provided, however, that if the Average Market Price as so calculated is less than $28.50 or greater than $36.50, the "Average Market Price" to be used in calculating the number of shares of Whitney Common Stock to be issued in the Company Merger shall be $28.50 or $36.50, as the case may be. Accordingly, if the calculation of the Average Market Price of Whitney Common Stock results in an amount equal to or greater than $36.50, then approximately 1,123,288 shares of Whitney Common Stock will be issued in the Company Merger, notwithstanding that the actual market value of those shares may be greater than $41,000,000. Conversely, if the Average Market Price of Whitney Common Stock results in an amount equal to or less than $28.50, approximately 1,438,596 shares of Whitney Common Stock will be issued in the Company Merger, notwithstanding that the aggregate value of those shares may be less than $41,000,000. On January 8, 1997, the closing trading price for a share of Whitney Common Stock was $35.00, and if such date had been the Effective Date, the Average Market Price would have been approximately $34.86.


         Inasmuch as the consideration to be paid by Whitney in the Company Merger will be based on the "Average Market Price" of Whitney Common Stock as defined in the Plan of Merger, the actual value on the Effective Date of the shares to be received by holders of FNB Common Stock in the Company Merger may be more or less than the Average Market Price of those shares as calculated in accordance with the Plan of Merger.

         In lieu of issuing any fractional share of Whitney Common Stock, each FNB shareholder who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Average Market Price.


      See "The Plan of Merger - Description of the Plan of Merger -- General" and "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock."

      For information regarding restrictions on the transfer of Whitney Common Stock received pursuant to the Plan of Merger applicable to certain of FNB's shareholders, see "The Plan of Merger - Status Under Federal Securities Laws; Certain Restrictions on Resales."


         Exchange of Certificates. Upon consummation of the Company Merger, a letter of transmittal, together with instructions for the exchange of certificates representing shares of FNB Common Stock for certificates representing shares of Whitney Common Stock, will be mailed to each person who was a shareholder of record of FNB on the Effective Date. Shareholders are requested not to send in their stock certificates until they have received a letter of transmittal and further written instructions.

         Shareholders of FNB who cannot locate their stock certificates are urged to contact promptly:

                                Sharon T. Roppolo
                          First National Bank of Houma
                                  P.O. Box 6096
                             Houma, Louisiana 70361
                                 (504) 853-7410

A new stock certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and containing an agreement to indemnify FNB and Whitney against any claim that may be made against FNB or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. FNB or Whitney may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify FNB and Whitney. See "The Plan of Merger - Description of the Plan of Merger -- Exchange of Certificates."

         Regulatory Approvals and Other Conditions to Consummation of the Company Merger. In addition to approval by the shareholders of FNB, consummation of the Company Merger is conditioned upon, among other things, (i) the accuracy on the date of closing of the representations and warranties, and the compliance with covenants, made in the Plan of Merger by each party, and the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group, (ii) the receipt by Whitney of required regulatory approvals, (iii) the receipt by Whitney of assurances that the Mergers may be accounted for as a pooling of interests, (iv) the receipt by Whitney and FNB of opinions as to the qualification of the Mergers as a tax-free reorganization under applicable law, (v) FNB's receipt of a letter from Robinson-Humphrey, dated as of the date of the Meeting, in form and substance satisfactory to FNB, confirming its fairness opinion to the Board of Directors of FNB and (vi) certain other conditions customary for agreements of this sort. The parties intend to consummate the Company Merger as soon as practicable after all of the conditions to the Company Merger have been met or waived.

          On November 22, 1996, Whitney filed an application with the Board of Governors of the Federal Reserve System (the "Reserve Board") seeking approval of the Company Merger. There can be no assurance that this approval will be obtained prior to the Meeting, or that this or the other conditions to consummation of the Company Merger will be satisfied by such date or at all. See "The Plan of Merger - Description of the Plan of Merger -- Regulatory Approvals and Other Conditions of the Company Merger."

         Waiver, Amendment and Termination. The Plan of Merger provides that each of the parties to the Plan of Merger may waive any of the conditions to its obligation to consummate the Company Merger other than approval by the shareholders of FNB, the absence of a stop order suspending the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part, the receipt of all necessary regulatory approvals, the satisfaction of all requirements prescribed by law for consummation of the Company Merger, and FNB's receipt of a letter from Robinson-Humphrey dated the date of the Meeting, in form and substance satisfactory to FNB, confirming Robinson-Humphrey's fairness opinion to the Board of Directors of FNB.

         The Plan of Merger may be amended, at any time before or after its approval by the shareholders of FNB, by the mutual agreement of the Boards of Directors of the parties to the Plan of Merger; provided that, under the Louisiana Business Corporation Law ("LBCL") any amendment made subsequent to shareholder approval of the Company Merger may not alter the amount or type of shares into which the FNB Common Stock will be converted, alter any term of the Articles of Incorporation of Whitney as the surviving corporation in the Company Merger, or alter any term or condition of the Plan of Merger in a manner that would adversely affect any shareholder of FNB.

         The Plan of Merger may be terminated at any time prior to the Effective Date (i) by the mutual consent of Whitney and FNB; (ii) in the event of a breach of any representation, warranty or covenant in the Plan of Merger that cannot be cured by the earlier of 45 days after written notice of such breach or June 30, 1997; (iii) if the Company Merger has not occurred by June 30, 1997; (iv) if FNB receives a written offer with respect to another acquisition transaction and the Board of Directors of FNB determines in good faith, after consultation with its financial advisers and counsel, that such transaction is more favorable to FNB's shareholders than the transactions contemplated by the Plan of Merger; or (v) on the basis of certain other grounds specified in the Plan of Merger. The Plan of Merger provides for a termination fee of $2,000,000 payable to Whitney if FNB terminates the Plan of Merger under the circumstances described in clause (iv) of the preceding sentence. See "The Plan of Merger - Description of the Plan of Merger -- Waiver, Amendment and Termination."

Accounting Treatment

         Whitney intends to account for the Mergers as a pooling-of-interests, and it is a condition to Whitney's obligation to consummate the Company Merger that (i) it receive certain assurances from FNB's independent public accountants that the Mergers may be accounted for as a pooling-of-interests and (ii) neither Whitney's independent public accountants nor the Securities and Exchange Commission shall have taken the position that the transactions contemplated by the Plan of Merger do not qualify for pooling-of-interests accounting treatment. See "The Plan of Merger - Accounting Treatment."

Certain Federal Income Tax Consequences

         Consummation of the Company Merger is conditioned upon receipt by Whitney and FNB of an opinion from Arthur Andersen LLP to the effect that, among other things, each of the Mergers will qualify as a tax-free reorganization under applicable law and that each FNB shareholder who receives Whitney Common Stock pursuant to the Company Merger will not recognize gain or loss except with respect to the receipt of cash in lieu of fractional shares of Whitney Common
Stock. Because of the complexity of the tax laws, each shareholder should consult his tax advisor concerning the applicable federal, state and local income tax consequences of the Company Merger. See "Certain Federal Income Tax Consequences."

Absence of Dissenters' Rights

         An FNB shareholder who objects to the Company Merger does not have "dissenter's rights" and, therefore, does not have the right to dissent from the Company Merger and have paid to him in cash by Whitney the fair cash value of his shares of FNB Common Stock.

Interests of Certain Persons

         The executive officers and members of the Board of Directors of FNB have interests in the Mergers that are in addition to their interest as shareholders of FNB. These interests include, among others, payments and other benefits to be received by one of FNB's former executive officers pursuant to an agreement with FNB and FNBH; benefits that may arise under certain "change in control" agreements among FNB, FNBH and certain of their officers; the continuation of certain employee benefits generally; and provisions in the Plan of Merger relating to indemnification of directors and officers of FNB and FNBH and continuation of directors and officers liability insurance. See "The Plan of Merger - Interests of Certain Persons."

Market Prices


      On October 10, 1996, the last trading day preceding the date that Whitney and FNB publicly announced that they had entered into the Plan of Merger, the closing sales price for a share of Whitney Common Stock, as quoted on the NASDAQ National Market System, was $33.00. No assurance can be given as to the market price of Whitney Common Stock on the Effective Date. On January 8, 1997, the closing sales price for a share of Whitney Common Stock was $35.00, and if such date had been the Effective Date, the Average Market Price would have been approximately $34.86. See "Information About Whitney - Market Prices of and Dividends Declared or Whitney Common Stock."


         The closing sales price for a share of FNB Common Stock on the AMEX was $19.625 on October 10, 1996. On January 8, 1997, the closing sales price for a share of FNB Common Stock was $19.625. No assurance can be given as to the market price of the FNB Common Stock on the Effective Date. See "Information About FNB - Price Range of FNB Common Stock and Quarterly Dividends."

Comparative Rights of Shareholders

         If the Company Merger is consummated, all shareholders of FNB will become shareholders of Whitney, and their rights will be governed by and be subject to Whitney's Articles of Incorporation and Bylaws rather than those of FNB. Whitney's Articles of Incorporation contain provisions that are different from those of FNB, some of which may have the effect of discouraging a third party from seeking to obtain control of Whitney in a transaction not approved by Whitney's Board of Directors. See "Comparative Rights of Shareholders."

Selected Financial Data of FNB

         The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1995 have been derived from FNB's audited consolidated financial statements. The selected financial data for the nine months ended September 30, 1996 and 1995 have been derived from FNB's unaudited financial statements, which, in the opinion of FNB's management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the nine-month period ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire year. The information set forth below should be read in conjunction with FNB's consolidated financial statements and notes thereto incorporated by reference herein.

                                             Nine months ended
                                               September 30                       Years ended December 31,
                                            ------------------   -----------------------------------------------------------
                                            1996        1995         1995       1994         1993        1992        1991
                                            -------    -------   -----------  ----------  ----------   --------  -----------
                                                           (In thousands, except per share data, unaudited)

Average Balance Sheet Data:
   Total assets........................    $216,623    $203,262    $204,746    $192,504    $188,473    $191,302    $197,612
   Earning assets......................     197,979     184,679     186,699     175,259     172,054     172,784     178,002
   Loans and leases, net of
     unearned income and allowance.....     111,073     100,228     102,067      83,544      83,490      77,479      69,116
   Investment securities...............      77,699      73,509      73,768      82,782      80,150      86,337      90,672
   Interest bearing deposits...........     165,309     156,709     158,441     149,655     149,577     150,999     146,797
   Noninterest bearing deposits........      28,425      28,194      28,245      27,193      25,972      25,452      23,910
   Shareholders' equity................      17,409      14,954      15,217      11,339       9,078       7,037       6,125

Income Statement Data:
   Total interest income...............     $11,323     $11,509     $15,327     $13,257     $12,322     $13,032     $15,164
   Net interest income.................       6,454       7,063       9,217       8,484       7,537       6,867       5,874
   (Provision) credit for loan losses..        (100)          0           0         500         (51)       (125)         (4)
   Non-interest income.................       1,556       1,377       1,793         676       1,563       1,711       1,534
   Non-interest expense................      (5,240)     (5,905)     (7,404)     (7,759)     (7,512)     (7,333)     (7,324)
   Net income..........................       1,768       1,683       2,393       5,880       2,118       1,120          80

Per Share Data:
   Earnings per share..................       $0.88       $0.83       $1.19       $2.91       $1.05       $0.56       $0.04
   Cash dividends per share............        0.21        0.10        0.16        0.10           -           -           -
   Book value per share, end of period.        8.92        7.85        8.43        6.90        4.97        3.82        3.16

Key Ratios:
   Net income as a percent of
     average assets....................        1.09%       1.11%       1.17%       3.05%       1.12%       0.59%       0.04%
   Net income as a percent of
     average equity....................       13.54%      15.00%      15.70%      50.94%      22.31%      14.61%       1.15%
   Net interest margin.................        4.35%       5.11%       4.94%       4.84%       4.38%       3.97%       3.30%
   Allowance for loan losses as
     a percent of loans and leases
     at period end.....................        1.61%       2.47%       1.95%       3.05%       3.43%       2.92%       3.20%
   Average equity as a percent
     of average total assets...........        8.04%       7.36%       7.43%       5.89%       4.82%       3.68%       3.10%
   Dividend payout ratio...............       23.96%      11.99%      13.49%       3.44%          -           -           -


Selected Financial Data of Whitney

         The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1995 and for the nine months ended September 30, 1996 and 1995 have been derived from the consolidated financial statements of Whitney's consolidated group and should be read in conjunction with the information concerning Whitney that has been incorporated by reference in this Proxy Statement-Prospectus. The selected financial data for the nine months ended September 30, 1996 and 1995 have been derived from Whitney's unaudited financial statements, which, in the opinion of Whitney's management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the nine-month period ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire year. Selected financial data for the years 1991 through 1995 have been restated to reflect the merger, effective March 8, 1996, of First Citizens Bankstock, Inc.
into Whitney (the "Citizens Acquisition"), which was accounted for as a pooling-of-interests.

                                        Nine months ended
                                          September 30,                            Years ended December 31,
                                    ------------------------  -----------------------------------------------------------------
                                        1996         1995         1995         1994          1993         1992         1991
                                    -----------  -----------  -----------   -----------  -----------  ------------  -----------
                                                          (In thousands, except per share data, unaudited)
Average Balance Sheet Data:
  Total assets....................   $3,443,521   $3,161,339    $3,188,930   $3,182,674   $3,117,512    $3,061,976   $3,031,841
  Total earning assets............    3,123,305    2,855,426     2,880,631    2,877,898    2,817,526     2,761,104    2,717,010
  Total loans.....................    1,661,418    1,271,942     1,321,533    1,096,672    1,056,679     1,225,546    1,450,497
  Total investment in securities..    1,437,898    1,525,965     1,505,492    1,704,687    1,637,619     1,362,006    1,096,086
  Interest bearing deposits.......    1,886,518    1,807,628     1,813,093    1,860,866    1,855,153     1,871,189    1,858,429
  Noninterest bearing deposits....      821,231      805,557       811,616      792,448      765,457       723,932      681,233
  Shareholders' equity............      374,715      335,803       339,145      298,142      239,663       193,280      184,530

Income Statement Data:
  Total interest income...........     $172,907     $156,228      $213,295     $192,750     $186,105      $195,079     $223,303
  Net interest income.............      109,294      103,625       141,428      135,247      131,424       122,321      107,314
  Provision for (reduction in)
    reserve for possible loan losses          -       (9,750)       (9,400)     (26,004)     (59,625)        4,415       46,692
  Non-interest income.............       27,232       25,083        33,205       34,175       33,216        29,557       28,341
  Non-interest expense............      (95,030)     (88,620)     (119,481)    (112,394)    (108,237)     (120,615)    (112,303)
  Net income (loss)...............       28,512       34,073        44,349       56,198       79,228        22,415       (3,181)

Per Share Data:
  Primary earnings (loss) per
     share........................      $  1.66       $ 2.02       $  2.61      $  3.39      $  4.81       $  1.37       $(0.19)
  Fully diluted earnings (loss)
    per share.....................         1.66         2.00          2.60         3.39         4.81          1.37        (0.19)
  Cash dividends per share........         0.72         0.56          0.77         0.60         0.41          0.09         0.02
  Book value per share, end of
    period........................        22.40        21.08         21.69        19.29        17.07         12.46        11.17

Key Ratios:
  Net income (loss) as a percent
     of average assets............         1.10%        1.44%         1.39%        1.77%        2.54%        0.73%       (0.10%)
  Net income (loss) as a percent
    of average equity.............        10.14%       13.53%        13.08%       18.85%       33.06%       11.60%       (1.72%)
  Net interest margin.............         4.81%        4.99%         5.05%        4.85%        4.79%        4.54%         4.06%
  Allowance for loan losses as
    a percent of loans and leases
    at period end.................         2.41%        2.58%         2.48%        3.06%        4.28%        8.74%         7.94%
  Average equity as a percent
    of average total assets.......        10.88%       10.62%        10.63%        9.37%        7.69%        6.31%         6.09%
  Dividend payout ratio...........        43.37%       28.00%        29.50%       17.70%        8.52%        6.57%            -

Comparative Per Share Data

         The following table presents certain information for Whitney and FNB on an historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma combined information is based upon the historical financial condition and results of operations of Whitney and FNB and adjustments directly attributable to the Plan of Merger based on estimates derived from information currently available. This information does not purport to be indicative of the results that would actually have been obtained if the Company Merger had been consummated on the date or for the periods indicated below, or the results that may be obtained in the future. Whitney expects to account for the Company Merger using the pooling-of-interests method applied in accordance with generally accepted accounting principles. Historical Whitney amounts for 1995 and prior periods have been restated to reflect the Citizens Acquisition. See "- Selected Financial Data of Whitney."

                                                             Historical
                                                      ------------------------       Pro Forma            FNB
                                                       Whitney          FNB         Combined(1)       Equivalent(2)
                                                      ---------       --------       -----------      --------------
Earnings per common share:

Years ended:
    December 31, 1995.........................          $2.61          $1.19           $2.56             $1.60
    December 31, 1994.........................          $3.39          $2.91           $3.48             $2.18
    December 31, 1993.........................          $4.81          $1.05           $4.59             $2.87
Nine months ended September 30, 1996..........          $1.66          $0.88           $1.65             $1.03

Dividends declared per common share:

Years ended:
    December 31, 1995.........................          $0.77          $0.16           $0.74             $0.46
    December 31, 1994.........................          $0.60          $0.10           $0.57             $0.36
    December 31, 1993.........................          $0.41              -           $0.38             $0.24
Nine months ended September 30, 1996..........          $0.72          $0.21           $0.69             $0.43

Book value per common share:

As of September 30, 1996......................         $22.40          $8.92          $21.84            $13.66
As of December 31, 1995.......................         $21.69          $8.43          $21.07            $13.17

Market value per common share:

As of October 10, 1996(3).....................         $33.00        $19.625
   As of January 8, 1997.........................      $35.00        $19.625

(1) Assuming an Average Market Price of Whitney Common Stock of $32.50 and the issuance of 1,261,538 shares of Whitney Common Stock to effect the Company Merger.
(2) The FNB Equivalent amounts are calculated by multiplying the amount in the pro forma combined column by an exchange ratio of 0.6253 at the assumed Average Market Price of $32.50.
(3) The trading day immediately preceding public announcement of the execution of the Plan of Merger. See " - Market Prices."

                       -----------------------------------

         Whitney recently completed mergers with Liberty Holding Company, its majority-owned subsidiary, Liberty Bank, and American Bank and Trust, all of Pensacola, Florida. Whitney has also entered into a definitive agreement to acquire Merchants Bancshares, Inc. and its subsidiary, Merchants Bank & Trust Co. It is intended that these transactions will be accounted for as poolings-of-interests, but they are not considered material to Whitney for purposes of presenting pro forma financial information. Therefore, information regarding these transactions is not included in the foregoing table, and Whitney historical amounts have not been restated to reflect the completed acquisitions. See "Unaudited Pro Forma Condensed Combined Financial Information."

                                   THE MEETING


General

         This Proxy Statement-Prospectus is furnished to shareholders of First National Bankshares, Inc. ("FNB") in connection with the solicitation of proxies on behalf of its Board of Directors for use at a special meeting of shareholders of FNB (the "Meeting") to be held on the date and at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, or any
   adjournment or postponement thereof.

         FNB and Whitney Holding Corporation ("Whitney") have each supplied all information included herein with respect to it and its consolidated subsidiaries. FNB and its subsidiaries are sometimes collectively referred to herein as "FNB's consolidated group" and Whitney and its subsidiaries are sometimes collectively referred to herein as "Whitney's consolidated group."

Purpose of the Meeting

         The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated October 11, 1996, as amended, between Whitney and its wholly-owned banking subsidiary, Whitney National Bank ("Whitney Bank"), on the one hand, and FNB and its wholly-owned subsidiary, First National Bank of Houma ("FNBH"), on the other, and the related Joint Agreement of Merger between Whitney and FNB (the "Company Merger Agreement" and, together with the Agreement and Plan of Merger, the "Plan of Merger"). Pursuant to the Plan of Merger,FNB will merge into Whitney (the "Company Merger"), and, in due course, FNBH will merge into Whitney Bank (the "Bank Merger," which, together with the Company Merger, are collectively called the "Mergers"). In consideration of the Company Merger, each outstanding share of common stock, $2.50 par value, of FNB ("FNB Common Stock") will be converted into a number of shares of common stock, no par value, of Whitney ("Whitney Common Stock") as described under the heading captioned "The Plan of Merger - Description of the Plan of Merger --Conversion of Common Stock."

Shares Entitled to Vote; Quorum; Vote Required

         Only holders of record of FNB Common Stock at the close of business on January 8, 1997 are entitled to notice of and to vote at the Meeting. On that date, there were 2,017,600 shares of FNB Common Stock outstanding, each of which is each entitled to one vote on each matter properly brought before the Meeting.

         With respect to consideration of the Plan of Merger and any other matter properly brought before the Meeting, the presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of FNB Common Stock is necessary to constitute a quorum. The Plan of Merger must be approved by the affirmative vote of the holders of two-thirds of the shares of FNB Common Stock present in person or represented by proxy at the Meeting. Abstentions and broker non-votes will have the effect of votes against the Plan of Merger. Broker non-votes will be counted for purposes of determining the presence of a quorum.

         Louisiana law does not require that shareholders of Whitney approve the Plan of Merger.

Solicitation, Voting and Revocation of Proxies

         A form of proxy for use at the Meeting accompanies this Proxy Statement-Prospectus and will permit each holder of record of FNB Common Stock on the record date for the Meeting to vote the shares of FNB Common Stock held by him as of such date. A shareholder may use a proxy regardless of whether he or she intends to attend the Meeting in person. Duly executed proxies will authorize the persons named therein to vote on all other matters that properly come before the Meeting or any adjournments or postponements thereof. Where a shareholder specifies his choice on the proxy with respect to the proposal to approve the Plan of Merger, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares will be voted in favor of the Plan of Merger. A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to First National Bankshares, Inc., 7910 Main Street, Houma, Louisiana 70360, Attention: Secretary, or (ii) executing and delivering to the Secretary at any time before its exercise a later dated proxy.

         In addition to soliciting proxies by mail, directors, officers and employees of FNB and FNBH, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of FNB Common Stock, and FNB will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. FNB will pay the cost of soliciting proxies.

Employee Stock Ownership Plan

         Each employee of FNBH who is a participant in FNBH's Employee Stock Ownership Plan and Trust (the "ESOP") may direct the trustee of the ESOP (the "Trustee") as to the manner in which shares of FNB Common Stock allocated to such participant's account under the ESOP (the "Plan Shares") shall be voted by the Trustee at the Meeting on the proposal to approve the Plan of Merger. Each ESOP participant has received with this Proxy Statement-Prospectus a Voting Instruction Card to be used by the participant to give voting directions to the Trustee. In order to direct the Trustee with respect to the voting of Plan Shares, an ESOP participant must complete, sign, and date the Voting Instruction Card and return it in the envelope provided so that it is received before the date specified therein. The Trustee will cause the instructions received prior to the date specified in the Voting Instruction Card to be tabulated by an independent third party and will determine the aggregate votes for and against approval of the Plan of Merger. The Trustee will vote the Plan Shares held by it on the record date for which it has received instructions in the manner so determined. The Trustee will not vote any Plan Shares on the proposal to approve the Plan of Merger to the extent instructions are not received with respect thereto. Approximately 66,840 shares of FNB Common Stock are held by the Trustee pursuant to the ESOP on behalf of the participants in such plan.

                               THE PLAN OF MERGER

General

         The transactions contemplated by the Plan of Merger are to be effected in accordance with the terms and conditions set forth in the Plan of Merger, which is incorporated herein by reference. The following brief description does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger, a copy of which is attached hereto as Appendix A.

         The ultimate result of the transactions contemplated by the Plan of Merger will be that the business, properties, debts and liabilities of FNB will become the business, properties, debts and liabilities of Whitney, and the shareholders of FNB will become shareholders of Whitney. Upon consummation of the Company Merger, FNBH will be a wholly-owned subsidiary of Whitney. Thereafter, in due course, Whitney intends to cause a merger of FNBH into Whitney Bank, at which time the business, properties, debts and liabilities of FNBH will become the business, properties, debts and liabilities of Whitney Bank. The steps taken to achieve this result involve the following transactions:
(i) FNB will merge into  Whitney and the  separate  existence of FNB will cease;
(ii) shareholders of FNB will receive the consideration described below under the heading captioned " - Description of the Plan of Merger -- Conversion of
   Common Stock" and (iii) FNBH will, in due course, merge into Whitney Bank and the separate existence of FNBH will cease.

Background

         During 1993 and 1994, the FNB Board of Directors developed a strategic plan to remain a strong community banking institution and, in connection with that, to consider expansion of FNB's franchise through possible acquisitions by FNB. In connection with that strategic plan, the Board retained the services of an investment banker (which was not Robinson-Humphrey (as hereinafter defined)) (the "Initial Investment Banker") and began preparations for the listing of the FNB Common Stock on the AMEX.

         During the course of the Board's evaluation, with the assistance of the Initial Investment Banker, of potential institutions for acquisition by, or possible "merger of equals" with, FNB, a larger financial institution contacted FNB and expressed an interest in acquiring FNB. As part of the Board's evaluation of the best course to enhance value for

FNB's shareholders, the Board in late 1994 authorized the Initial Investment Banker, through an "indication of interest" process, to provide financial information to that and several other larger financial institutions and to explore the level of interest of such institutions in an acquisition of FNB. During the process of soliciting such indications of interest, FNB was approached by Whitney, which was also supplied such financial information. The Board, with the assistance of the Initial Investment Banker, evaluated the indications of interest received from the larger financial institutions that indicated an interest in acquiring FNB and determined that the price at which those institutions proposed to acquire FNB was inadequate. In the Spring of 1995, the Board terminated its discussions with potential acquirors and, thereafter, resumed its consideration of other avenues to enhance shareholder value, implemented listing of the FNB Common Stock on the AMEX in April of 1995, and held discussions with various smaller and comparable sized financial institutions concerning the acquisition of such smaller institutions or a "merger of equals," none of which proceeded beyond initial discussions.

         In June 1996, William L. Marks, Chairman of the Board and Chief Executive Officer of Whitney, contacted James J. Buquet, Jr., Chairman of the Board of FNB and FNBH, by telephone to indicate Whitney's interest in acquiring FNB. Subsequent thereto, members of the Board of Directors of FNB were advised of the telephone call and, on June 28, 1996, a meeting was held between members of the Board of Directors of FNB and representatives of Whitney, at which time the parties discussed the general terms of any proposal Whitney might make, including the range of suggested value for FNB. On July 3, 1996, a
Confidentiality Agreement and financial information with respect to FNB were sent by FNB to Whitney, which Confidentiality Agreement was executed and returned by Whitney on July 10, 1996. Subsequent thereto, on July 19, 1996, Mr. Marks telephoned Jerome H. Mire, President of FNB, and indicated Whitney's interest in acquiring FNB at a stated value. On that same date, Mr. Marks confirmed his conversation with Mr. Mire by letter.

         On July 25, 1996, the Board of Directors of FNB met, discussed the indication of interest received from Whitney, and approved the hiring of The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") as its financial advisor to provide advice and assistance with respect to strategic alternatives available to FNB, to perform related valuation analyses, and to assist FNB in the event of a merger or other business combination. The Board selected Robinson-Humphrey based on its knowledge of financial institutions in general and its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly in the southern region of the U.S. Thereafter, on August 19, 1996, Robinson-Humphrey and special counsel to FNB made presentations to the Board of Directors of FNB. Robinson-Humphrey's presentation included a detailed financial analysis of several banks in the southern United States who had been active in acquisitions, including Whitney, and an analysis of FNB, assuming that it remained independent. At these presentations Robinson-Humphrey also reviewed the financial terms of recent Louisiana bank acquisitions as well as other bank acquisitions in the United States. Subsequent to that meeting, representatives of Robinson-Humphrey contacted Mr. Marks with respect to the terms of Whitney's proposed offer and, on August 29, 1996, reported to the Board of Directors of FNB in detail on Whitney's response.

         Discussions continued between the parties and on September 12, 1996 representatives of Robinson-Humphrey made a further report to the Board of Directors of FNB and special counsel reviewed with the Directors key unresolved issues with respect to the proposed documentation of the transaction. The Board of Directors instructed FNB's representatives to negotiate further with Whitney with respect to the terms of the transaction and then report back to the Board.

         There followed further discussions between representatives of the parties and their respective counsel. Preliminary due diligence by Whitney, which had begun subsequent to the August 29, 1996 meeting of the Board of Directors of FNB, continued, and on September 26, 1996, the Board of Directors of FNB met to hear a presentation by special counsel on the proposed Agreement and Plan of Merger that had been negotiated between the parties. In addition, Robinson-Humphrey made a detailed presentation to the Board of Directors on the fairness of the consideration proposed to be provided by Whitney in connection with the proposed transaction, including a valuation analysis of FNB and the consideration proposed to be paid, detailed information with respect to Whitney, including a comparison of Whitney with other financial institutions, as well as an historical financial review and analysis of Whitney Common Stock and its price and volume history. In response to questions of the Board, Robinson-Humphrey also advised the Board that although certain other financial institutions had the theoretical capacity, based on certain assumptions, to pay an equal or higher value than that represented by the consideration being offered by Whitney, Robinson-Humphrey was of the view, based on its general assessment of the strategic interests of such other potential acquirors, that it would be unlikely that other potential acquirors would have the willingness to pay such equal or higher amounts. Subsequent to the September 26, 1996 meeting of the Board of Directors, Whitney conducted more extensive "due diligence" following which, on October 11, 1996, the Board of Directors of FNB met, special counsel reviewed in detail with the Board of Directors a revised draft of the Agreement and Plan of Merger and related documents, representatives of Robinson-Humphrey reviewed again with the Board the consideration that Whitney was offering pursuant to the proposed Agreement and Plan of Merger and advised the members of the Board that Robinson-Humphrey was of the opinion that, from a financial point of view, the consideration provided in the proposed Agreement and Plan of Merger was fair to the shareholders of FNB. Robinson-Humphrey also reiterated its previously-expressed view that it would be unlikely that other potential acquirors would have the willingness to pay an amount equal to or higher than the consideration being offered by Whitney. Robinson-Humphrey thereafter confirmed its advice as to the fairness of the consideration to be paid by Whitney by delivering to the FNB Board of Directors its written opinion dated
   October 11, 1996, which has been updated through January 16, 1997. After approval by Whitney's Board of Directors on September 25, 1996 and by FNB's Board of Directors on October 11, 1996, Whitney and FNB executed the Agreement and Plan of Merger on October 11, 1996, which was amended on December 10, 1996 to make certain technical changes.

Reasons for the Plan of Merger

         General. The financial and other terms of the Plan of Merger are the result of arm's-length negotiations between representatives of Whitney and FNB. Determination of the consideration to be received by FNB's shareholders was based upon many factors considered by the Boards of Directors of Whitney and FNB, including the comparative financial condition, historical results of operations, current business and future prospects of Whitney, FNB, Whitney Bank and FNBH, the market price and historical earnings per share of the common stock of Whitney and FNB, and the desirability of combining the financial and managerial resources of Whitney Bank and FNBH to pursue consumer and commercial banking business in the markets currently served by FNBH.

         Whitney. Whitney's business strategy includes expansion in the Gulf Coast region. Whitney's management identified FNBH as an institution that fit well with this strategy. FNBH's five locations in Houma and Chauvin, Louisiana would expand Whitney's presence in southeast Louisiana, bridging Whitney's metropolitan New Orleans branch structure with its recently acquired Morgan City, Franklin and Berwick, Louisiana branches to the west.

         In deciding to pursue an acquisition of FNB and FNBH, Whitney's management and the Executive Committee of Whitney's Board of Directors noted, among other things, the following: (i) FNBH's deposit base and branch network in Terrebonne Parish; (ii) FNBH's stable, experienced management team and staff;
(iii) FNBH's performance during the economic downturns of the 1980's in Louisiana; and (iv) FNB's capitalization and asset quality. Other avenues for expansion such as de novo branching were also considered and determined to be less desirable than a merger with FNBH because FNBH's size and location will afford Whitney a base from which to build on what it believes to be the strength of the Whitney name in Terrebonne Parish, Louisiana.

         FNB. The Board of Directors of FNB believes that approval of the Plan of Merger is in the best interests of FNB and its shareholders. In reaching its decision to approve the terms of the Plan of Merger, the Board of Directors of FNB considered a number of factors, including, without limitation, the following:

         1. The Board's familiarity with FNB's business, operations, financial condition, earnings and prospects, and its investigation of similar matters concerning Whitney.

         2. The current and prospective economic environment and competitive constraints facing FNB, including specifically the increasing regulatory burdens on small, community based banks and the greater variety of products and services that larger competitors can offer to customers.

         3. The price to be received by FNB's shareholders, including the substantial premium which that price represented over the historical trading prices for FNB Common Stock and the favorable comparison to prices recently received by shareholders of other similarly situated banks, and the relation of such price to the Board's view of alternatives to the Mergers.

         4. The financial presentations and advice of Robinson-Humphrey, FNB's independent financial advisors, and the opinion of Robinson-Humphrey that the consideration to be received by FNB's shareholders pursuant to the Plan of Merger is fair to FNB and its shareholders from a financial point of view.
A copy of such opinion, updated through the date of this Proxy Statement-Prospectus, is attached hereto as Appendix B and is incorporated herein by reference.See "- Fairness Opinion of The Robinson-Humphrey Company, Inc." below.

         5. The expectation that the receipt of the Whitney Common Stock will be a tax-free transaction to FNB's shareholders.

         6. The continued liquidity that the Plan of Merger would provide to current FNB's shareholders.

         7. The effects of the Plan of Merger on customers and employees of FNB and FNBH.

         The discussion of the information and factors considered and given weight by the Board of Directors of FNB is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Plan of Merger, the Board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

Recommendation of FNB's Board of Directors

         THE BOARD OF DIRECTORS OF FNB HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER AND UNANIMOUSLY RECOMMENDS THAT FNB's SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN OF MERGER.

Fairness Opinion of The Robinson-Humphrey Company, Inc.

         General. FNB retained Robinson-Humphrey to act as its financial advisor in connection with the Mergers. As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. FNB's Board of Directors decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the southern region of the United States. Robinson-Humphrey has rendered an opinion to FNB's Board of Directors that, based on the matters set forth therein, the consideration to be received pursuant to the Plan of Merger is fair, from a financial point of view, to FNB and its shareholders. The text of such opinion is set forth in Appendix B to this Proxy Statement-Prospectus and should be read in its entirety.

         The consideration to be received by FNB's shareholders pursuant to the Plan of Merger was determined by FNB and Whitney in their negotiations. No limitations were imposed by the Board of Directors or management of FNB upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.

         In connection with rendering its opinion to FNB's Board of Directors, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description.

         In conducting its analyses and in arriving at its opinion, Robinson-Humphrey has not conducted a physical inspection of any of the properties or assets of FNB, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of FNB. Its opinion is based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its analyses. In connection with rendering its opinion, Robinson-Humphrey reviewed, and has assumed and relied upon the accuracy and completeness of, the financial and other information that was provided to it by FNB or that was publicly available, including FNB's financial results for fiscal years 1991 through 1995 and for the first three quarters of 1996, and held discussions with senior management of FNB. Robinson-Humphrey also studied published financial data concerning certain other publicly traded banks comparable to FNB, certain financial data relating to comparable transactions and certain information and data relating to Whitney, including its financial statements from the fiscal years 1991 through 1995 and for the six-month period ended June 30, 1996.

         Valuation Methodologies. In connection with its opinion on the Company Merger and the presentation of that opinion to FNB's Board of Directors, Robinson-Humphrey performed two valuation analyses with respect to FNB: (i) an analysis of prices and terms of recent comparable transactions involving banks purchasing banks; and (ii) a discounted cash flow analysis. For purposes of the comparable transaction analyses, Whitney Common Stock was valued at $32.50 per share. Each of these methodologies is discussed briefly below.

         Comparable Transaction Analysis. Robinson-Humphrey performed three analyses of premiums paid for selected banks with comparable characteristics to FNB. Comparable transactions were considered to be (i) transactions since January 1, 1995, where the seller was a bank located in Louisiana, (ii) transactions since January 1, 1996 where the seller was a bank located in the Southeast with total assets between $100 million and $500 million, and (iii) transactions since January 1, 1996, where the seller was a bank located in the Southwest with total assets between $100 and $500 million.

         Based on the first of the foregoing classes of transactions, financial institutions purchasing banks in Louisiana since January 1, 1995, the analysis yielded a range of transaction values to book value of 1.10 times to 2.71 times, with a mean of 2.08 times and a median of 2.15 times. These compare to a transaction value for the Company Merger of approximately 2.35 times FNB's book value as of June 30, 1996.

         The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 1.42 times to
2.75 times, with a mean of 2.11 times and a median of 2.15 times. These compare to a transaction value to tangible book value at June 30, 1996 of approximately
2.35 times for the Company Merger.

         The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 9.12 times to
24.86 times, with a mean of 15.68 times and a median of 16.21 times. These compare to a transaction value to FNB's last twelve months earnings as of June 30, 1996 of approximately 16.55 times for the Company Merger.

         The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 12.31 percent to 27.28 percent, with a mean of 19.76 percent and a median of 19.92 percent. These compare to a transaction value to the June 30, 1996 total assets of 19.53 percent for the Company Merger.

         Based on transactions since January 1, 1996, where the seller was a bank located in the Southeast with total assets between $100 and $500 million, the analysis yielded a range of transaction values to book value of 0.93 times to 2.47 times, with a mean of 1.96 times and a median of 2.03 times. These compare to a transaction value for the Company Merger of approximately 2.35 times FNB's book value as of June 30, 1996.

         The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 1.22 times to
2.54 times, with a mean of 2.01 times and a median of 2.03 times. These compare to a transaction value to tangible book value at June 30, 1996 of approximately
2.35 times for the Company Merger.

         The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 5.43 times to
29.75 times, with a mean of 19.59 times and a median of 21.03 times. These compare to a transaction value to FNB's last twelve months earnings as of June 30, 1996 of approximately 16.55 times for the Company Merger.

         The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 8.58 percent to 26.74 percent, with a mean of 19.34 percent and a median of 17.69 percent. These compare to a transaction value to the June 30, 1996 total assets of 19.53 percent for the Company Merger.

         Based on transactions since January 1, 1996, where the seller was a bank located in the Southwest with total assets between $100 and $500 million, the analysis yielded a range of transaction values to book value of 1.26 times to 2.51 times, with a mean of 2.04 times and a median of 2.17 times. These compare to a transaction value for the Company Merger of approximately 2.35 times FNB's book value as of June 30, 1996.

         The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 1.26 times to
3.00 times, with a mean of 2.12 times and a median of 2.17 times. These compare to a transaction value to tangible book value at June 30, 1996 of approximately
2.35 times for the Company Merger.

         The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 8.46 times to
23.95 times, with a mean of 13.85 times and a median of 12.72 times. These compare to a transaction value to FNB's last twelve months earnings as of June 30, 1996 of approximately 16.55 times for the Company Merger.

         The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 15.69 percent to 25.41 percent, with a mean of 19.87 percent and a median of 18.94 percent. These compare to a transaction value to the June 30, 1996 total assets of 19.53 percent for the Company Merger.

         No company or transaction used in the comparable transaction analyses is identical to FNB. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

         Discounted Cash Flow Analysis. Using discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that FNB could produce through the year 2000, under various circumstances, assuming that FNB performed in accordance with the earnings/return projections of management at the time that FNB entered into acquisition discussions in July 1996. Robinson-Humphrey estimated the terminal value for FNB at the end of the period by applying multiples of earnings ranging from 10.0 to 12.0x and then discounting the cash flow streams, dividends paid to shareholders and terminal value using differing discount rates ranging from 9.0 percent to 11.0 percent chosen to reflect different assumptions regarding the required rates of return of FNB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $22.4 million to $29.2 million, or $16.95 to $20.50 per share, for FNB.

         Compensation of Robinson-Humphrey. FNB has paid Robinson-Humphrey $75,000 for its services to date, including the delivery of its fairness opinion to the Board of Directors of FNB. If the Company Merger is consummated, FNB will pay Robinson-Humphrey a fee equal to $301,385 plus 2.5% of the excess of the aggregate value of the transaction in excess of $40,184,680 (less amounts previously paid). FNB also has agreed to reimburse Robinson-Humphrey for certain expenses reasonably incurred in connection with their engagement and to indemnify Robinson-Humphrey against certain liabilities arising in connection with its engagement, including certain liabilities arising under federal securities laws.

Description of the Plan of Merger

         General. Pursuant to the Plan of Merger, if all conditions are satisfied or waived, on the effective date of the Company Merger (the "Effective Date"), FNB will be merged into Whitney, the separate existence of FNB will cease, and FNBH will become a wholly-owned subsidiary of Whitney. By reason of the Company Merger, the outstanding shares of FNB Common Stock will be converted into a number of shares of common stock, no par value, of Whitney ("Whitney Common Stock") with an "Average Market Price" (as defined in the Plan of Merger) of $41,000,000, or approximately $20.32 per share of FNB Common Stock. The actual number of shares of Whitney Common Stock that will be received by an FNB shareholder by reason of the Company Merger will vary depending upon the Average Market Price of the Whitney Common Stock. See "- Conversion of Common Stock," below.

         Conversion of Common Stock. The Plan of Merger provides that shareholders of FNB will receive a total number of shares of Whitney Common Stock equal to $41,000,000, divided by the "Average Market Price" of a share of Whitney Common Stock (with cash being paid in lieu of fractional shares). The "Average Market Price" is defined
                                        7
as the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected, or for which a record date occurs) on the 20 trading days preceding the fifth trading day immediately prior to the Effective Date, as reported in the Wall Street Journal; provided, however, that if the Average Market Price as so calculated is less than $28.50 or greater than $36.50, the "Average Market Price" to be used in calculating the number of shares of Whitney Common Stock to be issued in the Company Merger shall be $28.50 or $36.50, as the case may be. Accordingly, if the calculation of the Average Market Price of Whitney Common Stock results in an amount equal to or greater than $36.50, then approximately 1,123,288 shares of Whitney Common Stock will be issued in the Company Merger, notwithstanding that the actual market value of those shares may be greater than $41,000,000. Conversely, if the Average Market Price of Whitney Common Stock results in an amount equal to or less than $28.50, approximately 1,438,596 shares of Whitney Common Stock will be issued in the Company Merger, notwithstanding that the aggregate value of those shares may be less than $41,000,000.

         The following table sets forth examples of the number of shares of Whitney Common Stock into which each share of FNB Common Stock would be converted on the Effective Date, assuming that the Average Market Price for Whitney Common Stock is as specified below.



     Assumed Average        Total Number of Shares of         Number of Whitney
Market Price of Whitney        Whitney Common Stock              Shares Per
      Common Stock                 To Be Issued                 FNB Share(1)
-----------------------     -------------------------         ------------------
        $28.50(2)                    1,438,596                       0.7130
         30.50                       1,344,262                       0.6663
         32.50                       1,261,538                       0.6253
         34.50                       1,188,406                       0.5890
         36.50(3)                    1,123,288                       0.5567
------------------------
    (1)Based on 2,017,600 shares of FNB Common Stock, the number of shares outstanding on January 8, 1997. Due to fluctuations in the trading prices of Whitney Common Stock, the actual number of shares of Whitney Common
       Stock  to  be  received  by  FNB's   shareholders   cannot  currently  be
       determined.


    (2)Minimum "Average Market Price" under the terms of the Plan of Merger.

    (3)Maximum "Average Market Price" under the terms of the Plan of Merger.

                             -----------------------

         On January 8, 1997, the closing trading price for a share of Whitney Common Stock was $35.00, and if such date had been the Effective Date, the Average Market Price would have been approximately $34.86.

         Inasmuch as the consideration to be paid by Whitney in the Company Merger will be based on the "Average Market Price" of Whitney Common Stock as defined in the Plan of Merger, the actual value on the Effective Date of the shares to be received by holders of FNB Common Stock in the Company Merger may be more or less than the Average Market Price of those shares as calculated in accordance with the Plan of Merger.

         In lieu of issuing any fractional share of Whitney Common Stock, each shareholder of FNB who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Average Market Price. The per share exchange ratio in the Company Merger will be less than one-to-one; accordingly, any FNB shareholder holding fewer than two shares of FNB Common Stock will not receive any Whitney Common Stock in the Company Merger, but instead will receive solely cash in exchange for his shares of FNB Common Stock.

         For information regarding restrictions on the transfer of Whitney Common Stock received pursuant to the Plan of Merger applicable to certain of FNB's shareholders, see "Status Under Federal Securities Laws; Certain Restrictions on Resales."

         Exchange of Certificates. On the Effective Date, each FNB shareholder will cease to have any rights as a shareholder of FNB and his sole rights will pertain to the shares of Whitney Common Stock into which his shares of FNB Common Stock have been converted pursuant to the Company Merger. See "Absence of Dissenters' Rights."

         Promptly after the consummation of the Company Merger, Whitney is required (a) to deposit with the exchange agent selected by Whitney for the Company Merger certificates representing the shares of Whitney Common Stock and the cash in lieu of fractional shares to be issued and paid in exchange for shares of FNB Common Stock and (b) send or cause to be sent to each person who was a shareholder of record of FNB on the Effective Date a letter of transmittal, together with instructions for the exchange of certificates representing shares of FNB Common Stock for certificates representing shares of Whitney Common Stock.

         Shareholders are requested not to send in their FNB Common Stock certificates until they have received a letter of transmittal and further written instructions after the Effective Date. Please do NOT send in your stock certificates with your proxy.

         After the Effective Date and until surrendered, certificates representing FNB Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such shares have been converted. Whitney, at its option, may decline to pay former shareholders of FNB who become holders of Whitney Common Stock pursuant to the Company Merger any dividends or other distributions that may have become payable to holders of record of Whitney Common Stock following the Effective Date until they have surrendered their certificates evidencing ownership of shares of FNB Common Stock, at which time any such dividends or other distributions will be paid, without interest.

         Shareholders of FNB who cannot locate their stock certificates are urged to contact promptly:
                                Sharon T. Roppolo
                          First National Bank of Houma
                                  P.O. Box 6096
                             Houma, Louisiana 70361
                                 (504) 853-7410

A new stock certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and containing an agreement to indemnify FNB and Whitney against any claim that may be made against FNB or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. FNB or Whitney may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify FNB and Whitney.

         Transfer and Exchange Agents. Boatmen's Trust Company serves as Transfer Agent and Registrar for Whitney Common Stock and will act as Exchange Agent in connection with the Company Merger. The trust department of FNBH acts as Transfer Agent and Registrar for the FNB Common Stock.

         Regulatory Approvals and Other Conditions of the Company Merger. In addition to approval by the shareholders of FNB and satisfaction of the other conditions described below, consummation of the Company Merger will require the approval of the Board of Governors of the Federal Reserve System (the "Reserve Board"). On November 22, 1996, Whitney filed an application with the Reserve Board seeking approval of the Company Merger. Whitney is currently awaiting final approval of that application; however, there can be no assurance that it will be obtained prior to the Meeting or at all.

         The obligations of the parties to the Plan of Merger are also subject to other conditions set forth in the Plan of Merger, including, among others:
   (i) the accuracy on the date of closing in all material respects of the representations and warranties, and the compliance with covenants, made in the Plan of Merger by each party, and the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group, (ii) the receipt by Whitney of required regulatory approvals, (iii) the receipt by Whitney of assurances that the Mergers may be accounted for as a pooling of interests, (iv) the receipt by Whitney and FNB of opinions as to qualification of the Mergers as a tax-free reorganization under applicable law, (v) FNB's receipt of a letter from Robinson-Humphrey, dated as of the date of the Meeting, in form and substance satisfactory to FNB, confirming its fairness opinion to the Board of Directors of FNB and (vi) certain other conditions customary for agreements of this sort.

         The parties intend to consummate the Company Merger as soon as practicable after all of the conditions to the Company Merger have been met or waived; however, there can be no assurance that the conditions to the Company Merger will be satisfied.

         Effective Date. As soon as practicable after shareholder and regulatory approval is obtained and all other conditions to the consummation of the Plan of Merger have been satisfied or waived, the Joint Agreement of Merger respecting the Company Merger will be executed by Whitney and FNB and filed for recordation with the Secretary of State of Louisiana, and the Company Merger will be effective at the date and time specified in a certificate issued by the Louisiana Secretary of State. The Plan of Merger provides that Whitney may delay consummation of the Bank Merger, and it is intended that the Bank Merger will be consummated in due course after consummation of the Company Merger, but not later than the last quarter of 1997. The Office of the Comptroller of the Currency would have to approve the Bank Merger. Whitney and FNB are not able to predict the effective date of the Company Merger or the Bank Merger and no assurance can be given that the transactions contemplated by the Plan of Merger will be effected at any time. See "- Regulatory Approvals and Other Conditions of the Company Merger."

         Conduct of Business Prior to the Effective Date. FNB and FNBH have agreed pursuant to the Plan of Merger that, prior to the Effective Date, each will conduct its business only in the ordinary course consistent with past practices and that, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee, and except as otherwise provided in the Plan of Merger, each will not, among other things, (a) declare or pay any dividend, declare or make any distribution on or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock or authorize the creation or issuance of or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable therefor except the payment of regular quarterly dividends by FNB in amounts not to exceed $.07 per share payable quarterly (in the case of dividends declared in 1996) and up to $.08 per share payable quarterly (in the case of dividends declared in 1997), provided that any increase from $.07 per share does not disqualify the Mergers as a pooling-of-interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; (b) amend its Articles of
Incorporation or Association or By-Laws or adopt or amend any resolution or agreement concerning indemnification of directors or officers; (c) enter into or modify any agreement requiring the payment of any salary, bonus, extra compensation, pension or severance payment to any of its current or former directors, officers or employees except (i) such agreements as are terminable at will without penalty or other payment by it, or increase the compensation of any such person in any manner inconsistent with its past practices and (ii) after consultation with Whitney's chief executive officer, bonuses to certain officers and employees in amounts not exceeding $150,000 in the aggregate (such bonuses to be paid on the full conversion of FNBH's data processing system to Whitney Bank's system and in no event later than November 1, 1997); (d) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrances (except as expressly allowed under the Plan of Merger) or cancel any material indebtedness owing to it or any claims it may have possessed, or waive any right of substantial value or discharge or satisfy any material non-current liability; (e) acquire another business or merge or consolidate with another entity or sell or otherwise dispose of a material part of its assets except in the ordinary course of business consistent with past practices; (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties becoming untrue in any material respect or in any of the conditions to the Mergers not being satisfied or in a violation of any provision of the Plan of Merger, except as may be required by applicable law; (g) commit or fail to take any action that is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order; (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed; (i) fail to pay or to make adequate provision in all material respects for the payment of all taxes, interest payments and penalties due and payable, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established; (j) dispose of investment securities in amounts or in a manner inconsistent with past practices, or make investments in non-investment grade securities or that are inconsistent with past investment practices; (k) enter into any new line of non-banking business; (l) charge off (except as required by law or regulatory authorities or generally accepted accounting principles consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value as of June 30, 1996;
(m) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed FNB's or FNBH's applicable regulatory lending limits; (n) take or cause to be taken any action that would disqualify the Mergers as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; or (o) agree or commit to do any of the foregoing.

         In addition, FNB and FNBH have agreed that neither of them will, without the prior approval of Whitney, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by FNB's Board of Directors in good faith, after consultation with its financial advisors and legal counsel, to discharge properly the directors' fiduciary duties to FNB's consolidated group and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it, or any business combination with it (other than as contemplated by the Plan of Merger) or withdraw its recommendation of the Company Merger to FNB's shareholders. FNB and FNBH have also agreed that in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance substantially the same as the confidentiality agreement previously executed between FNB and Whitney, that they will each instruct their respective officers, directors, agents and affiliates to refrain from doing any of the foregoing and that they will notify Whitney immediately if any such inquiries or proposals are received by, any such information is requested from or any discussions or negotiations are sought to be initiated with, FNB, FNBH or any of their officers, directors, agents or affiliates. Notwithstanding the foregoing, nothing contained in the Plan of Merger shall be deemed to prohibit any officer or director of FNB or FNBH from taking any action that in the opinion of counsel to FNB is required by law or is required to discharge his fiduciary duties to the FNB's consolidated group and its shareholders.

         Waiver, Amendment and Termination. The Plan of Merger provides that the parties thereto may waive any of the conditions to their respective obligations to consummate the Company Merger other than approval by the shareholders of the FNB or FNBH, the absence of a stop order suspending the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part, the receipt of all necessary regulatory approvals, the satisfaction of all requirements prescribed by law for consummation of the Company Merger, and FNB's receipt of a letter from Robinson-Humphrey dated the date of the Meeting, in form and substance satisfactory to FNB, confirming Robinson-Humphrey's fairness opinion to the Board of Directors of FNB. A waiver must be in writing.

         The Plan of Merger, including all related agreements, may be amended or modified at any time, before or after approval by the shareholders of FNB, by the mutual agreement in writing of the Boards of Directors of the parties to the
   Plan of Merger; provided that, under the Louisiana Business Corporation
   Law (the "LBCL"), any amendment made subsequent to shareholder approval of the Company Merger may not alter the amount or type of shares into which the FNB Common Stock will be converted, alter any term of the Articles of Incorporation of Whitney as the surviving entity, or alter any term or condition of the Plan of Merger in a manner that would adversely affect any shareholder of FNB. Additionally, the Plan of Merger may be amended at any time by the sole action of the chief executive officers of the respective parties to the Plan of
Merger to correct typographical errors or to change  erroneous   references  or
cross-references, or in any other manner that is not material to the substance of the transactions contemplated by the Plan of Merger.

         The Plan of Merger may be terminated at any time prior to the Effective Date by (i) the mutual consent of the respective Boards of Directors of Whitney and FNB; (ii) the Board of Directors of either Whitney or FNB in the event of a breach by any member of the consolidated group of the other of them of any representation, warranty or covenant in the Plan of Merger that cannot be cured by the earlier of 45 days after written notice of such breach or June 30, 1997;
(iii) the Board of Directors of either Whitney or FNB if by June 30, 1997 all the conditions to closing required by the Plan of Merger have not been met or waived or cannot be met, or the Company Merger has not occurred, by June 30,
   1997; (iv) either party if the Plan of Merger fails to receive the requisite vote of FNB's shareholders;  (v) Whitney if FNB's Board of Directors
(A) withdraws, modifies or changes its recommendation to its shareholders as contained herein or resolves to do so, (B) recommends to its shareholders any other merger, consolidation, share exchange, business combination or other similar transaction, any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of FNB's consolidated group or any acquisition of 15% or more of any class of FNB's capital stock or (C) makes any announcement of a proposal, plan or intention to do any of the foregoing; or
(vi) FNB, if FNB receives a written offer with respect to any transaction described in (v) above and the Board of Directors of FNB determines in good faith, after consultation with its financial advisors and counsel, that such transaction is more favorable to FNB's shareholders than the transactions contemplated by the Plan of Merger. The Plan of Merger provides for a termination fee of $2,000,000 payable to Whitney if FNB terminates the Plan of Merger under the circumstances described in clause (vi) of the preceding sentence. The provisions in the Plan of Merger regarding confidentiality, payment of the termination fee and certain miscellaneous matters will survive any termination of the Plan of Merger.

Interests of Certain Persons

         Employee Benefits. Whitney has agreed that, at the effective time of the Company Merger, all persons then employed by FNB and FNBH shall be eligible for such employee benefits as are generally available to employees of Whitney Bank having like tenure, officer status and compensation levels, except that (a) all executive and senior level management bonuses, stock options, restricted stock and similar benefits will be at the discretion of Whitney Bank's Compensation Committee, and (b) all FNB and FNBH employees who are employed at the effective time of the Company Merger will be given full credit for all prior service as employees of FNB or FNBH, provided, however, that all such employees shall be treated as newly hired Whitney Bank employees for all purposes of Whitney's or Whitney Bank's Defined Benefit Pension Plan (i.e., prior service credit with FNB and FNBH will not be considered in determining future benefits under Whitney's or Whitney Bank's Defined Benefit Pension Plan).

         ESOP. Whitney intends to terminate FNBH's Employee Stock Ownership Plan (the "Plan") after the Effective Date, which will cause all participants in the Plan, including certain directors and executive officers of FNB and FNBH, to become fully vested in their Plan interests.

         Change in Control and Other Agreements. FNB and FNBH have entered into agreements with six of their executive officers and other key employees (the "Agreements") under which payments will be made to such persons under certain circumstances following a change in control of FNB. One of these executive officers is also a director of FNB and FNBH, and one is a director of FNBH only. The Agreements provide for a lump sum payment to the employee if, within a two-year period following a change in control of FNB, the employee's employment with FNB or FNBH (or their successors) is terminated without Cause or the employee terminates his employment for Good Reason. The transactions contemplated by the Plan of Merger would constitute a change in control for purposes of the Agreements and would trigger such employees' rights to receive payments under the circumstances described above.

         "Cause" is defined as the willful and continued failure by the employee to perform substantially the duties and responsibilities consistent with his position (other than any such failure resulting from the employee's incapacity due to physical or mental illness); the employee's becoming physically or mentally disabled so as to be unable to perform his duties on a full time basis for a period of more than 180 consecutive business days or for more than 180 business days in any 12-month period; and, the employee's committing, being arrested or otherwise officially charged with, a felony or any crime involving moral turpitude or any other criminal or unethical conduct that the Board determines would materially impair the employee's ability to perform his duties or would materially impair the business reputation of FNB or FNBH.

         "Good Reason" is defined to include, among other things, a change in the employee's status, title or position to a status, title or position that, in his reasonable judgment, is not the equivalent of an executive position with a financial institution; a reduction in the employee's salary as in effect immediately prior to the change in control other than reductions aggregating not more than 10% of such salary in connection with an overall executive pay reduction program; the failure by FNB or FNBH to continue to provide benefits to the employee substantially similar to those provided to other executive officers; the requiring of the employee to be based anywhere other than within a 35 mile radius of Houma, Louisiana; or the failure by FNB or FNBH to obtain the assumption of the Agreements by any successor.

         Under the Agreements, upon a termination for which a severance payment is required, an amount must be paid to the employee equal to the average total annual compensation paid by FNB, FNBH or both to the employee and reported as gross income for 1994 and any subsequent taxable years ending before the employee's termination (the "Base Amount"). In the case of the President and Chief Executive Officer of FNB, such payment is equal to two times the Base Amount.

         The Agreements require assumption by Whitney in connection with the Plan of Merger, and Whitney intends to notify FNB, no later than 30 days prior to the Effective Date, of the Agreements that it intends to expressly assume. If Whitney does not agree to assume an Agreement, FNB is obligated to terminate the Agreement of that employee, in which case the employee would be entitled to the payment described above.

         Pursuant to an agreement entered into among FNB, FNBH and a former executive officer of FNB in connection with his resignation from all executive positions with FNB and FNBH, the former executive officer has agreed to remain an employee of FNBH with his regular salary and benefits through the date of the full conversion of FNBH's data processing system to that of Whitney Bank's system, if the Company Merger is consummated, but in no event beyond November 1, 1997, whether or not the Company Merger is consummated. The agreement also provides that, if the Company Merger is consummated, the former officer will be paid a bonus in an amount equal to three months' base salary, payable on the last day of the term of the agreement.

         Indemnification and Insurance. Whitney has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under FNB's Articles of Incorporation and By-Laws and in the Articles of Incorporation and By-Laws of FNBH (as the case may be) as in effect on October 11, 1996 with respect to matters occurring prior to or at the effective time of the Company Merger will survive for a period concurrent with the applicable statute of limitations. Whitney has also agreed to use its best efforts to cause those persons serving as officers and directors of FNB and FNBH immediately prior to the effective time of the Company Merger to be covered for three years thereafter by the directors and officers liability insurance policy maintained by FNB and FNBH (or a substitute policy) with respect to acts or omissions occurring prior to or at the effective time of the Company Merger, subject to certain conditions. In addition, Whitney has agreed to indemnify, under certain conditions, FNB's and FNBH's directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws.

         No director or executive officer of FNB or FNBH owns any shares of Whitney Common Stock other than 5,024 shares beneficially owned by Hilton J. Michel, Jr. and 200 shares beneficially owned by Peter T. Lemann. No director or executive officer of Whitney has any personal interest in the Mergers other than by reason of his holdings of Whitney Common Stock, nor do such directors or executive officers own any shares of FNB Common Stock.

Status Under Federal Securities Laws; Certain Restrictions on Resales

         The shares of Whitney Common Stock to be issued to shareholders of FNB pursuant to the Plan of Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" (as that term is defined in the Securities Act and the rules and regulations thereunder) of Whitney or who were not "affiliates" of FNB.

         Directors and certain officers and shareholders of FNB and FNBH may be deemed to be "affiliates" of FNB. Such persons may resell Whitney Common Stock received by them pursuant to the Company Merger only if the shares are registered for resale under the Securities Act or an exemption from the registration requirements of the Securities Act is available. All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities Act prior to effecting any resales of Whitney Common Stock. Each such affiliate has entered into an agreement not to sell shares of Whitney Common Stock received by him or her in violation of the Securities Act. This Proxy Statement-Prospectus does not cover resales of Whitney Common Stock offered hereby to be received by FNB shareholders deemed to be "affiliates" of FNB.

         Further, in accordance with the requirements for using the pooling-of-interests method of accounting, FNB shareholders who may be deemed "affiliates" of FNB have agreed not to sell the shares of Whitney Common Stock received by them in the Company Merger until at least 30 days of post-closing combined earnings of Whitney and FNB have been published by Whitney. Whitney has agreed to publish such an earnings release as promptly as practicable following receipt of such financial results.

Accounting Treatment

         It is a condition to Whitney's obligation to consummate the Company Merger that (i) it receive certain assurances from FNB's independent public accountants that the Mergers may be accounted for as a pooling of interests under the requirements of Opinion No. 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants and the published rules and regulations of the Commission for accounting and financial reporting purposes and (ii) neither Whitney's independent public accountants nor the Commission shall have taken the position that the transactions contemplated by the Plan of Merger do not qualify for pooling-of-interests accounting treatment. Under the pooling-of-interests method of accounting, after certain adjustments necessary to conform the basis of presentation of the Whitney and FNB information, the recorded assets and liabilities of Whitney and FNB will be carried forward to Whitney's consolidated financial statements at their recorded amounts, the consolidated earnings of Whitney will include earnings of Whitney and FNB for the entire fiscal year in which the Company Merger occurs and the reported earnings of Whitney and FNB for prior periods will be combined and restated as consolidated earnings of Whitney. Similar treatment will be given to any other acquisitions that are accounted for as poolings of interests and that are consummated during the fiscal year. See "- Regulatory Approvals and Other Conditions of the Company Merger" and "- Status Under Federal Securities Laws; Certain Restrictions on Resales."

                          ABSENCE OF DISSENTER'S RIGHTS

         An FNB shareholder who objects to the Company Merger does not have "dissenter's rights" and, therefore, does not have the right to dissent from the Company Merger and have paid to him in cash by Whitney the fair cash value of his shares of FNB Common Stock.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the opinion of Arthur Andersen LLP that Whitney and FNB expect to receive concerning the material federal income tax consequences to holders of FNB Common Stock resulting from the Plan of Merger. Consummation of the Company Merger is conditioned upon receipt by Whitney and FNB of such opinion dated the date set for consummation of the Plan of Merger. The following is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time, and representations of management of Whitney and of FNB.

         (a) Provided that shareholders of FNB receive and retain a sufficient amount of Whitney Common Stock to satisfy requirements regarding continuity of interest, the Mergers will qualify as reorganizations under Sections 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). FNB, FNBH, Whitney and Whitney Bank each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         (b) No gain or loss will be recognized by FNB, FNBH, Whitney or Whitney Bank as a result of the Mergers.

         (c) No gain or loss will be recognized by a shareholder of FNB on the receipt solely of Whitney Common Stock in exchange for his shares of FNB Common Stock.

         (d) The tax basis of the shares of Whitney Common Stock to be received by FNB's shareholders pursuant to the Company Merger will be the same as the basis of the shares of FNB Common Stock surrendered in exchange therefor, decreased by the amount of basis allocated to any cash received in lieu of fractional shares that are hypothetically received by the shareholder and redeemed for cash.

         (e) The holding period of the shares of Whitney Common Stock to be received by FNB's shareholders pursuant to the Company Merger will, in each instance, include the holding period of the respective shares of FNB Common Stock exchanged therefor, provided that the shares of FNB Common Stock are held as capital assets on the Effective Date.

         (f) The payment of cash to FNB's shareholders in lieu of fractional share interests of Whitney Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Whitney. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of Whitney Common Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

         The opinion of Arthur Andersen LLP is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion.

         As a result of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by matters not discussed herein, it is recommended that each shareholder of FNB consult his personal tax advisor concerning the applicable federal, state and local income tax consequences of the Mergers.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma condensed combined financial information should be read in conjunction with the consolidated financial statements and notes thereto of Whitney's consolidated group and of FNB's consolidated group incorporated herein by reference. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Company Merger had been consummated in accordance with the assumptions set forth under "Notes to Unaudited Pro Forma Condensed Combined Financial Statements," nor is it necessarily indicative of future operating results or financial position.

         As discussed in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, Whitney Common Stock is assumed to have an Average Market Price of $32.50 per share, which, assuming 2,017,600 shares of FNB Common Stock outstanding on the Effective Date, would result in the issuance of 1,261,538 shares of Whitney Common Stock (an exchange ratio of 0.6253) pursuant to the
   Plan of Merger.  See "The Plan of Merger - Description  of the Plan of
   Merger -- Conversion of Common Stock."

         On March 8, 1996, Whitney completed a merger with First Citizens BancStock, Inc. ("Citizens") and its wholly-owned subsidiary, The First National Bank in St. Mary Parish, which was accounted for as a pooling of interests; accordingly, Whitney's financial statements have been restated to include the operations of Citizens.

         On October 25, 1996, Whitney completed mergers with Liberty Holding Company, its majority-owned subsidiary, Liberty Bank, and American Bank and Trust (all of Pensacola, Florida). These mergers (collectively referred to as the "Florida acquisitions") will be accounted for as poolings of interest. Whitney has also entered into a definitive agreement dated November 14, 1996 with Merchants Bancshares, Inc. ("Merchants") and its majority-owned subsidiary Merchants Bank & Trust Co. ("Merchants Bank"), pursuant to which Merchants would merge with and into Whitney, and Whitney would acquire all of the outstanding shares of Merchants Bank through either a merger with a subsidiary of Whitney or a share exchange with Whitney, all of which are expected to qualify for pooling-of-interests accounting treatment. See "Information About Whitney - General" and "Information About Whitney - Recent Developments." These acquisitions are not considered material to Whitney for purposes of presenting pro forma financial information; therefore, information regarding Merchants, Merchants Bank and the Florida acquisitions is not included in the following pro forma financial statements, and Whitney's historical financial statements have not been restated to reflect the completed Florida acquisitions.

         The unaudited pro forma condensed combined balance sheet at September 30, 1996, set forth below, gives effect to the Company Merger under the pooling-of-interests accounting method as if the Company Merger had occurred on September 30, 1996. The unaudited pro forma condensed combined statements of income for the years ended December 31, 1995, 1994 and 1993 and the nine months ended September 30, 1996 and 1995 combine the historical statements of income of Whitney and FNB as if the Company Merger had been effective as of January 1, 1993. The cost associated with the Company Merger, estimated to be $2.1 million, will be accounted for as a current period expense upon consummation of the Company Merger and has not been reflected in the pro forma financial statements.

                           WHITNEY HOLDING CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                   (Unaudited)

                               September 30, 1996
                                 (In Thousands)

                                                        Whitney              FNB        Pro Forma      Pro Forma
                                                     (Consolidated)    (Consolidated)  Adjustments     Combined
                                                     --------------    --------------  -----------   ------------
ASSETS

Cash and due from financial institutions..........   $   210,320       $    8,383                    $   218,703
Interest-bearing deposits in financial institutions            -            3,200                          3,200
Securities available for sale.....................       124,497           64,349                        188,846
Securities held to maturity.......................     1,249,120           10,874                      1,259,994
Federal funds sold................................           300                -                            300
Loans and leases..................................     1,795,725          121,212                      1,916,937
Less: reserve for possible loan losses............        43,198            1,951                         45,149
                                                     -----------       ----------                    -----------
Net loans and leases..............................     1,752,527          119,261                      1,871,788
Bank premises and equipment (net).................       101,575            5,195                        106,770
Other real estate owned (net).....................         2,837              956                          3,793
Other assets......................................        74,113            6,414                         80,527
                                                     -----------       ----------       --------     -----------
       TOTAL ASSETS...............................   $ 3,515,289        $ 218,632             $0     $ 3,733,921
                                                     -----------       ==========       ========     ===========
LIABILITIES
Deposits..........................................   $ 2,696,506       $  192,395                     $2,888,901
Federal funds purchased and other borrowings......       404,696            6,947                        411,643
Accrued expenses and other liabilities............        29,622            1,300                         30,922
                                                     -----------       ----------                    -----------
       TOTAL LIABILITIES..........................   $ 3,130,824       $  200,642                     $3,331,466
EQUITY
Capital stock.....................................        $2,800           $5,044        ($5,044)         $2,800
Capital surplus...................................        67,628           16,454          5,044          89,126
Retained earnings (accumulated deficit)...........       322,305           (2,069)                       320,236
Net unrealized holding gains (losses) on
    available-for-sale securities.................          (165)          (1,439)                        (1,604)
Less: Treasury stock..............................         8,103                -                          8,103
                                                     -----------       ----------                    -----------
       TOTAL EQUITY...............................   $   384,465       $   17,990                    $   402,455

       TOTAL LIABILITIES AND
       SHAREHOLDERS' EQUITY.......................    $3,515,289         $218,632             $0      $3,733,921
                                                     ===========       ==========       ========     ===========

                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                                   (Unaudited)

                      Nine Months Ended September 30, 1996
                      (In Thousands, except for share data)


                                                        Whitney             FNB           Pro Forma     Pro Forma
                                                    (Consolidated)    (Consolidated)     Adjustments     Combined
                                                    --------------    --------------     -----------   ----------

Interest income...................................     $ 172,907         $ 11,323                      $ 184,230
Interest expense..................................        63,613            4,869                         68,482
                                                       ---------         --------                      ---------
Net interest income...............................       109,294            6,454                        115,748
Provision for (reduction in) reserves for possible
   loan losses....................................             0              100                            100
                                                       ---------         --------                      ---------
Net interest income after provision
   for possible loan losses.......................       109,294            6,354                        115,648
Non-interest income...............................        27,232            1,556                         28,788
Non-interest expense..............................        95,030            5,240                        100,270
Income before income taxes........................        41,496            2,670                         44,166
Income taxes......................................        12,984              902                         13,886
                                                       ---------         --------                      ---------
Net income........................................     $  28,512         $  1,768                      $  30,280
                                                       =========         ========                      =========

Weighted average shares outstanding:
  Primary.........................................    17,143,567        1,261,538                     18,405,105
  Fully diluted...................................    17,178,788        1,261,538                     18,440,326

Earnings per share:
  Primary.........................................         $1.66            $1.40                          $1.65
  Fully diluted...................................         $1.66            $1.40                          $1.64


                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                                   (Unaudited)

                      Nine Months Ended September 30, 1995
                      (In Thousands, except for share data)


                                                        Whitney             FNB           Pro Forma     Pro Forma
                                                    (Consolidated)    (Consolidated)     Adjustments     Combined
                                                    --------------    --------------     -----------   ----------
Interest income...................................     $ 156,228         $ 11,509                      $ 167,737
Interest expense..................................        52,603            4,446                         57,049
                                                       ---------         --------                      ---------
Net interest income...............................       103,625            7,063                        110,688
Provision for (reduction in) reserves for possible
   loan losses....................................        (9,750)               0                         (9,750)
                                                       ---------         --------                      ---------
Net interest income after provision
   for possible loan losses.......................       113,375            7,063                        120,438
Non-interest income...............................        25,083            1,377                         26,460
Non-interest expense..............................        88,620            5,905                         94,525
Income before income taxes........................        49,838            2,535                         52,373
Income taxes......................................        15,765              852                         16,617
                                                       ---------         --------                      ---------
Net income........................................     $  34,073         $  1,683                      $  35,756
                                                       =========         ========                      =========

Weighted average shares outstanding:
  Primary.........................................    16,793,048        1,261,538                     18,054,586
  Fully diluted...................................    16,793,048        1,261,538                     18,054,586

Earnings per share:
  Primary.........................................         $2.02            $1.33                          $1.98
  Fully diluted...................................         $2.02            $1.33                          $1.98

                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                                   (Unaudited)

                          Year Ended December 31, 1995
                      (In Thousands, except for share data)

                                                        Whitney             FNB           Pro Forma     Pro Forma
                                                    (Consolidated)    (Consolidated)     Adjustments     Combined
                                                    --------------    --------------     -----------    ----------

Interest income...................................     $ 213,295         $ 15,327                      $ 228,622
Interest expense..................................        71,867            6,110                         77,977
                                                       ---------         --------                      ---------
Net interest income...............................       141,428            9,217                        150,645
Provision for (reduction in) reserves for possible
  loan losses.....................................        (9,400)               0                         (9,400)
                                                       ---------         --------                      ---------
Net interest income after provision
   for possible loan losses.......................       150,828            9,217                        160,045
Non-interest income...............................        33,205            1,793                         34,998
Non-interest expense..............................       119,481            7,404                        126,885
Income before income taxes........................        64,552            3,606                         68,158
Income taxes......................................        20,203            1,213                         21,416
                                                       ---------         --------                      ---------
Net income........................................     $  44,349         $  2,393                      $  46,742
                                                       =========         ========                      =========


Weighted average shares outstanding:
  Primary.........................................    16,971,801        1,261,538                     18,233,339
  Fully diluted...................................    17,049,308        1,261,538                     18,310,846

Earnings per share:
  Primary.........................................         $2.61            $1.90                          $2.56
  Fully diluted...................................         $2.60            $1.90                          $2.55

                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                                   (Unaudited)

                          Year Ended December 31, 1994
                      (In Thousands, except for share data)

                                                        Whitney              FNB           Pro Forma    Pro Forma
                                                     (Consolidated)    (Consolidated)     Adjustments    Combined
                                                     --------------    --------------     -----------   ----------

Interest income...................................     $ 192,750         $ 13,257                      $ 206,007
Interest expense..................................        57,503            4,773                         62,276
                                                       ---------         --------                      ---------
Net interest income...............................       135,247            8,484                        143,731
Provision for (reduction in) reserves for possible
  loan losses.....................................       (26,004)            (500)                       (26,504)
                                                       ---------         --------                      ---------
Net interest income after provision
   for possible loan losses.......................       161,251            8,984                        170,235
Non-interest income...............................        34,175              676                         34,851
Non-interest expense..............................       112,394            7,759                        120,153
Income before income taxes........................        83,032            1,901                         84,933
Income tax expense (benefit)......................        26,834           (3,979)                        22,855
                                                       ---------         --------                      ---------
Net income........................................     $  56,198         $  5,880                      $  62,078
                                                       =========         ========                      =========

Weighted average shares outstanding:
  Primary.........................................    16,588,783        1,261,538                     17,850,321
  Fully diluted...................................    16,588,783        1,261,538                     17,850,321

Earnings per share:
  Primary.........................................         $3.39            $4.66                          $3.48
  Fully diluted...................................         $3.39            $4.66                          $3.48

                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                                   (Unaudited)

                          Year Ended December 31, 1993
                      (In Thousands, except for share data)

                                                       Whitney              FNB         Pro Forma       Pro Forma
                                                    (Consolidated)    (Consolidated)    Adjustments     Combined
                                                    --------------    --------------    -----------    ---------
Interest income...................................     $ 186,105         $ 12,322                      $ 198,427
Interest expense..................................        54,681            4,785                         59,466
                                                       ---------         --------                      ---------
Net interest income...............................       131,424            7,537                        138,961
Provision for (reduction in) reserves for possible
  loan losses.....................................       (59,625)              51                        (59,574)
                                                       ---------         --------                      ---------
Net interest income after provision
   for possible loan losses.......................       191,049            7,486                        198,535
Non-interest income...............................        33,216            1,563                         34,779
Non-interest expense..............................       108,237            7,512                        115,749
Income before income taxes and cumulative
  effect of changes in accounting principles......       116,028            1,537                        117,565
Income tax expense (benefit)......................        37,145             (241)                        36,904
                                                       ---------         --------                      ---------
Income before cumulative effect of changes
  in accounting principles........................        78,883            1,778                         80,661
Cumulative effect of changes in accounting
  principles......................................           345              340                            685
                                                       ---------         --------                      ---------
Net income........................................     $  79,228         $  2,118                      $  81,346
                                                       =========         ========                      =========

Weighted average shares outstanding:
  Primary.........................................    16,456,782        1,261,538                     17,718,320
  Fully diluted...................................    16,456,782        1,261,538                     17,718,320

Earnings per share:
  Primary.........................................         $4.81            $1.68                          $4.59
  Fully diluted...................................         $4.81            $1.68                          $4.59


                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (Unaudited)


         To calculate pro forma information, it has been assumed that the number of outstanding shares of Whitney Common Stock includes shares to be issued upon consummation of the Company Merger. In connection with the Company Merger, Whitney will issue shares of Whitney Common Stock to the shareholders of FNB.

         Under the terms of the Plan of Merger, Whitney will issue Whitney Common Stock with an aggregate value at the date of the Company Merger of approximately $41,000,000 (calculated based on the Average Market Price). The number of shares of Whitney Common Stock to be exchanged in the Company Merger will be determined by the Average Market Price of Whitney Common Stock, which will be no less than $28.50 per share nor more than $36.50 per share. For purposes of the accompanying pro forma financial statements, the Whitney Common Stock is assumed to have an Average Market Price in the Company Merger of $32.50 per share, resulting in the issuance of 1,261,538 shares of Whitney Common Stock for all the common stock of FNB (an exchange ratio of 0.6253).

         The historical earnings per share and weighted average shares outstanding amounts for FNB reflect the equivalent shares of Whitney Common Stock expected to be exchanged in connection with the Mergers based on an assumed Average Market Price of $32.50 per share of Whitney Common Stock.

         There is no stated par value of Whitney Common Stock. In accordance with the pooling-of-interests method of accounting, the historical equities of the merged companies are combined.

                              INFORMATION ABOUT FNB

Description of Business

         FNB is a Louisiana corporation and a registered bank holding company under the Bank Holding Company Act of 1956 (the "BHCA"). FNB was incorporated in 1974 and acquired all of the stock of FNBH in July 1982 pursuant to a reorganization in which the shareholders of FNBH became shareholders of FNB and FNBH became FNB's wholly-owned subsidiary. At September 30, 1996, FNB had total consolidated assets of approximately $218.6 million and total consolidated deposits of approximately $192.4 million. FNB's principal executive office is located at 7910 Main Street, Houma, Louisiana 70360, and its telephone number is
(504) 868-1660.

         Additional information with respect to FNB is included in documents incorporated by reference in this Proxy Statement-Prospectus. Copies of certain of such documents, consisting of FNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, accompany this Proxy Statement-Prospectus.

Price Range of FNB Common Stock and Quarterly Dividends

         Since April 19, 1995, the FNB Common Stock has been traded on the AMEX under the symbol FNH. The following table sets forth the high and low reported closing sale prices per share of FNB Common Stock as reported on the AMEX (for the second quarter of 1995 and subsequent periods) and the quarterly dividends declared for the periods indicated. Prices indicated for the FNB Common Stock through the first quarter of 1995 are based upon actual transactions in FNB Common Stock of which FNB's management is aware; however, during that period there were only a limited number of transactions, all of which involved limited numbers of shares, and no assurance can be given that the prices indicated represent actual market values.

                                  High                 Low              Dividend
1994
  First Quarter................  $3.37               $3.25               $   -
  Second Quarter...............   4.37                3.75                   -
  Third Quarter................   4.50                4.00                   -
  Fourth Quarter...............   4.50                4.13                 .10

1995
  First Quarter................  $5.00               $4.50               $   -
  Second Quarter...............   9.50                7.00                 .05
  Third Quarter................  13.875               9.0625               .05
  Fourth Quarter...............  16.75               14.00                 .06


1996
  First Quarter ............... $14.875             $13.75               $ .07
  Second Quarter...............  13.875              13.00                 .07
  Third Quarter................  19.50               13.75                 .07
   Fourth Quarter..............  20.25               15.75               .07

                            INFORMATION ABOUT WHITNEY

General

         Whitney, a Louisiana corporation, is a multi-bank holding company registered pursuant to the BHCA. It became an operating entity in 1962 with Whitney Bank as its only significant subsidiary. Whitney Bank, a national banking association headquartered in Orleans Parish, Louisiana, has been engaged in the general banking business in the City of New Orleans continuously since 1883. Whitney Bank currently offers banking and trust services through 61 branches located in south Louisiana, including branches in the metropolitan areas of New Orleans (including suburban Jefferson and St. Tammany Parishes), Baton Rouge, Lafayette and Morgan City, and a foreign branch on Grand Cayman in the British West Indies. In December 1994, Whitney established the Whitney Bank of Alabama, and through this new, Alabama state-chartered banking subsidiary, became the first Louisiana bank holding company to enter the Alabama market through its acquisition of the Mobile area operations of The Peoples Bank, Elba, Alabama on February 17, 1995. Whitney Bank of Alabama currently operates 10 branches and one loan production office serving metropolitan Mobile and Montgomery, Alabama and the Alabama Gulf Coast region.

         On October 25, 1996, Whitney acquired Liberty Bank and American Bank and Trust, both of Pensacola, Florida, through mergers of those institutions into Whitney National Bank of Florida ("Whitney Bank-Florida"), a wholly-owned subsidiary of Whitney formed for that purpose. Whitney Bank-Florida operates five branches serving Pensacola, Florida and surrounding areas.

         Whitney Bank, Whitney Bank of Alabama and Whitney Bank-Florida (Whitney's banking subsidiaries) are full-service commercial banks engaged in commercial and retail banking and in the trust business, including the taking of deposits, the making of secured and unsecured loans, the financing of commercial transactions, the delivery of corporate, pension and personal trust and investment services and safe deposit rentals. Whitney Bank also issues credit cards and is active as a correspondent for other banks.

         During 1995, Whitney established Whitney Community Development Corporation ("WCDC"), a for-profit community development corporation incorporated under the laws of the State of Louisiana. WCDC is authorized to make equity and debt investments in corporations or projects designed primarily to promote community welfare, including the economic rehabilitation and development of low-income areas by providing housing, services or jobs for residents, or promoting small businesses that service low-income areas. The initial capitalization of WCDC was $1,000,000.

         At September 30, 1996, Whitney had consolidated total assets of approximately $3.5 billion, consolidated total deposits of approximately $2.7 billion and consolidated shareholders' equity of approximately $384 million. Whitney's and Whitney Bank's principal executive offices are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and its telephone number is (504) 586-7117.

Recent Developments

         Whitney has entered into a definitive agreement dated November 14, 1996 with Merchants Bancshares, Inc. ("Merchants") and its majority-owned subsidiary Merchants Bank & Trust Co. ("Merchants Bank"), pursuant to which Merchants would merge with and into Whitney, and Whitney would acquire all of the outstanding shares of Merchants Bank through either a merger with a subsidiary of Whitney or a share exchange with Whitney (the "Merchants Acquisition"). Merchants Bank is a Mississippi state-chartered bank headquartered in Gulfport, Mississippi, with approximately $207 million in assets and 13 branches serving the Mississippi Gulf Coast.

         Under the terms of the Merchants agreement, shareholders of Merchants and the minority shareholders of Merchants Bank would receive, in the aggregate, shares of Whitney Common Stock having a value of approximately $51.8 million (plus the amount of Merchants' retained net income after tax from October 1, 1996 through the month preceding the closing of that transaction), based on an assumed average market price of Whitney Common Stock between $30.00 and $36.00 per share. As in the Company Merger, the actual value on the effective date of the Merchants Acquisition of the shares of Whitney Common Stock to be received by Merchants shareholders may be more or less than the amount described above inasmuch as such consideration will be determined in reference to a defined

"average market price" of Whitney Common Stock that can be no less than $30.00 or more than $36.00. The Merchants Acquisition is expected to be consummated in the first quarter of 1997, but is subject to regulatory approval and other customary conditions. There can be no assurance that the Merchants Acquisition will be consummated at such time or at all.

         Whitney  continues  to  explore  opportunities  to  acquire  additional financial institutions as part of an expansion strategy that focuses on developing a significant banking presence along the United States Gulf Coast from the Texas-Louisiana border through the Florida panhandle. Discussions are continually being carried on relating to such potential acquisitions. Whitney may, after the date of this Proxy Statement-Prospectus, enter into one or more acquisition agreements with one or more of such institutions; however, it is not currently known whether Whitney's discussions will result in further acquisitions or on what terms any such acquisitions would be made.

Market Prices of and Dividends Declared on Whitney Common Stock

         Whitney Common Stock is included for quotation in the NASDAQ National Market System under the symbol "WTNY." The following table sets forth, for the periods indicated the high and low reported closing sale prices per share of Whitney Common Stock as reported on the NASDAQ National Market System and the quarterly dividends declared for each such period.

               Price Range of Common Stock and Quarterly Dividends

                                   High               Low              Dividend*
1994
  First Quarter................   $24               $21 1/2                $0.14
  Second Quarter...............    27 1/4            21 3/4                 0.14
  Third Quarter................    28 1/2            25 3/4                 0.15
  Fourth Quarter...............    27                21                     0.17

1995

  First Quarter................   $25 3/4           $22                    $0.18
  Second Quarter...............    27 3/8            24                     0.19
  Third Quarter................    34                26 3/4                 0.19
  Fourth Quarter...............    31 1/2            29 3/4                 0.21


1996
  First Quarter ...............   $31 3/4           $29 3/4                $0.22
  Second Quarter...............    31 3/4            29 3/4                 0.25
  Third Quarter................    30 7/8            29 1/2                 0.25
   Fourth Quarter...........    35 7/8            31 3/4                0.25


----------------------
* Dividends per share for 1994 and 1995 have been restated to reflect the Citizens Acquisition. See "Summary - Selected Financial Data of Whitney."

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         If the shareholders of FNB approve the Plan of Merger and the Company Merger is subsequently consummated, all shareholders of FNB will become shareholders of Whitney, and their rights will be governed by and be subject to the Articles of Incorporation and Bylaws of Whitney rather than the Articles of Incorporation and Bylaws of FNB. The following is a description of the Whitney Common Stock and a brief summary of certain of the principal differences between the rights of shareholders of Whitney and FNB not described elsewhere herein.

Description of Whitney Common Stock


         The authorized capital stock of Whitney consists of 40,000,000 shares of Common Stock, no par value, of which 17,957,051 were outstanding on December 31, 1996. The following description of Whitney's capital stock is qualified in its entirety by reference to Whitney's Articles of Incorporation and Bylaws and to the applicable provisions of the LBCL.


         Common Stock

         Voting Rights - Non-cumulative Voting. Holders of Whitney Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders. Holders of Whitney Common Stock do not have cumulative voting rights. As a result, the holders of more than 50% of the Whitney Common Stock may elect all of the directors.

         Dividend Rights. Holders of outstanding Whitney Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors, in its discretion, out of funds legally available therefor.

         Liquidation Rights. In the event of the liquidation of Whitney, the holders of Whitney Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of their shares.

         Preemptive Rights. Holders of Whitney Common Stock have no preemptive rights to subscribe for additional shares of capital stock.

         Directors

         The Board of Directors of Whitney is divided into five classes, as nearly equal in number as possible, with members of each class to serve for five years, and with one class being elected each year. Directors of Whitney must also be shareholders of Whitney. Any director of Whitney may be removed from office with or without cause only by the affirmative vote of at least 90% of the voting power of Whitney present at a special meeting of the shareholders called for that purpose. The quorum requirement for such a meeting is 90% of the total voting power of Whitney present in person or by proxy.

         The LBCL permits corporations to (i) include provisions in their articles of incorporation that limit the personal liability of directors and officers for monetary damages resulting from breaches of the duty of care, subject to certain exceptions, and (ii) indemnify directors and officers, among others, in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits. Whitney's Articles of Incorporation include a provision that eliminates the personal liability of directors and officers to Whitney and its shareholders for monetary damages resulting from breaches of the duty of care to the full extent currently permitted by the LBCL and further provides that any amendment or repeal of that provision will not affect the elimination or limitation of liability of an officer or director with respect to conduct occurring prior to the time of such amendment or appeal.

         The Articles of Incorporation also provide for indemnification and advancement of expenses of any officer, director, employee or agent of Whitney for any action taken in good faith by that officer, director, employee or agent. Indemnification in the case of actions by or in the right of Whitney shall be limited to expenses actually and reasonably incurred in defense or settlement of the action. The Board of Directors, in its discretion, may choose to provide further indemnification to officers, directors, employees and agents of Whitney.

         The Articles of Incorporation and Bylaws authorize Whitney to maintain insurance covering the actions of its officers, directors, employees and agents, and its Bylaws provide for indemnification to the fullest extent allowed under the LBCL.

         No amendment to Whitney's Articles may change any of the provisions thereof relating to the Board of Directors unless such amendment receives the affirmative vote of 90% of the voting power present at a shareholders meeting for which there is a quorum as described above; provided, however, that such 90% vote is not required for any amendment unanimously recommended to the shareholders by the Board of Directors at a time when there is no Related Person (as defined below).

         Supermajority and Fair Price Provisions

         Supermajority Provisions. The Articles of Incorporation contain certain provisions designed to provide safeguards for shareholders when a Related Person (as defined below) attempts to effect a Business Combination (as defined below) with Whitney. In general, a Business Combination between Whitney and a Related Person must be approved by the affirmative vote of at least 90% of the voting power of Whitney present at a shareholders meeting, at which meeting at least 90% of the total voting power of Whitney must be present in person or by proxy to constitute a quorum, unless certain minimum price and procedural requirements are satisfied and the Board of Directors of Whitney has the opportunity to state its recommendations to the shareholders in a proxy statement. If these requirements are satisfied, only the affirmative vote of two-thirds of the voting power present or represented at a shareholders meeting of Whitney (the quorum for which would be the presence in person or by proxy of a majority of the total voting power of Whitney) would be required.

         A "Related Person" is defined as any person who, together with certain persons related to him or it, is the beneficial owner of 10% or more of the outstanding shares of Whitney stock entitled to vote in elections of directors. The term "beneficial owner" includes persons directly or indirectly owning or having the right to acquire or vote the stock of Whitney.

         A "Business Combination" includes the following transactions: (1) any merger or consolidation involving Whitney or its principal subsidiary; (2) any sale or lease by Whitney or its principal subsidiary of all or a substantial part of its assets; or (3) any sale or lease to Whitney or any of its subsidiaries of any assets of any Related Person in exchange for securities of Whitney or its principal subsidiary.

         Fair Price Provisions. There is no requirement that 90% of the voting power present of Whitney approve a Business Combination between a Related Person and Whitney if all of the requirements described below are satisfied:

         (1) Minimum Price Requirement. The cash, or fair market value of other consideration, to be received per share by shareholders of Whitney in connection with the Business Combination must bear the same or a greater percentage relationship to the market price of Whitney Common Stock immediately prior to the announcement of such Business Combination as the highest per share price (including brokerage commissions and soliciting dealers' fees) that the Related Person has theretofore paid for any of the shares of Whitney Common Stock already owned by it bears to the market price of the Whitney Common Stock immediately prior to the commencement of the acquisition of Whitney Common Stock by the Related Person. In addition, the cash, or fair market value of other consideration, to be received per share by shareholders of Whitney in such Business Combination must not be less than (i) the highest per share price
(including brokerage commissions and soliciting dealers' fees) paid by the Related Person in acquiring any of its holdings of Whitney Common Stock and (ii) the earnings per share of Whitney Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such Business Combination, multiplied by the then price/earnings multiple (if any) of the Related Person as customarily computed and reported in the financial community.

         (2) Procedural Requirements. The following procedural requirements must be satisfied at all times after the Related Person becomes a Related Person: (i) the Related Person shall have taken steps to ensure that Whitney's Board of Directors included at all times representation by Continuing Directors (as defined below) proportionate to the stockholdings of Whitney's shareholders not affiliated with the Related Person; (ii) there shall have been no reduction in the rate of dividends paid on the shares of Whitney Common Stock unless otherwise approved by unanimous vote of the directors (iii) the Related Person shall not have acquired any newly issued shares of Whitney Common Stock, directly or indirectly, except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a prorata stock dividend or stock split; and (iv) the Related Person shall not have acquired any additional shares of Whitney Common Stock or securities convertible into Whitney Common Stock except as part of the transaction by which such Related Person became a Related Person.

         A "Continuing Director" includes a person who was a member of the Board of Directors of Whitney elected by the shareholders prior to the time that a Related Person acquired in excess of 10% of the stock of Whitney, or a person recommended to succeed a Continuing Director by a majority of Continuing Directors.

         (3) Actions Prior to Becoming a Related Person. The Related Person shall not have (i) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Whitney; or (ii) made any major change in Whitney's business or equity capital structure without the unanimous approval of the Board of Directors, in either case prior to the consummation of the Business Combination.

         (4) Proxy Statement. A proxy statement responsive to the requirements of the Exchange Act shall be mailed to all shareholders of Whitney for the purpose of soliciting shareholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state, and if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such Business Combination from the point of view of shareholders other than the Related Person.

         (5) Vote Necessary to Amend Articles of Incorporation. The Articles of Incorporation provide that the affirmative vote of the holders of 90% or more of the voting power present at a shareholders meeting for which there is a quorum as described above is required in order to amend the fair price provisions, provided that only a vote of the holders of a majority of the total voting power of Whitney is required if the action to amend is unanimously recommended to shareholders by the Board of Directors if all such directors are persons who would be eligible to serve as Continuing Directors.

         Purposes and Effect of Supermajority and Fair Price Provisions. The fair price provisions are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempted takeover of Whitney. In the absence of the supermajority and fair price provisions, a purchaser who acquired control of Whitney would be in a position, by virtue of such control, to compel minority shareholders to accept a lower price or a less desirable form of consideration than that given to other shareholders.

         The effect of the provisions is to encourage any Related Person or potential Related Person interested in a Business Combination to negotiate the terms of such transaction with the Board of Directors of Whitney prior to its acquisition of a substantial amount of the capital stock of Whitney and in a context that would provide adequate time and information so that all relevant considerations would receive the requisite attention and, if necessary, publicity.  The Board of  Directors  of  Whitney  believes  that the  Continuing
Directors of Whitney are likely to be more knowledgeable than individual shareholders in assessing the business and prospects of Whitney and are accordingly better able to negotiate effectively with the Related Person. Also, the provisions should help to protect those shareholders who by choice or for lack of adequate opportunity did not sell shares in the first step of a two-tiered offer, by ensuring that a fair price will be paid to the shareholders in the second step of the two-tiered transaction if, but only if, the Related Person elects to initiate a second step.

         It should be noted, however, that tender offers are usually made at premium prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock temporarily to reach levels that are higher than would otherwise be the case. Because of the higher percentage requirements for shareholder approval of any subsequent Business Combination, and the possibility of having to pay a higher price to other shareholders in such a Business Combination, it may become more costly for a purchaser to acquire control of Whitney. The Articles of Incorporation may discourage such purchases, particularly those for less than all of the shares of Whitney, and may therefore deprive holders of the Whitney Common Stock of an opportunity to sell their stock at a temporarily higher market price. A potential purchaser of stock seeking to obtain control may also be discouraged from purchasing stock because a supermajority shareholder vote would be required in order to change or eliminate the fair price protection provisions in the Articles of Incorporation.

         Although the supermajority and fair price provisions are designed to assure fair treatment of all shareholders in the event of a takeover, the provisions may also adversely affect the ability of shareholders to benefit from certain transactions that are opposed by the Board of Directors of Whitney.

         In certain instances, the fair price provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value. In addition, a Related Person may be unable, as a practical matter, to comply with all of the procedural requirements of the Articles of Incorporation. In these circumstances, a potential purchaser would be forced either to negotiate with the Continuing Directors and offer terms acceptable to them or to abandon the proposed Business Combination.


         Under the fair price provisions, in certain circumstances, a Business Combination that might be attractive to some shareholders might never be proposed to the shareholders by a Related Person, or if proposed, might not be consummated. Further, the provisions may, under certain circumstances, give holders of a minority of the voting power a veto power over a Business Combination that the majority of shareholders may believe desirable and beneficial. To Whitney's knowledge, on December 31, 1996, directors and executive officers of Whitney beneficially owned approximately 1,378,850 shares (approximately 7.7%) of the Whitney Common Stock. Therefore, it may be difficult or impossible for a Related Person to secure the necessary supermajority vote without management's approval.


         Since only the Continuing Directors will have the authority to avoid the requirement of a supermajority shareholder vote to approve Business Combinations if otherwise applicable, the provisions also may tend to insulate management against the possibility of removal in the event of a takeover bid. Further, if the Related Person were to replace all of the directors who were in office on the date it became a Related Person (which it could not be assured of accomplishing for at least four years because of the Board's classification), there would be no Continuing Directors and, consequently, the 90% shareholder vote requirement would apply to any Business Combination, unless the minimum price and procedural requirements were satisfied.

         Federal securities laws and regulations applicable to Business Combinations govern the disclosure required to be made to minority shareholders in order to consummate certain Business Combinations. However, the laws and regulations do not assure that the terms of a Business Combination will be fair from a financial standpoint. The LBCL provides that, under certain circumstances, the affirmative vote of the holders of at least 80% of the voting power of a Louisiana corporation is necessary in order to approve certain types of business combinations with a related party unless the shareholders receive a price for their shares as set forth in the LBCL and certain other conditions are met. While the fair price protection provisions of the LBCL would apply to any Business Combination involving Whitney and a Related Party, the Board of Directors of Whitney believes that the fair price provisions in the Articles of Incorporation provide additional assurance that the shareholders of Whitney will receive an equitable price for their shares if a Business Combination is consummated.

         Considerations in Change of Control

         The LBCL authorizes the Board of Directors of Whitney, when considering any proposal to acquire control of Whitney, to take into account, among other enumerated factors and any other factors the Board deems relevant, the interests of Whitney's employees, creditors and the communities in which Whitney conducts its business, as well as purely financial interests of Whitney's shareholders.

         Amendment of Articles of Incorporation

         Except for the 90% vote required to amend any provision of the Articles of Incorporation relating to the Board of Directors of Whitney or the supermajority and fair price provisions contained therein, the affirmative vote of at least a majority of the total voting power of Whitney (i.e., a majority of the outstanding shares of Whitney Common Stock), at a meeting the quorum for which is the presence in person or by proxy of a majority of the total voting power, is required to amend the Articles of Incorporation. See " -- Directors" and " -- Supermajority and Fair Price Provisions," above.

         Amendment of Bylaws

         Whitney's Bylaws may be amended or repealed by the affirmative vote of a majority of the Board of Directors of Whitney or by the affirmative vote of at least a majority of the votes cast at a meeting of the shareholders of Whitney.

         Shareholders Meetings

         Shareholders holding not less than 20% of the outstanding Whitney Common Stock may require Whitney to call a meeting of its shareholders.

         Louisiana Control Share Acquisition Statute

         The LBCL Control Share Acquisition Statute provides that any shares acquired by a person or group (an "Acquiror") in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33-1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than Interested Shares (as defined below) at a meeting called for the purpose of considering the voting power to be accorded to shares held by the Acquiror. "Interested Shares" include all shares as to which the Acquiror, any officer of Whitney and any director of Whitney who is also an employee of Whitney may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to an Acquiror and the shareholders do not vote to accord voting rights to such shares, Whitney may have the right to redeem the shares held by the Acquiror for their fair market value.

Comparison of Whitney Common Stock and FNB Common Stock

         The following comparison of the rights of holders of Whitney Common Stock and FNB Common Stock is based on current terms of the governing documents of the respective companies and on the current provisions of the LBCL. The rights of holders of FNB Common Stock and holders of Whitney Common Stock are similar in many respects: (i) each shareholder is entitled to one vote for each share held on all matters submitted to a vote of shareholders and neither is entitled to cumulative voting rights in connection with the election of directors; and (ii) each shareholder is entitled to receive pro rata any assets distributed to the shareholders upon liquidation, dissolution or a winding up of the affairs of their respective companies. In addition, both the Whitney Common Stock and the FNB Common Stock are governed by applicable provisions of the LBCL. Although it is impracticable to note all the differences between the applicable governing documents of Whitney and FNB, the following is intended to be a summary of certain significant differences between the rights of holders of Whitney Common Stock and the rights of holders of FNB Common Stock.

         Boards of Directors. Whitney's Articles of Incorporation provide for a board of directors consisting of not less than five nor more than 25 members divided into five classes, with directors serving five-year staggered terms expiring for each class of directors at successive annual meetings of shareholders. The Articles of Incorporation of FNB do not provide for classes of directors, and the directors of FNB each serve one-year terms. FNB's board consists of not less than three nor more than 25 members. The directors of both Whitney and FNB must also be shareholders.

         Removal of Directors. Whitney's Articles of Incorporation provide that a director may be removed from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose at which a "quorum" is present. A "quorum" for these purposes means the presence, in person or by proxy, of the holders of 90% of the total voting power of Whitney.

         FNB's Articles of Incorporation and Bylaws do not contain a similar provision and, under the LBCL, FNB's directors may be removed by the affirmative vote of a majority of the total voting power of FNB at a special meeting of shareholders called for that purpose.

         Preferred Stock. The Board of Directors of FNB is authorized, without action of its shareholders, to issue FNB preferred stock (the "FNB Preferred Stock") from time to time and to fix the preferences, limitations and relative rights thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series of such FNB Preferred Stock. Shares of FNB Preferred Stock that are authorized would be available for issuance in connection with the acquisition of other businesses, infusion of capital, or for other lawful corporate purposes, at the discretion of the Board of Directors. The Board of Directors could issue FNB Preferred Stock to a person or persons who would support management in connection with a proxy contest to replace an incumbent director or in opposition to an unsolicited tender offer. As a result, such proposals or tender offers could be defeated even though favored by the holders of a majority of the FNB Common Stock. FNB's Articles of Incorporation authorize the issuance of 2,000,000 shares of FNB Preferred Stock, none of which are currently outstanding.

         Whitney's Articles of Incorporation do not authorize the issuance of preferred stock.

         Special Meetings of Shareholders. Under the LBCL, special meetings of Whitney's shareholders may be called by the president or the board of directors, or upon the written request of any shareholder or shareholders holding in the aggregate one-fifth of the total voting power of Whitney. FNB's bylaws provide that special meetings of its shareholders may be called by the president, the chairman of the board or the board of directors, or upon the written request of any shareholder or shareholders holding in the aggregate one-third of the total voting power.

         Supermajority Vote Requirements. Whitney's Articles of Incorporation contain supermajority shareholder voting provisions for certain "business combinations." Whitney's provisions are triggered if any shareholder or group of shareholders acquires 10% of the total voting power of Whitney, and the supermajority vote that may be required to approve such a "business combination" or to amend these provisions in Whitney's Articles of Incorporation is 90% of the total voting power of Whitney.

         FNB's Articles of Incorporation do not contain supermajority vote requirements for business combinations, and FNB, therefore, is governed in this regard solely by the LBCL. Under the LBCL, certain "business combinations" require supermajority votes if they involve an "interested shareholder." An "interested shareholder" is defined in the LBCL as any person that, subject to certain exceptions, is either the beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation or an affiliate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% more of such voting power. The supermajority vote required by the LBCL is a vote of both (a) 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation voting together as a single voting group and (b) two-thirds of the votes entitled to be cast by holders of stock other than voting stock held by the "interested shareholder" who is or whose affiliate is a party to the "business combination" or an affiliate or associate of the "interested shareholder," voting together as a single group. In addition, the "business combination" must be recommended by the board of directors of the corporation. See " - Description of Whitney Common Stock -- Supermajority and Fair Price Provisions --- Purposes and Effect of Supermajority and Fair Price Provisions" and " -- Louisiana Control Share Acquisition Statute," above.

         Reversion. FNB's Articles of Incorporation provide that all cash, property or share dividends, shares issuable in connection with the reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within 18 months after the dividend or redemption price become payable, or the shares become issuable, despite reasonable efforts by the corporation to pay the dividend or redemption price, or deliver the certificates for the shares to such shareholders within such time, shall revert in full ownership to FNB, and FNB's obligation to pay such dividend or redemption price or issue such shares shall thereupon cease; provided, however, the Board of Directors may, but is not required to, thereafter pay such dividends or redemption price or issue such shares to the person entitled thereto.

         Whitney's Articles of Incorporation do not contain a similar provision.

         Indemnification Rights. Whitney's Articles of Incorporation provide that, in addition to any rights to indemnification that a person might have by law or otherwise, Whitney shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, including any action by or in the right of Whitney, by reason of the fact that he is or was a director, officer, employee or agent of Whitney, or is or was serving at the request of Whitney as a director, officer, employee or agent of another business or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Whitney and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions by or in the right of Whitney, the indemnification provided to employees or agents is limited to expenses not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the action to conclusion, but the Board of Directors is authorized in its discretion to pay or provide additional indemnity in particular cases and, as to directors and officers, the indemnity in such cases is similarly limited if it would permit indemnification of an individual for (i) the results of his willful or intentional misconduct, (ii) breach of duty of loyalty to Whitney or the entity otherwise served by the individual or (iii) engaging in a transaction in which the individual derived an improper personal benefit. No indemnification may be made in respect of a claim in which the person seeking indemnity shall have been adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct in the performance of its duties to Whitney unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

         FNB's Articles of Incorporation provide mandatory indemnification to its directors and officers for similar claims, except only as may be prohibited by law. There is no requirement in such Articles of Incorporation that the director or officer have met a certain standard of conduct, and no express rights to indemnification for employees or agents of FNB.

                                  LEGAL MATTERS

         Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., New Orleans, Louisiana, has rendered its opinion that the shares of Whitney Common Stock to be issued in connection with the Company Merger have been duly authorized and, if and when issued pursuant to the terms of the Plan of Merger, will be validly issued, fully paid and non-assessable.

                                     EXPERTS

         The consolidated financial statements of FNB and its subsidiaries at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated in this Proxy Statement-Prospectus by reference from FNB's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Whitney and its subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated by reference in this Proxy Statement-Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

                              SHAREHOLDER PROPOSALS

         If the Company Merger is not consummated, shareholder proposals of FNB shareholders intended to be presented at the next annual meeting of shareholders of FNB must be received by FNB at its principal executive offices a reasonable time before the date of FNB's proxy statement released to its shareholders for that meeting for consideration by FNB for possible inclusion in such proxy materials.

                                  OTHER MATTERS

         At the time of the preparation of this Proxy Statement-Prospectus, FNB had not been informed of any matters to be presented by or on behalf of FNB or its management for action at the Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters properly come before the Meeting or any adjournments or postponements thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

         Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors of FNB, and return it at once in the enclosed envelope.

                                  BY ORDER OF THE BOARD OF DIRECTORS OF FNB



                                  Sharon T. Roppolo
                                  Secretary
   January 17, 1997

                                   APPENDIX A
                          Agreement and Plan of Merger

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made October 11, 1996, between Whitney Holding Corporation ("Whitney"), a Louisiana corporation and Whitney National Bank ("Whitney's Bank"), a national banking association, on the one hand, and First National Bankshares, Inc. ("Holding"), a Louisiana corporation, and First National Bank of Houma ("Bank"), a national banking association, on the other hand. Whitney and Holding shall be hereinafter collectively referred to as the "Constituent Corporations".

                                    Preamble


         WHEREAS, the boards of directors of Whitney and Holding have determined that it is desirable and in the best interests of their respective corporations and shareholders that Holding merge into Whitney (the "Company Merger"). The boards of directors of Whitney's Bank and Bank have each determined that it is desirable and in the best interests of each such institution and its sole shareholder that Bank merge into Whitney's Bank (the "Bank Merger"). The Company Merger and the Bank Merger shall be hereinafter collectively referred to as the "Mergers"; and

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

         Section 1.        The Mergers and Closing

         1.01.    Mergers.

                  (a) Promptly after execution of this Agreement, the Boards of Directors of Whitney and Holding will execute the merger agreement annexed hereto as Exhibit 1.01(a) (the "Company Merger Agreement"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in Section 6 hereof, Holding will merge with and into Whitney, which shall be the surviving corporation.

                  (b) Promptly after execution of this Agreement, the Boards of Directors of Whitney's Bank and Bank will execute the merger agreement annexed hereto as Exhibit 1.01(b) (the "Bank Merger Agreement"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in Section 6 hereof, Bank will merge with and into Whitney's Bank, which shall be the surviving bank. The Company Merger Agreement and the Bank Merger Agreement shall be hereinafter collectively referred to as the "Merger Agreements".

                  (c) Effects of Mergers. The Company Merger shall have the effects set forth in the Louisiana Business Corporation Law ("LBCL"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property and assets, rights, privileges and all debts, liabilities and obligations of Holding will become the property and assets, rights, privileges and debts, liabilities and obligations of Whitney as the surviving corporation in the Company Merger. The Bank Merger shall have the effects set forth in the National Banking Laws. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Bank Merger, all the property and assets, rights, privileges and all debts, liabilities and obligations of Bank will become the property and assets, rights, privileges and debts, liabilities and obligations of Whitney's Bank as the surviving association in the Bank Merger.

         1.02. The Closing. The "Closing" of the transactions contemplated hereby will take place in the Board Room of Whitney, 228 St. Charles Avenue, Second Floor, New Orleans, Louisiana 70130 (or such other place to which the parties may agree), at 10:00 a.m., New Orleans Time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of subsection 6.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon 10 days notice following satisfaction of such conditions. The date on which the Closing occurs is herein called the "Closing Date". If all conditions set forth in Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters and opinions required by
Section 6 shall be delivered, (c) the appropriate officers of the parties shall execute, deliver and acknowledge the Merger Agreements and (d) the parties shall take such further action as is required to consummate the transactions contemplated by this Agreement and the Merger Agreements; provided, however, that Whitney may, in its sole discretion, delay execution, delivery, acknowledgment and filing of the Bank Merger Agreement and the consummation of the Bank Merger until such time as it deems appropriate, but in no event later than one year following the approval of the Bank Merger by the Office of the Comptroller of the Currency. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then such party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of subsection 7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to
Section 7.

         1.03. The Effective Date and Time. Immediately following (or concurrently with) the Closing, the Company Merger Agreement shall be filed with and recorded by the Secretary of State of Louisiana, and subject to Section 1.02, the Bank Merger Agreement will be filed and recorded with the Office of the Comptroller of the Currency, and the Company Merger and the Bank Merger shall be effective at the date and time specified in the Company Merger Agreement and the Bank Merger Agreement, respectively. The date on which and the time at which the Company Merger becomes effective are herein referred to as the "Effective Date" and the "Effective Time," respectively.

         1.04.    Surviving Corporations.

                  (a) Company Merger. The Articles of Incorporation and bylaws of Whitney, as in effect immediately prior to the Effective Time, shall remain unchanged by reason of the Company Merger and shall be the Articles of Incorporation and bylaws of Whitney as the surviving corporation in the Company Merger. The directors and officers of Whitney at the Effective Time shall be the directors and officers of Whitney as the surviving corporation in the Company Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of Whitney Common Stock, no par value ("Whitney Common Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time. At the Effective Time, the shares of Holding Common Stock shall be converted as set forth in Section 2.

                  (b) Bank Merger. The Articles of Association and Bylaws of Whitney's Bank, as in effect immediately prior to the effective time of the Bank Merger shall remain unchanged by reason of the Bank Merger and shall be the Articles of Association and Bylaws of Whitney's Bank as the surviving entity in the Bank Merger. The directors and officers of Whitney's Bank at the effective time of the Bank Merger shall be the directors and officers of Whitney's Bank as the surviving corporation in the Bank Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of Bank, other than any such shares as to which dissenters' rights shall exist, shall be cancelled and (ii) the shares of capital stock of Whitney's Bank as the surviving entity in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.

         1.05. Tax Consequences. It is the intention of the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of
Section 368 of the Code.

         Section 2.        Conversion of Stock in the Company Merger

         2.01. Conversion. Subject to the provisions of this Section 2, at the Effective Time, by virtue of the Company Merger and without any action on the part of the holders thereof, the shares of Holding common stock, par value $2.50 per share ("Holding Common Stock") shall be converted as follows:

                  (a) Exchange Ratio. Except for shares of Holding Common Stock held by Holding as treasury shares (which shall by reason of the Company Merger be cancelled), and subject to the provisions of Section 2.01(b) relating to fractional shares, each issued and outstanding share of Holding Common Stock shall be converted into and become that number of shares of Whitney Common Stock that is equal to the quotient (the "Exchange Ratio") obtained by dividing the Maximum Deliverable Amount (as hereinafter defined) by the total number of issued and outstanding shares (not treasury shares) of Holding Common Stock at the Effective Time.

                             (i)  Maximum Deliverable Amount. The term "Maximum
Deliverable Amount" means the quotient obtained by dividing $41,000,000 by the Average Market Price (as defined below).

                            (ii)  Average Market Price. The "Average Market
Price" shall be the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the twenty (20) trading days preceding the fifth trading day immediately prior to the Effective Time, as reported in the Wall Street Journal (corrected for typographical errors); provided, however, that if the Average Market Price as calculated above is less than $28.50, the Average Market Price for purposes of this Section 2.01(a) shall be $28.50, and if the Average Market Price as calculated above is greater than $36.50, the Average Market Price for purposes of this Section 2.01(a) shall be $36.50.

                  (b) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Holding, upon surrender of his or her certificate that immediately prior to the Effective Time represented Holding Common Stock, other than shares of Holding Common Stock held by Holding as treasury shares (which shall by reason of the Company Merger be cancelled), shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock at the Effective Time shall be such fraction multiplied by the Average Market Price.

                  (c) Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Holding Common Stock, other than shares of Holding Common Stock held by Holding as treasury shares (which shall by reason of the Company Merger be cancelled), upon surrender thereof to the exchange agent selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to Section 2.01(e) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Whitney Common Stock into which such holder's shares of Holding Common Stock were converted. Until so surrendered, each outstanding Holding stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's Holding Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other distribution to holders of unsurrendered Holding stock certificates until surrendered; provided, however, that upon the surrender and exchange of any Holding stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares of Holding Common Stock theretofore represented by such certificates shall have been exchanged. The provisions of this subsection 2.01(c) are intended for the benefit of the holders of shares of Holding Common Stock and shall be enforceable by such holders and each such holder's heirs, representatives and successors.

                  (d) Deposit. Promptly following the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares to be issued and paid, as the case may be, in exchange for outstanding shares of Holding Common Stock pursuant to this Section 2.

                  (e) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Holding at the Effective Time transmittal materials for use in exchanging certificates of Holding Common Stock for certificates of Whitney Common Stock.

         2.02. Closing Transfer Books. At the Effective Time, the stock transfer books of Holding shall be closed and no transfer of shares of Holding Common Stock shall be made thereafter. At the effective time of the Bank Merger, the stock transfer books of Bank shall be closed and no transfer of shares of Bank Common Stock (as hereinafter defined in Section 3.02) shall be made thereafter. All shares of Whitney Common Stock issued, and any fractional share payments paid upon surrender for exchange of certificates representing shares of Holding Common Stock in accordance with this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Holding Common Stock theretofore represented by such certificates.

         Section 3.        Representations and Warranties of Holding

         Holding and Bank represent and warrant to Whitney and Whitney's Bank that, as of the date of this Agreement and as of the Closing Date, except as set forth in the Schedule of Exceptions:

         3.01. Consolidated Group; Organization; Qualification. "Holding's consolidated group," as such term is used in this Agreement, consists of Holding and Bank. Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the
"Bank Holding Company Act"). Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States and is domiciled in the State of Louisiana. Each member of Holding's consolidated group has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this Agreement and the Merger Agreements to which it is a party and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on such member's financial condition, results of operations or business.

         3.02. Capital Stock; Other Interests. The authorized capital stock (i) of Holding consists of 10,000,000 shares of Holding Common Stock, of which 2,017,600 shares are issued and outstanding and no shares are held in its treasury, and 2,000,000 shares of Preferred Stock, without par value, of which no shares are issued and outstanding; and (ii) of Bank consists of 572,290 shares of common stock, $2.50 par value per share ("Bank Common Stock"), of which 562,906 shares are issued and outstanding and no shares are held in its treasury. All issued and outstanding shares of capital stock of each member of Holding's consolidated group have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) non-assessable, and all of the outstanding shares of Bank are owned by Holding, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances. No member of Holding's consolidated group has outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. There are no agreements among Holding and Holding's shareholders or by which Holding is bound with respect to the voting or transfer of Holding Common Stock or granting registration rights to any holder thereof. The outstanding capital stock of each member of Holding's consolidated group has been issued in compliance with all legal requirements and in compliance with any preemptive or similar rights. No member of Holding's consolidated group has a subsidiary

(other than Bank) or direct or indirect ownership interest exceeding 5% in any firm, corporation, partnership or other entity.

         3.03. Corporate Authorization; No Conflicts. Subject to the approval of this Agreement and the Merger Agreements by the shareholders of Holding and Bank, respectively, in accordance with the LBCL and applicable federal law, all corporate acts and other proceedings required of each member of Holding's consolidated group for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreements and consummation of the Mergers have been validly taken. Subject to their approval by the shareholders of Holding and Bank and to such regulatory approvals as are required by law, this Agreement and the Merger Agreements are legal, valid and binding obligations of Holding and Bank and are enforceable against Holding and Bank, respectively, in accordance with the respective terms hereof and thereof, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. With respect to each member of Holding's consolidated group, neither the execution, delivery or performance of this Agreement or the Merger Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

         3.04. Financial Statements, Reports and Proxy Statements. Holding has delivered to Whitney true and complete copies of (a) the consolidated balance sheets as of December 31, 1994 and December 31, 1995 of Holding and its consolidated subsidiaries, the related consolidated statements of income, shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Holding's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (collectively, the "Financial Statements"), (b) the unaudited consolidated balance sheets as of June 30, 1996 and June 30, 1995 of Holding and its consolidated subsidiaries, and the related unaudited statements of income, shareholders' equity and cash flows for the six-month periods then ended, as presented in Holding's Quarterly Reports on Form 10-Q filed with the SEC under the Exchange Act (collectively, the "Interim Financial Statements"), (c) the annual report to the Board of Governors of the Federal Reserve System ("Federal Reserve Board") for the year ended December 31, 1995, of each member of Holding's consolidated group required to file such reports, (d) all call reports, including all amendments thereto, made to the Office of the Comptroller of the Currency ("OCC") since December 31, 1992, of each member of Holding's consolidated group required to file such reports, (e) Holding's Annual Report to Shareholders for 1995 and all subsequent Quarterly Reports to Shareholders, (f) all registration statements and reports filed since December 31, 1992 pursuant to the Securities Act of 1933, as amended (the "Securities Act") and pursuant to
Section 13 or 15(d) of the Exchange Act, of each member of Holding's consolidated group required to file such reports, and (g) all Proxy Statements disseminated to Holding's shareholders or the shareholders of any of its subsidiaries at any time since December 31, 1992.

                  The Financial Statements and, except as indicated in the notes thereto or, as permitted by Form 10-Q and the rules and regulations of the SEC, the Interim Financial Statements, have been (and all financial statements delivered to Whitney as required by this Agreement will be) prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the consolidated results of operations of Holding's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Interim Financial Statements (the "Latest Balance Sheet"), no member of Holding's consolidated group had, nor are any of any such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured) which is not reflected and adequately reserved against in accordance with GAAP. No report, including any report filed with the Federal Reserve Board, or other report, proxy statement or registration statement filed by any member of Holding's consolidated group with the SEC since January 1, 1993, and no report made to shareholders of Holding since January 1, 1993, as of the respective dates thereof, contained, and no such report, proxy statement, registration statement or report to shareholders filed or disseminated after the date of this Agreement will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements and Interim Financial
Statements are supported by and consistent with a general ledger and detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to Whitney.

         3.05. Loan and Investment Portfolios. All loans, discounts and financing leases (in which a member of Holding's consolidated group is lessor) reflected on the Latest Balance Sheet (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolios of each member of Holding's consolidated group as of such date, have been delivered to Whitney. Except as specifically noted on the loan schedule attached to the Schedule of Exceptions, no member of Holding's consolidated group is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by any member of Holding's consolidated group to be otherwise in material default for more than 30 days, (iii) classified as "substandard," "doubtful," "loss," "other assets especially mentioned" or any comparable classification by any member of Holding's consolidated group, the OCC or the FDIC, (iv) an obligation of any director, executive officer or 10% shareholder of any member of Holding's consolidated group who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

         3.06. Adequacy of Allowances for Losses. Each of the allowances for losses on loans, financing leases and other real estate shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Executive Committee of the Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Holding's consolidated group at all times from and after the date of the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Executive Committee of the Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any of such provisions for losses or a material decrease in the allowances therefor reflected in the Latest Balance Sheet.

         3.07. Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet, Holding has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Holding's capital stock except regular quarterly dividends from the date hereof until the Closing Date in amounts not to exceed $.07 per share payable quarterly (in the case of dividends declared in 1996) and $.08 per share payable quarterly (in the case of dividends declared in 1997); provided that the increase in dividend from $.07 to $.08 per share is conditioned on such increase not disqualifying the Mergers as "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Whitney and Holding shall cooperate in selecting the record date of Holding's dividend for the quarter in which the Effective Time is to occur to ensure that, with respect to such quarterly period, the holders of Holding Common Stock do not receive both a dividend in respect of their shares of Holding Common Stock and Whitney Common Stock or fail to receive any dividend, and Whitney and Holding will use their best efforts to select the Closing Date such that holders of Holding Common Stock qualify for the dividend in respect to the Whitney Common Stock (rather than the dividend in respect to the Holding Common Stock) declared in the quarter in which the Effective Time is to occur. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Holding's consolidated group, taken as a whole. Except as may result from the transactions contemplated by this Agreement, no such member has, since the date of the Latest Balance Sheet:

                  (a) borrowed any money or entered into any capital lease or, except in the ordinary course of business consistent with past practices, (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate, or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

                  (b) suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

                  (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus non-interest bearing deposits;

                  (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

                  (e) received notice that one or more substantial customers has terminated or intends to terminate such customers' relationship with it, with the result being a material adverse effect on Bank;

                  (f) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

                  (g) incurred any material loss except for losses adequately reserved against on the date of this Agreement or on the Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

                  (h) forgiven any material debt owed to it, or cancelled any of its claims or paid any of its noncurrent obligations or liabilities;

                  (i) made any capital expenditure or capital addition or betterment in excess of $50,000;

                  (j) entered  into  any   agreement   requiring  the  payment,
conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 10% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000;

                  (k) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements or Interim Financial Statements;

                  (l) made any loan, given any discount or entered into any financing lease which has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully reserved against in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business; or

                  (m) entered into any agreement, contract or commitment to do any of the foregoing.

         3.08. Taxes. Each member of Holding's consolidated group has timely filed all federal, state and local income, franchise, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, has paid all material taxes, interest payments and penalties as reflected therein which have become due, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, parish, state, the United States or any other taxing authority, and is not delinquent in the payment of any material tax or material governmental charge of any nature. The consolidated federal income tax returns of Holding's consolidated group have not been audited by the Internal Revenue Service since the date of Holding's inception. No audit or examination is presently being conducted by any taxing authority nor has any member of Holding's consolidated group received written notice from any such taxing authority of its intention to conduct any investigation or audit or to commence any such proceeding; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to any member of Holding's consolidated group by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of any member of Holding's consolidated group. Each such member has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

         3.09. Title to Assets. (a) On the date of the Latest Balance Sheet, each member of Holding's consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and merchantable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each member of Holding's consolidated group owns, or has valid leasehold interests in, all material properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of and proposed to be made of such property by such member of such property.

                  (b) With  respect  to each  lease of any  real  property  or a material amount of personal property to which any member of Holding's consolidated group is a party, except for financing leases in which a member of such consolidated group is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Mergers will not constitute a default or a cause for termination or modification of such lease.

                  (c) No member of Holding's consolidated group has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

         3.10. Legal Matters. (a) To the knowledge of Holding, (i) there is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or threatened against any member of Holding's consolidated group nor (ii) do any facts or circumstances exist that would be likely to form the basis for any material claim against any member of Holding's consolidated group that, if adversely determined, would have a material adverse effect on Holding's consolidated group.

                  (b) Each member of Holding's consolidated group has complied in all material respects with and is not in default in any material respect under (and has not been charged or threatened with or come under investigation with respect to any charge concerning any material violation of any provision
of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

                  (c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

                  (d) No member of Holding's consolidated group is subject to any written agreement, memorandum or order with or by any bank or bank holding company regulatory authority.

                  (e) To the knowledge of Holding, there is no claim, action, suit, proceeding, arbitration, or investigation, pending or threatened, in which any material claim or demand is made or threatened to be made against any member of Holding's consolidated group or any officer, director, advisory director or employee, in each case by reason of any person being or having been an officer, director, advisory director or employee of any such member.

         3.11. Employee Benefit Plans. (a) Except for the plans listed on the subsection of the Schedule of Exceptions that corresponds to this subsection (the "ERISA Plans"), no member of Holding's consolidated group sponsors, maintains or contributes to, and no such member has at any time sponsored, maintained or contributed to, any employee benefit plan that is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of the ERISA Plans has been maintained and administered in all material respects in compliance with its terms, the provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Internal Revenue Code of 1986, as amended (the "Code"). No ERISA Plan, including any "party in interest" or "disqualified person" with respect thereto has engaged in a nonexempt prohibited transaction under Section 4975 of the Code or
Section 502(i) of ERISA; there is no matter relating to any of the ERISA Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the ERISA Plans or the assets thereof. Each member of Holding's consolidated group has complied in all material respects with the reporting and disclosure requirements of ERISA and the Code. None of the ERISA Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. A favorable determination letter has been issued by the Internal Revenue Service with respect to each ERISA Plan that is intended to be qualified under Section 401(a) of the Code and the Internal Revenue Service has taken no action to revoke any such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. No member of Holding's consolidated group has sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of Section 412 of the Code or providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the "COBRA" provisions of ERISA and the Code.

                  (b) Set forth on the subsection of the Schedule of Exceptions corresponding to this subsection is a true and complete list of each benefit plan and benefit arrangement of any member of Holding's consolidated group other than the ERISA Plans. True and complete copies of all plan (including ERISA
Plan) documents and written agreements (including all amendments and modifications thereof), together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500 with respect to such plan or arrangement have been made available to Whitney.

                  (c) All group health plans of any member of Holding's consolidated group to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof.

                  (d) Each plan, fund or arrangement previously sponsored or maintained by any member of Holding's consolidated group, or to which any member of Holding's consolidated group previously made contributions which has been terminated by any member of Holding's consolidated group was terminated in accordance with ERISA, the Code and the terms of such plan, fund or arrangement and no event has occurred and no condition exists that would subject any member of Holding's consolidated group, Whitney or Whitney's Bank to any tax, penalty, fine or other liability as a result of, directly or indirectly, the termination of such plan, fund or arrangement.

                  (e) The current fair market value of the assets of each ERISA Plan subject to the provisions of Title IV of ERISA equals or exceeds the present value of the accrued benefits of each such plan as of the end of the most recent plan year, calculated on a termination and on-going basis, and there has been no material change likely to change the funding status of any such plan. No funding deficiency within the meaning of Section 412 of the Code exists with respect to any ERISA Plan. All contributions required or accrued under the terms of any plan (including any ERISA Plan) have been made and all insurance premiums required or accrued under the terms of any plan (including any ERISA plan) have been paid as of the date hereof.

                  (f) With respect to the ESOP, neither the acquisition of securities with the proceeds of a loan nor the retention of such securities constitutes a breach of fiduciary duty within the meaning of Section 404(a) of ERISA. The ESOP has been created, organized and administered in accordance with the requirements applicable to employee stock ownership plans as defined in
Section 401(a) and 4975(e)(7) of the Code. The securities acquired by the ESOP with the proceeds of a loan have the status of "qualifying employer securities" as that term is defined in Section 4975(e) of the Code and "employer securities" as that term is defined in Section 490(1) of the Code.

         3.12. Insurance Policies. Each member of Holding's consolidated group maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies is attached to the Schedule of Exceptions. No member of Holding's consolidated group is now liable, nor has any such member received any notice of any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and no member of Holding's consolidated group has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no member of Holding's consolidated group has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such polices).

         3.13. Agreements. (a) No member of Holding's consolidated group is a party to:
                     (i)  any collective bargaining agreement;

                    (ii) other than the employee benefits and plans referred to in the section of the Schedule of Exceptions that corresponds to subsection
3.11 of this Agreement, any employment or other agreement or contract with or commitment to any employee except the agreements, arrangements, policies and practices referred to in the section of the Schedule of Exceptions that corresponds to subparagraph (j) of subsection 3.07 of this Agreement and such agreements as are terminable without penalty upon not more than 30 days notice by the employer;

                   (iii) any obligation of guaranty or indemnification except such indemnification of officers, directors, employees and agents of Holding's consolidated group as on the date of this Agreement may be provided in their respective articles of incorporation or association and by-laws (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded), except if entered into in the ordinary course of business with respect to customers of any member of Holding's consolidated group, letters of credit, guaranties of endorsements and guaranties of signatures;

                    (iv) any agreement, contract or commitment which is or if performed will be materially adverse to the financial condition, results of operations or business of Holding's consolidated group; or

                     (v) any agreement, contract or commitment containing any covenant limiting the freedom of any member of Holding's consolidated group
(x) to engage in any line of business permitted by regulatory authorities, (y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by bank holding companies or Louisiana state or national banks, as applicable to Bank, or (z) to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance); or

                    (vi) any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

                 (b)  The  subsection  of  the  Schedule  of  Exceptions   that
corresponds to this subsection contains a list of each material agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements which are not material) to which any member of Holding's consolidated group is a party or which affects any such member. To Holding's knowledge, no member of Holding's consolidated group has in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments.

         3.14. Licenses, Franchises and Governmental Authorizations. Each member of Holding's consolidated group possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business. The deposits of Bank are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C.
Section 1818.

         3.15. Corporate Documents. Holding has delivered to Whitney, with respect to each member of Holding's consolidated group, true and correct copies of its articles of incorporation or articles of association, and its by-laws, all as amended. All of the foregoing and all of the corporate minutes and stock transfer records of each member of Holding's consolidated group are current, complete and correct in all material respects.

         3.16. Certain Transactions. No past or present director, executive officer or five percent shareholder of any member of Holding's consolidated group has, since January 1, 1992, engaged in any transaction or series of transactions which, if such member had been subject to Section 14(a) of the Exchange Act, would have been would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Rules and Regulations of the SEC, other than transactions which were so disclosed.

         3.17. Broker's or Finder's Fees. Except for The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey"), whose fees pursuant to a contract dated July 30, 1996 will not exceed $325,000 (except in the event that the Average Market Price exceeds $36.50), plus the reimbursement of out-of-pocket costs not to exceed $7,500, no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of any member of Holding's consolidated group is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

         3.18. Environmental Matters. (a) (i) Each member of Holding's consolidated group has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation, to the knowledge of Holding, properties acquired by foreclosure or in settlement of loans;

                    (ii) Each member of Holding's consolidated group is in compliance with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Holding and its consolidated group, taken as a whole;

                   (iii) There are no past or present events, conditions, circumstances, activities or plans by any member of Holding's consolidated group related in any manner to any member of Holding's consolidated group or the Subject Properties that did or would violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability, as hereinafter defined, except for such as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Holding and its consolidated group, taken as a whole;

                    (iv) To Holding's knowledge, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against any member of Holding's consolidated group, or any prior owner of any of the Subject Properties which relates to the Subject Properties and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability; and

                     (v) To Holding's knowledge, no member of Holding's consolidated group is subject to or responsible for any material Environmental Liability which is not set forth and adequately reserved against on the Latest Balance Sheet.

              (b)  "Environmental  Law  Requirement"  means  all  applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials (as such term is defined below), chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i)
drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.

              (c) "Hazardous Materials" shall mean: (A) Any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.) ("CERCLA") as amended from time to time, or regulations promulgated thereunder;
(B) asbestos; (C) polychlorinated biphenyls; (D) any "regulated substance" as defined by 40 C.F.R. Section 280.12, or the Louisiana Administrative Code; (E) any naturally occurring radioactive material ("NORM"), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Louisiana or another jurisdiction; (F) any non-hazardous oilfield wastes ("NOW") defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Louisiana or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (H) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

               d) "Environmental Liability" shall mean (i) any liability or obligation arising under any Environmental Law Requirement, or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

         3.19. Compliance with Laws. Each member of Holding's consolidated group is in compliance with all applicable laws, rules, regulations, orders, writs, judgments and decrees the noncompliance with which reasonably could be expected to have a material adverse effect on the financial condition, results of operations or business of Holding's consolidated group taken as a whole. There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank or bank holding company regulatory authority, except those cited in examination reports previously submitted to, and reviewed by, Whitney.

         3.20. Intellectual Property. Each member of Holding's consolidated group owns or holds valid licenses to use all trademarks, tradenames, service marks and other intellectual property that are material to the conduct of its business.

         3.21. Community Reinvestment Act. Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has CRA ratings of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

         3.22. Accuracy of Statements. No warranty or representation made or to be made by any member of Holding's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Holding's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

         Section 4. Representations and Warranties of Whitney and Whitney's Bank

                  Whitney and Whitney's Bank represent and warrant to Holding and Bank that as of the date hereof and as of the Closing Date:

         4.01. Consolidated Group; Organization; Qualification. "Whitney's consolidated group," as such term is used in this Agreement, consists of Whitney and Whitney's Bank and, in addition includes Whitney Bank of Alabama and several other subsidiaries. Whitney is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act. Whitney's Bank is a national banking association duly organized and validly existing and in good standing under the laws of the United States of America. Whitney and Whitney's Bank have all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and the Merger Agreements to which it is a party and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on its financial condition, results of operations or business.

         4.02. Capital Stock. As of the date of this Agreement, the authorized capital stock of Whitney consists of 40,000,000 shares of Whitney Common Stock. As of September 30, 1996, 17,165,056 shares of Whitney Common Stock were issued and outstanding and 494,280 shares were held in its treasury. All issued and outstanding shares of capital stock of Whitney and Whitney's Bank have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) non-assessable. The outstanding capital stock of Whitney and Whitney's

Bank has been issued in compliance with all legal requirements and any preemptive or similar rights. Whitney owns all of the issued and outstanding shares of capital stock of Whitney's Bank free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

         4.03. Corporate Authorization; No Conflicts. Subject to approval of the Bank Merger Agreement by Whitney as the sole shareholder of Whitney's Bank, all corporate acts and other proceedings required of Whitney and Whitney's Bank for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreements and consummation of the Mergers have been validly and appropriately taken. Subject to such regulatory approvals as are required by law, this Agreement and the Merger Agreements are legal, valid and binding obligations of Whitney and Whitney's Bank as the case may be, and are enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. With respect to each of Whitney and Whitney's Bank, neither the execution, delivery or performance of this Agreement or the Merger Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or by-laws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

         4.04. Financial Statements; Reports and Proxy Statements. (a) Whitney has delivered to Holding true and complete copies of (i) the consolidated balance sheets as of December 31, 1994 and December 31, 1995 of Whitney and its consolidated subsidiaries, the related consolidated statements of operations, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC (collectively, the "Whitney Financial Statements") and (ii) the unaudited consolidated balance sheet as of June 30, 1996 of Whitney and its consolidated subsidiaries and the related unaudited statements of operations and cash flows for the six month period then ended, as presented in Whitney's quarterly report on Form 10-Q filed with the SEC (collectively, the "Whitney's Interim Financial Statements").

                  (b) The Whitney Financial Statements and the Whitney Interim Financial Statements (each as defined in Schedule 4.04) have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Whitney's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Whitney Interim Financial Statements (the "Whitney Latest Balance Sheet"), no member of Whitney's consolidated group had, nor were any of any of such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured), which is not reflected and adequately reserved against in the Whitney Latest Balance Sheet in accordance with GAAP. No report, including any report filed with the Federal Reserve Board, or other report, proxy statement or registration statement filed by any member of Whitney's consolidated group with the SEC since January 1, 1993, and no report made to shareholders of Whitney since January 1, 1993, as of the respective dates thereof, contained and no such report, proxy statement, registration statement or report to shareholders filed or disseminated after the date of this Agreement through the Closing will contain any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.05. Legality of Whitney Securities. All shares of Whitney Common Stock to be issued pursuant to the Company Merger have been duly authorized and, when issued pursuant to the Company Merger Agreement, will be validly and legally issued, fully paid and non-assessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

         4.06. SEC Reports. Whitney has previously delivered to Holding an accurate and complete copy of the following Whitney reports filed with the SEC pursuant to the Exchange Act: (a) annual reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995; (b) quarterly reports on Form 10-Q for the three months ended March 31 and June 30, 1996; and (c) proxy statements for the years 1994, 1995 and 1996; as of their respective dates, no such Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by it under the Securities Act and the Exchange Act.

         4.07. Absence of Certain Changes or Events. Since the date of the Whitney Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

         4.08. Legal Matters. (a) There are no material actions, suits, proceedings, arbitrations or investigations pending or, to Whitney's knowledge threatened, against any member of Whitney's consolidated group which would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC's Rules and Regulations that are not so disclosed.

                  (b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Whitney's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

                  (c) No member of Whitney's consolidated group is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority.

         4.09. Accuracy of Statements. No warranty or representation made or to be made by any member of Whitney's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Whitney's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

         Section 5. Covenants and Conduct of Parties Prior to the Effective Date. The parties further covenant and agree as follows:

         5.01. Investigations; Planning. Each member of Holding's consolidated group shall continue to provide to Whitney and Whitney's Bank and to their authorized representatives full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Whitney and Whitney's Bank and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Whitney and Whitney's Bank shall from time to time reasonably request. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of the business of Holding's consolidated group. Each member of Holding's consolidated group agrees to cooperate with Whitney and Whitney's Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Whitney and Whitney's Bank (and, if applicable, Bank) after consummation of the Company Merger. In the event of termination of this Agreement prior to the Effective Date, Whitney shall, except to any extent necessary to assert any rights under this Agreement or the Merger Agreements, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or non-public documents, work papers and other materials obtained from Holding's consolidated group in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business, and shall cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or to use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of Whitney and Whitney's Bank. Whitney and Whitney's Bank shall continue to provide Holding's executive officers with access to their respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Whitney and Whitney's Bank to the extent customary in transactions of the nature contemplated by this Agreement.

         5.02. Cooperation and Best Efforts. Each of the parties hereto will cooperate with the other parties and use its best efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby and by the Merger Agreements, and (d) effect the transactions contemplated by this Agreement and the Merger Agreements at the earliest practicable date, subject to the proviso contained in Section 1.02 hereof.

         5.03. Information for, and Preparation of, Registration Statement and Proxy Statement. Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.14 and a proxy statement of Holding (the "Proxy Statement") which complies with the requirements of the Securities Act of 1933 (the "Securities Act"), the Exchange Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement, the Company Merger Agreement and the transactions contemplated hereby and thereby to Holding's shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.

         5.04. Approval of Merger Agreements. No approval by Whitney's shareholders is necessary as respects the Company Merger Agreement. Whitney, as the sole shareholder of Whitney's Bank, shall take all action necessary to effect shareholder approval of the Bank Merger Agreement, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02.

         5.05. Press Releases. Whitney and Holding will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, no member of Holding's consolidated group or Whitney's consolidated group will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law and, if practical, prior notice of such release is provided to the other parties. Whitney agrees that it will make a press release with respect to the results of operations of Whitney and its consolidated group as promptly as practicable following receipt of financial results covering at least thirty
(30) days of post-mergers combined operations of Whitney to permit the termination of the limitations set forth in the Shareholder Commitments on the ability of each person referred to in Section 5.10 to resell shares of Whitney Common Stock in a manner inconsistent with Whitney's ability to account for the Mergers as a pooling of interests.

         5.06. Preservation of Business. To the extent consistent with sound business practices, each member of Holding's consolidated group will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

         5.07. Conduct of Business in the Ordinary Course. Each member of Holding's consolidated group shall conduct its business only in the ordinary course consistent with past practices, and shall not, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee:

                  (a) except for the declaration and payment of regular quarterly dividends during 1996 and 1997 in accordance with Section 3.07 until the Effective Time, declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock, provided that this subparagraph shall not prevent dividends or distributions from any member of Holding's consolidated group to any other member of such consolidated group;

                  (b) amend its articles of incorporation or association or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

                  (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees except (i) such agreements as are terminable at will without any penalty or other payment by it, or increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person in any manner inconsistent with its past practices and (ii) after consultation with Whitney's chief executive officer, bonuses to certain officers and employees in amounts in an aggregate amount not exceeding $150,000, with such bonuses to be paid upon the completion of the full conversion of Bank's data processing system to Whitney's Bank's system and in no event no later than November 1, 1997;

                  (d) except as described in the Schedule of Exceptions or except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in subsection 3.09 hereof, or cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

                  (e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets or, except in the ordinary course of business consistent with past practices or as described in the Schedule of Exceptions;

                  (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                  (g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

                  (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

                  (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, parish, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

                  (j) dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in non-investment grade securities or which are inconsistent with past investment practices;

                  (k) enter into any new line of non-banking business;

                  (l) (i) except as described in the Schedule of Exceptions, charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or (ii) except as set forth on Schedule of Exceptions, sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value at the date of the Latest Balance Sheet;

                  (m) make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed Holding's or Bank's applicable regulatory lending limits;

                  (n) take or cause to be taken any action which would disqualify the Mergers as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

                  (o)  agree or commit to do any of the foregoing.

         5.08. Additional Information. Holding will provide Whitney and Whitney will provide Holding (a) with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any member of its consolidated group, any material breach by any such member of any of its warranties, representations or covenants in this Agreement, or any material action taken or proposed to be taken with respect to any member of its consolidated group by any regulatory agency, (b) as soon as they become available, copies of any financial statements, reports and other documents of the type referred to in subsection 3.04 with respect to each member of its consolidated group, and (c) promptly upon its dissemination, any report disseminated to its shareholders.

         5.09. Holding Shareholder Approval. Holding's Board of Directors shall submit this Agreement and the Company Merger Agreement to its shareholders for approval in accordance with the applicable law, together with its recommendation that such approval be given, at a special meeting of the shareholders of Holding duly called and convened for that purpose as soon as practicable after the effective date of the Registration Statement. Holding, as the sole shareholder of Bank, shall take all action to effect shareholder approval of the Bank Merger Agreement. The foregoing obligations of Holding and its Board of Directors specified in this subsection 5.09 are subject to the proviso in the last sentence of Section 5.12.

         5.10. Restricted Whitney Common Stock. Holding will use its best efforts to obtain, prior to Whitney's filing of the Registration Statement referred to in Section 5.14, an agreement from each person who is a director, executive officer or 10% beneficial owner of securities of Holding (and such other persons who Holding reasonably believes to be a "affiliate" of Holding for purposes of the federal securities laws, which persons are listed on Exhibit
5.10 to the Schedule of Exceptions) who will receive shares of Whitney Common Stock by virtue of the Company Merger to the effect that such person (i) will not dispose of any Whitney Common Stock received pursuant to the Mergers in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby from pooling of interests accounting treatment, (ii) will agree to escrow all such shares until Whitney has made a public announcement of the financial results of at least 30 days of combined operations following the Effective Date and (iii) in the case of directors and executive officers
(subject only to any fiduciary obligation that such individuals may have to persons other than Holding or Bank or their respective shareholders), will agree to vote all shares as to which they have or share voting power in favor of this Agreement and the Mergers ("Shareholder's Commitment"). With respect to any person or persons beneficially owning 5% or more, but less than 10%, of the Holding Common Stock (a "Five Percent Owner"), Holding shall use its best efforts to either obtain a Shareholder's Commitment from each such person or persons or provide to Whitney and Whitney's independent public accountants (a) such certificates of Holding or Bank, their officers or third parties and other documentary evidence, in form and substance satisfactory to Whitney, as Whitney shall determine to be necessary for Whitney and its independent public accountants to reasonably conclude that such Five Percent Owner is not an "affiliate" of Holding for purposes of the federal securities laws or (b) a legal opinion, from counsel reasonably acceptable to Whitney, to the effect that such Five Percent Owner is not an "affiliate" of Holding for purposes of the federal securities laws, such opinion to be in form and substance satisfactory to Whitney and its independent public accountants.

         5.11. Loan Policy. No member of Holding's consolidated group will make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies has been provided to Whitney, provided that this covenant shall not prohibit Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio.

         5.12. No Solicitations. Prior to the Effective Time or until the termination of this Agreement, no member of Holding's consolidated group shall, without the prior approval of Whitney, directly or indirectly, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by the Board of Directors of Holding in good faith, after consultation with its financial advisors and its legal counsel, to be required to discharge properly the directors' fiduciary duties to Holding's consolidated group and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction (as defined in Section 7.01) or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or withdraw its recommendation to the shareholders of Holding of the Mergers or make a recommendation of any other Acquisition Transaction, or any business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance as to confidentiality substantially the same as the confidentiality agreement between Holding and Whitney); and each such member shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify Whitney immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Holding or Bank from taking any action that the Board of Directors of Holding or Bank, as the case may be, determines, in good faith after consultation with and receipt of an opinion of counsel, is required by law or is required to discharge his fiduciary duties to Holding's consolidated group and its shareholders.

         5.13. Operating Functions. Each member of Holding's consolidated group agrees to cooperate in the consolidation of appropriate operating functions with Whitney to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of such member's Board of Directors, would adversely affect its operations if the Mergers were not consummated.

         5.14. Whitney Registration Statement. (a) Whitney will prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the Whitney Common Stock which will be issued to the holders of Holding Common Stock pursuant to the Company Merger. Whitney shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Whitney Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Whitney Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Holding except to the extent that the transfer of any shares of Whitney Common Stock received by shareholders of Holding is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax or pooling of interests rules.

                  (b) Whitney will indemnify and hold harmless each member of Holding's consolidated group and each of their respective directors, officers and other persons, if any, who control Holding within the meaning of the Securities Act from and against (including, without limitation, advance, prior to final disposition of the matter, the expenses of defending) any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Whitney shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished to Whitney by or on behalf of any member of Holding's consolidated group or any officer, director or affiliate of any such member for use therein.

                  (c) Promptly after receipt by an indemnified party under subparagraph (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Whitney of the commencement thereof, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from Whitney to such indemnified party of its election so to assume the defense thereof, Whitney shall not be liable to such indemnified party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if Whitney elects not to assume such defense or if counsel for the indemnified party advises Whitney in writing that there are material substantive issues which raise conflicts of interest between Whitney or Holding and the indemnified party, such indemnified party may retain counsel satisfactory to it and Whitney shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Whitney in respect of such claim unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect to such claims.

                  (d) The provisions of Section 5.14(b) and (c) are intended for the benefit of, and shall be enforceable by, the parties entitled to indemnification thereunder and each such party's heirs, representatives or successors.

         5.15. Application to Regulatory Authorities. Whitney shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Mergers, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02.

         5.16. Revenue Ruling. Whitney may elect to prepare (and in that event Holding shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Merger Agreements.

         5.17. Bond for Lost Certificates. Upon receipt of notice from any of its shareholders that a certificate representing Holding Common Stock has been lost or destroyed and prior to issuing a new certificate, Holding shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder's agreement to indemnify Holding against any claim made by the owner of such certificate, unless Whitney agrees to the waiver of such bond requirement.

         5.18. Withholding. Whitney shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Holding Common Stock after the Effective Time such amounts as Whitney may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement and the Merger Agreements to have been paid to the person with respect to whom such deduction and withholding was made.

         5.19. NASDAQ/NMS. Whitney shall cause the shares of Whitney Common Stock to be issued in the Merger to be duly authorized, validly issued, fully paid and nonassessable, free of any preemptive or similar right and to be approved for quotation in the NASDAQ Stock Market prior to or at the Effective Time.

         5.20.  Continuing Indemnity; Insurance. Whitney covenants and agrees that:
                  (a) all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Holding's Articles of Incorporation and By-Laws and in the Articles of Association and By-Laws of Bank (as the case may be) as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an "Indemnified Party") shall survive the Mergers and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Whitney is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Whitney and the Indemnified Party.

                  (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from Whitney to such Indemnified Party of its election so to assume the defense thereof, Whitney shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if Whitney elects not to assume such defense or if counsel for the Indemnified Party advises Whitney in writing that there are material substantive issues which raise conflicts of interest between Whitney or Holding and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Whitney shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

                  (c) Whitney shall use best efforts to cause the persons serving as officers or directors of Holding or Bank, or both, immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Holding and Bank with respect to acts or omissions occurring prior to or at the respective effective times which were committed by such officers and directors in their capacity as such; provided that Whitney may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such directors and officers, and, provided further that Whitney shall not be obligated to make premium payments for the insurance policies provided by this Section 5.20 to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Holding for such insurance.

                  (d) If Whitney or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Whitney shall assume the obligations set forth in this Section 5.20.

                  (e) The provisions of this Section 5.20 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         5.21. Employees and Certain Other Matters. (a) All employees of Holding and Bank at the Effective Time shall become or remain employees of Bank upon consummation of the Company Merger, and upon consummation of the Bank Merger all employees of Bank at the effective time of the Bank Merger shall become employees of Whitney's Bank. Although Whitney and Whitney's Bank will use their best efforts to retain Holding's and Bank's employees either in their existing positions or other positions in the Whitney system, Whitney, Whitney's Bank and Bank reserve, subject to any such employee's rights to receive payments pursuant to (i) the agreements set forth in paragraph 4 of the section of the Schedule of Exceptions that corresponds to Section 3.07 and (ii) bonuses payable to employees pursuant to Section 5.07(c), the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee. At the Effective Time, all persons then employed by Holding and Bank shall be eligible for such employee benefits as are generally available to employees of Whitney's Bank having like tenure, officer status and compensation levels except
(i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of Whitney's Bank's Compensation Committee and (ii) all Holding and Bank employees who are employed at the Effective Time shall be given full credit for all prior service as employees of Holding or Bank provided, however, that all such employees shall be treated as newly hired Whitney's Bank employees (i.e., prior service credit with Holding and Bank shall not be considered in determining future benefits under Whitney's or Whitney's Bank's defined benefit pension plan) for all purposes of Whitney's or Whitney's Bank's defined benefit pension plan.

                  (b) Holding and Bank agree that they will not, without the prior written consent of Whitney or except as provided in the last sentence of this section 5.21(b), take any action to terminate those certain agreements between Holding and Bank, on the one hand, and certain employees of Bank, on the other hand, which agreements are more fully described in Paragraph 4(a) of
Section 3.07 of the Schedule of Exceptions (the "Change in Control Agreements"), and, upon receipt of the notice specified in the following sentence, will assign them to Whitney at the Closing with such assignments to be effective only at the Effective Time. Whitney agrees to notify Holding and Bank in writing, at least 30 days prior to Closing, of the Change in Control Agreements that Whitney agrees to assume in accordance with Section 5 of the Change in Control Agreements. Holding and Bank may terminate, in accordance with their respective terms, any such Change in Control Agreement that Whitney does not so agree to assume.

         5.22. Undertaking to File Reports and Cooperate in Rule 144 Transactions. Whitney covenants to use its best efforts to file in a timely manner all material required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act, or the rules and regulations promulgated thereunder, so as to continue the availability of Rule 144 for resales by affiliates of Holding and Bank of the shares of Whitney Common Stock received by them in the Company Merger. In the event of any proposed sale of such Whitney Common Stock by any such former shareholder of Holding Common Stock who receives shares of Whitney Common Stock by reason of the Company Merger, Whitney covenants to use its best efforts to cooperate with such shareholder so as to enable such sale to be made in accordance with the requirements of Whitney's transfer agents and the reasonable requirements of the broker through which such sale is proposed to be executed. Without limiting the generality of the foregoing, Whitney agrees to furnish, upon request and at its expense, to the extent it is able, with respect to each such sale a written statement certifying that Whitney has filed all reports required to be filed by it under the Exchange Act for a period of at least one year preceding the sale of the proposed sale, and, in addition, has filed the most recent annual report required to be filed by it thereunder. Notwithstanding anything contained in this Section 5.22, Whitney shall not be required to maintain the registration of the Whitney Common Stock under Section 12 of the Exchange Act if it shall at any time be entitled to deregister those shares pursuant to the Exchange Act and the rules and regulations thereunder.

         5.23. Whitney Conduct of Business. From the date hereof through the Closing, without the prior written consent of the chief executive officer of Holding or his duly authorized designee, Whitney shall not take or cause to be taken any action that would disqualify the Mergers as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

         Section 6.     Conditions of Closing

         6.01. Conditions of All Parties. The obligations of each of the parties hereto to consummate the Company Merger are subject to the satisfaction of the following conditions at or prior to the Closing:

                  (a) Shareholder Approval. This Agreement and the Company Merger Agreement shall have been duly approved by the shareholders of Holding.

                  (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and Whitney shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

                  (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreements or this Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by the Merger Agreements or this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers.

                  (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by the Merger Agreements and this Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement and the Merger Agreements shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to Whitney.

                  (e) Tax Opinion. Whitney and Holding shall have received the opinion of Arthur Andersen LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to both of them, as to certain tax aspects of the Mergers, including an opinion that the receipt of Whitney Common Stock by Holding's shareholders will not be a taxable event to such shareholders.

         6.02. Additional Conditions of Whitney. The obligations of Whitney and Whitney's Bank to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

                  (a)   Representations,  Warranties   and   Covenants.    The
representations and warranties of Holding and Bank contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Holding and Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreements to be performed or complied with by it at or prior to the Closing. In addition, each of Holding and Bank shall have delivered to Whitney and Whitney's Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                  (b) No Material Adverse Change. There shall not have occurred any material adverse change from the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations or business of Holding's consolidated group taken as a whole; provided, however, that (i) the incurrence by Holding of expenses (including fees and expenses of Robinson-Humphrey; Deloitte & Touche LLP; Duval, Funderburk, Sundbery & Lovell; and Correro Fishman Haygood Phelps Weiss Walmsley & Casteix, L.L.P.), and payments to executive officers or other employees of Holding or Bank pursuant to agreements set forth on the Schedule of Exceptions and (ii) the occurrence of an event specifically permitted under
Section 5.07 or otherwise expressly consented to in writing by Whitney, are expressly deemed not to constitute such a material adverse change.

                  (c) Accountants' Letters. Whitney shall have received "comfort" letters in conformity with SAS No. 72 from Deloitte & Touche LLP, independent public accountants for Holding, dated, respectively, within three
(3) days prior to the date of the Proxy Statement and within three (3) days prior to the Closing Date, in customary form for transactions of this sort and in substance satisfactory to Whitney.

                  (d) Opinion of Counsel. Whitney shall have received from Duval, Funderburk, Sundbery & Lovell, general counsel to Holding, and Correro Fishman Haygood Phelps Weiss Walmsley & Casteix, L.L.P., special counsel to Holding, opinions, dated as of the Closing Date, customary in scope and in form and substance satisfactory to Whitney. In giving such opinions, such counsel may rely as to questions of fact upon certificates of one or more officers of the members of Holding's consolidated group and governmental officials.

                  (e) Tax Consequences of Mergers. Whitney shall have received satisfactory assurances from their independent accountants that the consummation of the Mergers will not be a taxable event to Whitney and Whitney's Bank.

                  (f) Pooling of Interest. Within twenty (20) days of the execution of this Agreement and within three (3) days prior to the Closing Date, Deloitte & Touche LLP shall issue to Whitney a "poolability letter" addressing paragraphs 46a, 46b, 47c and 47d of the APB Opinion No. 16 "Business Combinations" as to whether or not Deloitte & Touche LLP believes that Holding would meet these specific criteria for a pooling-of-interest in accordance with generally accepted accounting principles. Deloitte & Touche LLP will express no opinion as to whether Whitney will be permitted to account for the Mergers as a pooling of interests. Neither Whitney's independent accountants nor the SEC shall have taken the position that the transactions contemplated by this Agreement and the Merger Agreements do not qualify for pooling of interests accounting treatment.

                  (g) Shareholder's Commitment. A Shareholder's Commitment substantially in the form specified on Exhibit 6.02(g) hereto (as contemplated by Section 5.10) shall have been executed by each person who serves as an executive officer or director of Holding or who owns 10% or more of the Holding Common Stock outstanding (and such other persons who are "affiliates" of Holding for purposes of the federal securities laws, including, as applicable, those persons who are listed on Exhibit 5.10 to the Schedule of Exceptions), and in the case of any Five Percent Owners, such a Shareholder's Commitment shall have been executed, the certificates and other documentary evidence referred to in clause (a) of Section 5.10 shall have been provided, or the legal opinion or opinions referred to in clause (b) of Section 5.10 shall have been delivered; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Shareholder's Commitment or other certificate or documentation otherwise provided to Whitney is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation.

                  (h) Regulatory Action. No adverse regulatory action shall be pending or threatened against any member of Holding's consolidated group, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and any member of Holding's consolidated group, if such action would or could impose any material liability on Whitney or interfere in any material respect with the conduct of the businesses of Whitney's consolidated group following the Mergers.

         6.03. Additional Conditions of Holding. The obligations of Holding to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Whitney and Whitney's Bank contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Whitney and Whitney's Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreements to be performed or complied with by it at or prior to the Closing. In addition, each of Whitney and Whitney's Bank shall have delivered to Holding and Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                  (b) Opinion of Counsel. Holding shall have received from Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., counsel for Whitney and Whitney's Bank, an opinion, dated as of the Closing Date, customary in scope and in form and substance satisfactory to Holding. In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of Whitney or members of Whitney's consolidated group, and governmental officials.

                  (c) Opinion of Investment Bankers. Holding shall have received letters from Robinson-Humphrey dated the date of the mailing of the Proxy Statement to shareholders of Holding and dated the date of the meeting of the shareholders of Holding, in each case in form and substance satisfactory to Holding, confirming such financial advisor's prior opinion to the Board of Directors of Holding to the effect that the consideration to be paid in the Company Merger is fair to its shareholders from a financial point of view.

                  (d) No Material Adverse Change. There shall not have occurred any material adverse change from Whitney's Latest Balance Sheet to the Effective Date in the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

                  (e) No Registration Rights. Holding shall have delivered to Whitney termination agreements, in form and substance satisfactory to Whitney, duly executed by ATCO Development, Inc. (and/or Surrat Trust, N.V.) and the ESOP, respectively, pursuant to which each of them shall have waived and terminated any and all rights that they may have to require registration under the Securities Act of shares of Holding Common Stock (and any shares of Whitney Common Stock into which such shares are to be converted in the Company Merger) pursuant to the Subscription Agreement dated July 24, 1984 between Holding and Surrat Trust, N.V. c/o ATCO Development, Inc. and the Subscription Agreement dated May 23, 1984 between Holding and the ESOP, or otherwise.

         6.04. Waiver of Conditions. Any condition to a party's obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of subsection 6.01 hereof and the condition specified in subparagraph (c) of subsection 6.03 hereof. The failure to waive any condition hereunder shall not be deemed a breach of subsection 5.02 hereof.

         Section 7.        Termination

         7.01. Termination. This Agreement and the Merger Agreements may be terminated and the Mergers contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of Holding:

                  (a) Mutual Consent. By the mutual consent of the Boards of Directors of Whitney and Holding.

                  (b) Breach. By the Board of Directors of either Whitney or Holding in the event of a breach by any member of the consolidated group of the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 45 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

                  (c) Abandonment. By the Board of Directors of either Whitney or Holding if (i) all conditions to Closing required by Section 6 hereof have not been met by or waived by Whitney or Holding by June 30, 1997, or (ii) any such condition cannot be met by June 30, 1997 and has not been waived by each party in whose favor such condition inures, or (iii) if the Mergers have not been consummated by June 30, 1997, provided that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to this clause (iii).

                  (d) Shareholder Vote. By Whitney if this Agreement or the Company Merger fails to receive the requisite vote at any meeting of Holding shareholders called for the purpose of voting thereon, and by Holding if this Agreement or the Company Merger Agreement fails to receive the requisite vote at the meeting of Holding shareholders called by its Board of Directors for the purpose of voting thereon.

                  (e) Holding Recommendation. By Whitney if the Board of Directors of Holding (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Mergers or shall have resolved to do any of the foregoing; (B) shall have recommended to the shareholders of Holding (or in the case of (iii) approved) any of the following (being referred to herein as an "Acquisition Transaction") (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Holding's consolidated group; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Holding capital stock; or (C) shall have made any announcement of any agreement to do any of the foregoing.

                  (f) Acquisition Transaction. By Holding in the event Holding receives a written offer with respect to an Acquisition Transaction and the Board of Directors of Holding determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Holding's shareholders than the transactions contemplated by this Agreement.

         7.02. Effect of Termination; Survival. Upon termination of this Agreement pursuant to this Section 7, the Merger Agreements shall also terminate, and this Agreement and the Merger Agreements shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Merger Agreements, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) an intentional breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority or (ii) a breach of any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement: the last sentence of subsection 5.01; subsections 5.14(b) and (c); subsection 7.02; subsection 7.03 and Section 8.

         7.03. Termination Fee. If this Agreement is terminated pursuant to 7.01(f), then Holding shall pay or cause to be paid to Whitney upon demand a fee of $2,000,000 (the "Termination Fee"), payable in same day funds.

         Section 8.        Miscellaneous

         8.01. Notices. Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Merger Agreements or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Airborne Express, Federal Express, Emery Air Freight, Network Courier, Purolator or the like) for next-day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

                  If to Whitney or Whitney's Bank:

                           Whitney Holding Corporation
                           Attention:  Mr. William Marks
                           228 St. Charles Avenue
                           New Orleans, Louisiana 70130

                  With copies to:

                           Joseph S. Schwertz, Jr., Esq.
                           Whitney National Bank
                           Legal Department
                           228 St. Charles Avenue
                           New Orleans, Louisiana 70130


                  If to Holding or Bank:

                           First National Bankshares, Inc.
                           Attention:  Mr. Jerome H. Mire
                           7910 Main Street
                           Houma, Louisiana 70360


                  With copies to:

                           Sidney C. Sundbery, Esq.
                           Duval, Funderburk, Sundbery & Lovell
                           101 Wilson Avenue
                           Houma, Louisiana 70364

                           Paul M. Haygood, Esq.
                           Correro Fishman Haygood Phelps
                             Weiss Walsmley & Casteix, L.L.P.
                           Place St. Charles, 47th Floor
                           201 St. Charles Avenue
                           New Orleans, Louisiana 70170-4700

         8.02. Waiver. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

         8.03. Expenses. Except as otherwise provided herein, regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

         8.04. Headings. The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

         8.05. Annexes, Exhibits and Schedules. The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

         8.06. Integrated Agreement. This Agreement, the Merger Agreements, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

         8.07. Choice of Law. The validity of this Agreement and the Merger Agreements, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State.

         8.08. Parties in Interest. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any member of either consolidated group without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement or the Merger Agreements is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Merger Agreements, except as expressly provided for herein and therein.

         8.09. Amendment. The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Merger Agreements, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

         8.10. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         8.11. Non-Survival of Representations and Warranties; Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority; it being understood that a disclosure in any closing certificate provided in accordance with subparagraph (a) of subsection 6.02 or subparagraph
(a) of subsection 6.03 hereof concerning an inaccuracy of a representation or warranty shall not of itself be deemed to be an intentional breach of such representation or warranty. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms and, in the absence of a specified survival term, for the applicable statute of limitations.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

WHITNEY HOLDING CORPORATION

BY:  /s/ William L. Marks
     -------------------------
     William L. Marks
ITS: Chairman and CEO


WHITNEY NATIONAL BANK

BY:  /s/ William L. Marks
     -------------------------
     William L. Marks
ITS: Chairman and CEO


FIRST NATIONAL BANKSHARES, INC.

BY:  /s/ Jerome H. Mire
     -------------------------
     Jerome H. Mire
ITS: President and CEO


FIRST NATIONAL BANK OF HOUMA

BY:  /s/ Jerome H. Mire
     -------------------------
     Jerome H. Mire
ITS: President and CEO

                                                              Exhibit 1.01(a) to
                                                    Agreement and Plan of Merger


                            JOINT AGREEMENT OF MERGER

                                       OF

                         FIRST NATIONAL BANKSHARES, INC.

                                       AND

                           WHITNEY HOLDING CORPORATION


         THIS JOINT AGREEMENT OF MERGER (this "Joint Agreement") is dated as of the ______ day of ______________________, 199__, between First National
Bankshares, Inc., a Louisiana corporation ("Holding"), and Whitney Holding Corporation, a Louisiana corporation ("Whitney"); and is entered into pursuant to the provisions of Sections 111, et seq. of the Louisiana Business Corporation Law ("LBCL").

         WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of Holding and Whitney (collectively, the "Merging Corporations") deem it advisable that Holding be merged with and into Whitney (the "Company Merger"), as provided in this Joint Agreement and in the Agreement and Plan of Merger dated October ___, 1996 (the "Plan") among Whitney, Holding, Whitney National Bank (which is a wholly-owned subsidiary of Whitney), and First National Bank of Houma ("Bank") (which is a wholly-owned subsidiary of Holding), which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Company Merger; and

         WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of the Merging Corporations wish to enter into this Joint Agreement and submit it to the shareholders of Holding for approval in the manner required by law and, subject to such approval and to such other approvals as may be required, to effect the Company Merger, all in accordance with the provisions of this Joint Agreement.

         NOW THEREFORE, in consideration of the mutual benefits to be derived from this Joint Agreement and the Company Merger, the parties hereto agree as follows:

         1.  THE MERGER

         In accordance with the applicable provisions of the LBCL, Holding shall be merged with and into Whitney; the separate existence of Holding shall cease; and Whitney shall be the corporation surviving the Company Merger.

         2.  EFFECTIVENESS OF THE COMPANY MERGER

         2.1. Effective Time of the Company Merger. The Company Merger shall become effective at 12:01 p.m. on the date on which this Joint Agreement, having been executed and acknowledged in the manner required by law, is filed in the office of the Secretary of State of Louisiana (the "Effective Time").

         2.2. Effect of the Company Merger. At the Effective Time, (i) the separate existence of Holding shall cease and Holding shall be merged with and into Whitney; (ii) Whitney shall continue to possess all of the rights, privileges and franchises possessed by it and shall, at the Effective Time, become vested with and possess all rights, privileges and franchises possessed by Holding; (iii) Whitney shall be responsible for all of the liabilities and obligations of Holding in the same manner as if Whitney had itself incurred such liabilities or obligations, and the Company Merger shall not affect or impair the rights of the creditors or of any persons dealing with the Merging Corporations; and (iv) the Company Merger shall, from and after the Effective Time, have all the effects provided by applicable Louisiana law.

         2.3.  Articles of Incorporation.

                  (a) The Articles of Incorporation of Whitney, as in effect immediately prior to the Effective Time, shall not be amended by reason of the Company Merger and shall be the Articles of Incorporation of Whitney as the surviving corporation in the Company Merger until thereafter changed or amended as provided therein or by applicable law.

                  (b) The Bylaws of Whitney, as in effect immediately prior to the Effective Time, shall not be amended by reason of the Company Merger and shall be the Bylaws of Whitney as the surviving corporation in the Company Merger until thereafter changed or amended as provided therein or by applicable law.

         2.4. Directors and Officers. The directors and officers of Whitney at the Effective Time shall be the directors and officers of Whitney as the surviving corporation in the Company Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         2.5. Additional Actions. If, at any time after the Effective Time, Whitney shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in Whitney, title to or the possession of any property or right of Holding acquired or to be acquired by reason of, or as a result of, the Company Merger, or (b) otherwise to carry out the purposes of this Joint Agreement, Holding and its proper officers and directors shall be deemed to have granted to Whitney an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in Whitney and otherwise to carry out the purposes of this Joint Agreement; and the proper officers and directors of Whitney are fully authorized in the name of Holding to take any and all such action.

         3.  METHOD OF CARRYING COMPANY MERGER INTO EFFECT

         The shareholders of Whitney are not required to approve this Joint Agreement under applicable provisions of the LBCL; however, this Joint Agreement shall be submitted to the shareholders of Holding for their approval. If such approval is given, then the fact of such approval shall be certified hereon by the Secretary of Holding. This Joint Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Vice President of each of the Merging Corporations. As soon as may be practicable thereafter and after the approval of all applicable regulatory authorities and the expiration of all applicable waiting periods, this Joint Agreement, so certified, signed and acknowledged, shall be delivered to the Secretary of State of Louisiana for filing in the manner required by law and shall be effective at the Effective Time; and thereafter, as soon as practicable, a copy of the Certificate of Merger issued by the Secretary of State of Louisiana, and certified by him to be a true copy, shall be filed for record in the Office of the Recorder of Mortgages of the parishes in which the Merging Corporations have their respective registered offices and in the Office of the Recorder of Conveyances of each parish in which Holding has immovable property.

         4.  CONVERSION OF SHARES

         4.1. Conversion. Subject to the provisions of this Section 4, at the Effective Time, by virtue of the Company Merger and without any action on the part of the holders thereof, the shares of Holding common stock, par value $2.50 per share ("Holding Common Stock") shall be converted as follows:

                  (a) Exchange Ratio. Except for shares of Holding Common Stock held by Holding as treasury shares (which shall by reason of the Company Merger be cancelled), and subject to the provisions of Section 4.1(b) relating to fractional shares, each issued and outstanding share of Holding Common Stock shall be converted into and become that number of shares of Whitney common stock, no par value ("Whitney Common Stock"), that is equal to the quotient (the "Exchange Ratio") obtained by dividing the Maximum Deliverable Amount (as hereinafter defined) by the total number of issued and outstanding shares (not treasury shares) of Holding Common Stock at the Effective Time.

                     (i) Maximum Deliverable Amount. The term "Maximum Deliverable Amount" means the quotient obtained by dividing $41,000,000 by the Average Market Price (as defined below).

                    (ii) Average Market Price. The "Average Market Price" shall be the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the twenty (20) trading days preceding the fifth trading day immediately prior to the Effective Time, as reported in the Wall Street Journal (corrected for typographical errors); provided, however, that if the Average Market Price as calculated above is less than $28.50, the Average Market Price for purposes of this Section 4.1(a) shall be $28.50, and if the Average Market Price as calculated above is greater than $36.50, the Average Market Price for purposes of this Section 4.1(a) shall be $36.50.

                  (b) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Holding, upon surrender of his or her certificate that immediately prior to the Effective Time represented Holding Common Stock, other than shares of Holding Common Stock held by Holding as treasury shares (which shall by reason of the Company Merger be cancelled), shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock at the Effective Time shall be such fraction multiplied by the Average Market Price.

                  (c) Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Holding Common Stock, other than shares of Holding Common Stock held by Holding as treasury shares (which shall by reason of the Company Merger be cancelled), upon surrender thereof to the exchange agent selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to Section 4.1(e) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Whitney Common Stock into which such holder's shares of Holding Common Stock were converted. Until so surrendered, each outstanding Holding stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's Holding Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other distribution to holders of unsurrendered Holding stock certificates until surrendered; provided, however, that upon the surrender and exchange of any Holding stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares of Holding Common Stock theretofore represented by such certificates shall have been exchanged.

                  (d) Deposit. Promptly following the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares to be issued and paid, as the case may be, in exchange for outstanding shares of Holding Common Stock pursuant to this Section 4.

                  (e) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Holding at the Effective Time transmittal materials for use in exchanging certificates of Holding Common Stock for certificates of Whitney Common Stock.

         4.2. Closing Transfer Books. At the Effective Time, the stock transfer books of Holding shall be closed and no transfer of shares of Holding Common Stock shall be made thereafter. All shares of Whitney Common Stock issued, and any fractional share payments paid upon surrender for exchange of certificates representing shares of Holding Common Stock in accordance with this Joint Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Holding Common Stock theretofore represented by such certificates.

         5.  MISCELLANEOUS

         5.1. Termination. Prior to the Effective Time, this Joint Agreement may be terminated, and the Company Merger abandoned, as set forth in the Plan.

         5.2. Headings. The descriptive headings of the sections of this Joint Agreement are inserted for convenience only and do not constitute a part hereof for any other purpose.

         5.3. Modifications, Amendments and Waivers. At any time prior to the Effective Time (notwithstanding any shareholder approval that may have already been given), the parties hereto may, to the extent permitted by and as provided in the Plan, modify, amend or supplement any term or provision of this Joint Agreement.

         5.4. Governing Law. This Joint Agreement shall be governed by the laws of the State of Louisiana (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

         IN WITNESS WHEREOF, this Joint Agreement has been executed by a majority of the respective Directors of each of the Merging Corporations, as of the day and year first above written.

                            [Signature lines omitted]

                                                              Exhibit 1.01(b) to
                                                    Agreement and Plan of Merger


                               AGREEMENT OF MERGER

                                       OF

                          FIRST NATIONAL BANK OF HOUMA

                                      INTO

                              WHITNEY NATIONAL BANK


         THIS AGREEMENT OF MERGER (this "Agreement") is made and entered into as of this ______ day of ______________________, 199___, between First Louisiana
National Bank of Houma, a national banking association domiciled at Houma, Louisiana ("Bank"), and Whitney National Bank, a national banking association domiciled at New Orleans, Louisiana ("WNB" or the "Receiving Association").

         WHEREAS, at least a majority of the members of the respective Boards of Directors of Bank and WNB (collectively called the "Merging Associations") deem it advisable that Bank be merged with and into WNB (the "Bank Merger"), as provided in this Agreement and in the Agreement and Plan of Merger dated October ____, 1996 (the "Plan"), among the Merging Associations, Whitney Holding Corporation, a Louisiana corporation ("Whitney") of which WNB is a wholly-owned subsidiary, and First National Bankshares, Inc., a Louisiana corporation ("Holding"), of which Bank is wholly-owned subsidiary, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Bank Merger; and

         WHEREAS, at least a majority of the members of the respective Boards of Directors of the Merging Associations wish to enter into this Agreement and submit it to the respective shareholders of the Merging Associations for approval in the manner required by law and, subject to said approval and to approval by the Comptroller of the Currency of the United States (the "Comptroller") being duly given and to such other approvals as may be required by law, to effect the Bank Merger, all in accordance with the provisions of this Agreement.

         NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Bank Merger, the parties hereto agree as follows:

         1. The Bank Merger. At the Effective Time (as defined in Section 2 hereof), Bank and WNB shall be merged with and into WNB under the Articles of Association of WNB, as amended, existing Charter No. 14977, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. Section 215a. At the Effective Time, WNB, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in New Orleans, Louisiana, and at its legally established branches (including, without limitation, the legally established offices from which Bank conducted business immediately prior to the Effective Time). The Articles of Association of WNB shall not be altered or amended by virtue of the Bank Merger, and the incumbency of the directors and officers of WNB shall not be affected by the Bank Merger nor shall any person succeed to such positions by virtue of the Bank Merger.

         2. Effective Time. The Bank Merger shall become effective at the time specified or permitted by the Comptroller in a certificate or other written record issued by the Office of the Comptroller of the Currency (the "Effective Time").

         3. Cancellation of Capital Stock of Bank. At the Effective Time, by virtue of the Bank Merger, all shares of the capital stock of Bank, other than any such shares as to which dissenters' rights shall exist at the Effective Time, shall be cancelled.

         4. Capital Stock of the Receiving Association. The shares of the capital stock of WNB, the Receiving Association, issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding, and no additional shares of WNB shall be issued as a result of the Bank Merger. Therefore, at the Effective Time, the amount of capital stock of WNB, the Receiving Association, shall be $3,358,400.00, divided into 134,336 shares of common stock, par value $25.00 per share.

         5. Assets and Liabilities of the Merging Associations. At the Effective Time, the corporate existence of each of the Merging Associations shall be merged into and continued in WNB, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Bank Merger. All rights, franchises, and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Association by virtue of the Bank Merger without any deed or other transfer. The Receiving Association, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the Merging Associations at the time of the Bank Merger, subject to the conditions specified in 12 U.S.C. Section 215a(f). The Receiving Association shall, from and after the Effective Time, be liable for all liabilities of the Merging Associations.

         6. Shareholder Approval; Conditions; Filing. This Agreement shall be submitted to the shareholders of the Merging Associations for ratification and confirmation in accordance with applicable provisions of law. The obligations of the Merging Associations to effect the Bank Merger shall be subject to all the terms and conditions of the Plan. If the shareholders of the Merging Associations ratify and confirm this Agreement, then the fact of such approval shall be certified hereon by the Secretary of each of the Merging Associations and this Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Chairman of the Board of each of them. As soon as may be practicable thereafter, this Agreement, so certified, signed and acknowledged, shall be delivered to the Comptroller for filing in the manner required by law.

         7. Miscellaneous. This Agreement may, at any time prior to the Effective Time, be amended or terminated as provided in the Plan. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. This Agreement shall be governed and interpreted in accordance with federal law and the applicable laws of the State of Louisiana. This Agreement may be assigned only to the extent that the party seeking to assign it is permitted to assign its interests in the Plan, and subject to the same effect as any such assignment. The headings in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Plan.

         IN WITNESS WHEREOF, this Agreement has been executed by a majority of the directors of each of the Merging Associations, as of the day and year first above written.

                            [Signature lines omitted]

                                                              Exhibit 6.02(g) to
                                                    Agreement and Plan of Merger


                                     [date]



Mr. William L. Marks
Chairman and CEO
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, Louisiana 70130

Dear Mr. Marks:

         In consideration of the benefits I will receive as a shareholder of First National Bankshares, Inc. ("Holding") from the Agreement and Plan of Merger dated October ____, 1996 (the "Agreement") between Holding, First National Bank of Houma ("Bank"), Whitney National Bank, and Whitney Holding Corporation ("Whitney"), I agree as follows:

         [If a director or executive officer of Holding: I agree to vote all shares of Holding common stock ("Holding stock") over which I have or share voting power in favor of approving the Agreement and the mergers to be effected thereby, unless Whitney is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require me to vote any shares of Holding stock over which I have or share voting power solely in a fiduciary capacity on behalf of any person other than Holding or Bank, if I determine, in good faith after consultation with and receipt of an opinion of counsel, that such a vote would cause a breach of my fiduciary duties to such other person.]

         I [further] agree that, prior to the Effective Date, as that term is set forth in the Agreement, I will not, without the prior consent of Whitney, transfer any of the shares of Holding stock over which I have or share the power to sell, transfer, pledge, or otherwise alienate or encumber (the "Power of Disposition"), except by operation of law, by will, or under the laws of descent and distribution or, in the case of any transfer more than 30 days before the Effective Date, where the transferee agrees in writing to be bound by the terms of this letter.

         I also acknowledge that Whitney intends to account for the acquisition of Holding and Bank as a pooling of interests. I understand that my transfer of any shares of Holding stock within 30 days of the Effective Date or of any Whitney common stock ("Whitney stock") that I receive in exchange for Holding stock prior to Whitney's publication of financial results covering at least 30 days of its operations following the Effective Date may impair this accounting treatment. Therefore, I agree that, without the prior consent of Whitney, I will not, except by operation of law, by will, or under the laws of descent and distribution, sell or otherwise transfer (a) within 30 days of the Effective Date, any shares of Holding stock over which I have Power of Disposition or (b) the Whitney stock which I receive in exchange for such Holding stock until Whitney has published financial results covering at least 30 days of its combined operations with Holding following the Effective Date.

         I authorize Boatmen's Trust Company (Trust Department), St. Louis, Missouri, to hold the certificates representing the shares of Whitney stock into which my shares of Holding stock will be converted (but not any dividends paid with respect thereto) until the date that I am free to trade those shares in accordance with the foregoing paragraph.

         I certify that the following are all of the shares of Holding stock of which I hold the Power of Disposition.

         [List number of shares and how held - e.g., "street name," I/N/O
------ etc.]                                   ----
       ---
                                      A-36

         I am aware that Whitney intends to treat the merger of Holding into Whitney (the "Merger") in a manner consistent with Section 368 of the Internal Revenue Code. I acknowledge that applicable tax regulations require "continuity of interest" in order for the Merger to qualify under Section 368. I have no present plan or intention to dispose of any Whitney stock that I will receive in the Merger.

         I also understand the resale or other disposition of Whitney stock that I receive may be governed by Rule 145 of the SEC under the Securities Act of 1933, as amended (the "Securities Act"), which Rule has been explained to me. I agree not to sell any of the Whitney stock to be received by me in violation of the Securities Act or the rules and regulations thereunder.

         This letter shall constitute an irrevocable agreement of the undersigned and may be revoked only upon the mutual agreement of the parties. The agreements contained in this letter will terminate upon any termination of the Agreement under Section 7 of the Agreement or upon any material amendment of the Agreement.

                                   Sincerely,

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         This First Amendment to Agreement and Plan of Merger (the "Amendment") is made as of December 10, 1996 between Whitney Holding Corporation, a Louisiana corporation ("Whitney"), and Whitney National Bank, a national banking association ("Whitney Bank"), on the one hand, and First National Bankshares, Inc., a Louisiana corporation ("Holding"), and First National Bank of Houma, a national banking association ("Bank"), on the other hand. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to them in the Plan of Merger (as defined below).

                                    RECITALS

         WHEREAS, Whitney, Whitney Bank, Holding and Bank are parties to that certain Agreement and Plan of Merger dated October 11, 1996 (the "Plan of Merger"); and

         WHEREAS, Whitney, Whitney Bank, Holding and Bank desire to amend the Plan of Merger pursuant to Section 8.09 thereof to correct certain erroneous references as set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Whitney, Whitney Bank, Holding and Bank, intending to be legally bound, hereby agree as follows:

         1. Section 5.20(c) of the Plan of Merger is hereby amended by deleting the phrase "with respect to acts or omissions occurring prior to or at the respective effective times" appearing in the first clause of such subsection and inserting in lieu thereof the phrase "with respect to acts or omissions occurring prior to or at the Effective Time."

         2. Sections 6.02 and 6.03 of the Plan of Merger are hereby amended by deleting from Section 6.03 the paragraph currently identified as Section 6.03(e), which paragraph is entitled "No Registration Rights," and by inserting that paragraph, without change, as a new subsection (i) of Section 6.02 of the Plan of Merger.

         3. Except to the extent specifically amended herein, the Plan of Merger shall remain in full force and effect in accordance with its terms, provisions, covenants and agreements.

         4. This Amendment may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


   WHITNEY HOLDING CORPORATION             FIRST NATIONAL BANKSHARES, INC.

By: /s/ William L. Marks                By:  /s/ Jerome H. Mire
    ----------------------------             ----------------------------
        William L. Marks,                        Jerome H. Mire,
        Chairman and CEO                         President and CEO


WHITNEY NATIONAL BANK                   FIRST NATIONAL BANK OF HOUMA

By: /s/ William L. Marks                By:  /s/ Jerome H. Mire
    ----------------------------             ----------------------------
        William L. Marks,                        Jerome H. Mire
        Chairman and CEO                         President and CEO

                                   APPENDIX B
             Fairness Opinion of The Robinson-Humphrey Company, Inc.

                [The Robinson-Humphrey Company, Inc. Letterhead]



                                     January 16, 1997



Board of Directors
First National Bankshares, Inc.
600 East Main Street
Houma, Louisiana 70360-3406

Gentlemen:

     In connection with the proposed acquisition of First National Bankshares, Inc. ("FNH") by Whitney Holding Corporation ("WTNY") (the "Merger"), you have asked us to render an opinion as to whether the financial terms of the Merger, as provided in the Agreement and Plan of Merger dated as of October 11,
   1996, as amended, among such parties (the "Merger Agreement"), are fair, from a financial point of view, to the stockholders of FNH. Under the terms of the Merger, holders of all outstanding shares of FNH stock will receive consideration equal to $20.321 of WTNY Common Stock shares for each FNH share held, provided that the Average Market Price, which shall be the average of the closing per share trading prices of WTNY Common Stock on the twenty trading days preceding the fifth trading day immediately prior to the Effective Time, on the Nasdaq Stock Market of the Common Stock of WTNY is within the range specified in the Merger Agreement ($28.50 per share - $36.50 per share). If the average closing price of WTNY is below $28.50 then the exchange ratio will be 0.713; however, if the average closing price of WTNY is above $36.50 then the exchange ratio will be 0.557.

     Our firm, as part of its investment banking business, is frequently involved in the valuation of securities as related to public underwritings, private placements, mergers, acquisitions, recapitalizations and other purposes.

     In connection with our study for rendering this opinion, we have reviewed the Merger Agreement, FNH's financial results for fiscal years 1991 through 1995 as well as the first three quarters of 1996 and certain documents and information we deem relevant to our analysis. We have also held discussions with senior management of FNH for the purpose of reviewing the historical and current operations of, and outlook for FNH, industry trends, the terms of the proposed Merger, and related matters.

     We have also studied published financial data concerning certain other publicly traded banks which we deem comparable to FNH as well as certain financial data relating to acquisitions of other banks that we deem relevant or comparable. In addition, we have reviewed

Board of Directors
First National Bankshares, Inc.
Page 2


other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

     We have reviewed similar information and data relating to WTNY including its historical financial statements, for fiscal years 1991 through 1995 as well as the first three quarters of 1996.

     In rendering this opinion, we have relied upon the accuracy of the Merger Agreement, the financial information listed above, and other information furnished to us by WTNY and FNH. We have not separately verified this information nor have we made an independent evaluation of any of the assets or liabilities of WTNY or FNH.

     Based upon the foregoing and upon current market and economic conditions, we are of the opinion that, from a financial point of view, the consideration as provided in the Agreement and Plan of Merger is fair to the stockholders of FNH.

                                Very truly yours,

                                 /s/ The Robinson-Humphrey Company, Inc.

                                THE ROBINSON-HUMPHREY COMPANY, INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers

         Section 83 of the Louisiana Business Corporation Law ("LBCL") provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

         Whitney's Articles of Incorporation and By-laws provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Whitney to the full extent permitted by Louisiana law.

         Whitney maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Whitney pursuant to the foregoing provision or otherwise, Whitney has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.  Exhibits and Financial Statement Schedules

     (a)  Exhibits

          The following Exhibits are filed as part of this Registration
Statement:

          Exhibit No.      Description

              2 The Plan of Merger (included in the Registration Statement as Appendix A and incorporated herein by reference).

              5 Opinion of Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P.

              8 Form of opinion of Arthur Andersen LLP as to certain tax matters.


             23.1          Consent of Arthur Andersen LLP dated January 14,
                           1997*.

             23.2          Consent of Deloitte & Touche LLP dated January 14,
                           1997*.

             23.3 Consent of The Robinson-Humphrey Company, Inc. dated January 13, 1997*.


             23.4 Consent of Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., included in Exhibit 5.

              24 Powers of Attorney of directors of Whitney Holding Corporation (contained on page S-1 of the Registration Statement).


             99.1          Form of Proxy of First National Bankshares, Inc.*

             99.2          Form of ESOP Voting Instruction Card.*

             -----------------------------
             *Filed with this Amendment. All other listed exhibits have been filed previously.


     (b)     Financial Statement Schedules

                   None

Item 22. Undertakings

         The undersigned Registrant hereby undertakes as follows:

         (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         (3) That for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 14th day of January, 1997.


                                      WHITNEY HOLDING CORPORATION


                                      By: /s/ William L. Marks
                                         -------------------------------
                                              William L. Marks
                                            Chairman of the Board


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

  /s/ William L. Marks
------------------------      Chairman of the Board             January 14, 1997
      William L. Marks       and Chief Executive Officer


 /s/ R. King Milling
------------------------      Director and President            January 14, 1997
     R. King Milling


------------------------   Executive Vice President and         January 14, 1997
    Edward B. Grimball        Chief Financial Officer
                           (Principal Financial Officer
                         and Principal Accounting Officer)

               *
----------------------------         Director                   January 14, 1997
 Harry J. Blumenthal, Jr.

               *
----------------------------         Director                   January 14, 1997
   Joel B. Bullard, Jr.

               *
----------------------------         Director                   January 14, 1997
       James M. Cain


----------------------------         Director                  January ___, 1997
   Angus R. Cooper, II

               *
----------------------------         Director                   January 14, 1997
   Robert H. Crosby, Jr.

               *
----------------------------         Director                   January 14, 1997
     Richard B. Crowell

               *
----------------------------         Director                  January 14, 1997
    Camille A. Cutrone


----------------------------         Director                 January ___, 1997
      William A. Hines

               *
----------------------------         Director                  January 14, 1997
      Robert E. Howson

               *
----------------------------         Director                  January 14, 1997
       John J. Kelly

               *
----------------------------         Director                  January 14, 1997
     E. James Kock, Jr.

               *
----------------------------         Director                  January 14, 1997
     Alfred S. Lippman

               *
----------------------------         Director                  January 14, 1997
      John G. Phillips

               *
-----------------------------        Director                  January 14, 1997
     John K. Roberts, Jr.

               *
-----------------------------        Director                  January 14, 1997
       W. P. Snyder III

               *
-----------------------------        Director                  January 14, 1997
       Carroll W. Suggs


               *
-----------------------------        Director                  January 14, 1997
       Warren K. Watters


*By:      /s/ R. King Milling
     -----------------------------
              R. King Milling
         Agent and Attorney-in-Fact

                                 EXHIBIT INDEX
                                                                    Sequentially
Exhibit                                                              Numbered
Number    Description                                        Page

2 The Plan of Merger (included in the Registration Statement as Appendix A and incorporated herein by reference).

5         Opinion of Milling, Benson, Woodward, Hillyer, Pierson &
          Miller, L.L.P.

8 Form of opinion of Arthur Andersen LLP as to certain tax matters.


23.1      Consent of Arthur Andersen LLP dated January 14, 1997*.

23.2      Consent of Deloitte & Touche LLP dated January 14, 1997*.

23.3      Consent of The Robinson-Humphrey Company, Inc. dated
          January 13, 1997*.


23.4 Consent of Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., included in Exhibit 5.

24        Powers of Attorney of directors of Whitney Holding
          Corporation (contained on page S-1 of the Registration
          Statement).


99.1      Form of Proxy of First National Bankshares, Inc.*

99.2      Form of ESOP Voting Instruction Card.*

----------------------
*Filed with this Amendment.All other listed exhibits have been filed previously.